Exhibit 99.1
GLOSSARY OF TERMS
The following abbreviations or acronyms used in this Form 8-K are defined below:

Abbreviation or Acronym	Definition

2016 Equity Units
Dominion Energy’s 2016 Series A Equity Units issued in August 2016, initially in the form of 2016 Series A Corporate Units, consisting of a stock purchase contract and a 1/40 interest in RSNs issued by Dominion Energy

2019 Equity Units
Dominion Energy’s 2019 Series A Equity Units issued in June 2019, initially in the form of 2019 Series A Corporate Units, consisting of a stock purchase contract and a 1/10 interest in a share of the Series A Preferred Stock

2017 Tax Reform Act
An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (previously known as The Tax Cuts and Jobs Act) enacted on December 22, 2017

ACE Rule	Affordable Clean Energy Rule

AFUDC	Allowance for funds used during construction

AMI	Advanced Metering Infrastructure

AOCI	Accumulated other comprehensive income (loss)

ARO	Asset retirement obligation

Atlantic Coast Pipeline	Atlantic Coast Pipeline, LLC, a limited liability company owned by Dominion Energy, Duke and Southern Company Gas

Atlantic Coast Pipeline Project
The approximately
600-mile
natural gas pipeline running from West Virginia through Virginia to North Carolina which will be owned by Dominion Energy, Duke and Southern Company Gas and constructed and operated by DETI

BACT	Best available control technology

Bankruptcy Court	U.S. Bankruptcy Court for the Southern District of New York

bcf	Billion cubic feet

Blue Racer	Blue Racer Midstream, LLC, a joint venture between Caiman Energy II, LLC and FR BR Holdings, LLC effective December 2018

Brookfield	Brookfield Super-Core Infrastructure Partners, an infrastructure fund managed by Brookfield Asset Management Inc.

Brunswick County	A 1,376 MW combined-cycle, natural gas-fired power station in Brunswick County, Virginia

CAA	Clean Air Act

CAISO	California Independent System Operator

CCR	Coal combustion residual

CEP	Capital Expenditure Program, as established by House Bill 95, Ohio legislation enacted in 2011, deployed by East Ohio to recover certain costs associated with capital investment

CERCLA	Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as Superfund

CO 2	Carbon dioxide

Companies	Dominion Energy, Virginia Power and Dominion Energy Gas, collectively

Cove Point	Dominion Energy Cove Point LNG, LP

Cove Point LNG Facility	An LNG terminalling and storage facility located on the Chesapeake Bay in Lusby, Maryland owned by Cove Point

CPCN	Certificate of Public Convenience and Necessity

CWA	Clean Water Act

Abbreviation or Acronym	Definition

DCPI
The legal entity Dominion Cove Point, LLC (formerly known as Dominion Cove Point, Inc.), one or more of its consolidated subsidiaries, or the entirety of Dominion Cove Point, LLC and its consolidated subsidiaries

DECG	Dominion Energy Carolina Gas Transmission, LLC

DECGS	Dominion Energy Carolina Gas Services, Inc.

DEQPS	Dominion Energy Questar Pipeline Services, Inc.

DES	Dominion Energy Services, Inc.

DESC
The legal entity, Dominion Energy South Carolina, Inc. (formerly known as South Carolina Electric & Gas Company), one or more of its consolidated subsidiaries or operating segments, or the entirety of Dominion Energy South Carolina, Inc. and its consolidated subsidiaries

DETI	Dominion Energy Transmission, Inc.

DGI	Dominion Generation, Inc.

DGP	Dominion Gathering and Processing, Inc.

DMLPHCII	Dominion MLP Holding Company II, LLC (formerly known as Dominion MLP Holding Company II, Inc.)

DOE	U.S. Department of Energy

Dominion Energy
The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Virginia Power and Dominion Energy Gas) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

Dominion Energy Gas
The legal entity, Dominion Energy Gas Holdings, LLC, one or more of its consolidated subsidiaries or operating segment, or the entirety of Dominion Energy Gas Holdings, LLC and its consolidated subsidiaries

Dominion Energy Gas Restructuring	The acquisition of DCPI and DMLPHCII from, and the disposition of East Ohio and DGP to, Dominion Energy by Dominion Energy Gas on November 6, 2019

Dominion Energy Midstream
The legal entity, Dominion Energy Midstream Partners, LP, one or more of its consolidated subsidiaries, Cove Point GP Holding Company, LLC, Iroquois GP Holding Company, LLC, DECG and Dominion Energy Questar Pipeline, or the entirety of Dominion Energy Midstream Partners, LP and its consolidated subsidiaries

Dominion Energy Questar Pipeline	The legal entity, Dominion Energy Questar Pipeline, LLC, one or more of its consolidated subsidiaries, or the entirety of Dominion Energy Questar Pipeline, LLC and its consolidated subsidiaries

DSM	Demand-side management

Dth	Dekatherm

Duke	The legal entity, Duke Energy Corporation, one or more of its consolidated subsidiaries or operating segments, or the entirety of Duke Energy Corporation and its consolidated subsidiaries

East Ohio	The East Ohio Gas Company, doing business as Dominion Energy Ohio

Eastern Market Access Project	Project to provide 150,000 Dths/day of transportation service to help meet demand for natural gas for Washington Gas Light Company, a local gas utility serving customers in D.C., Virginia and Maryland

EPA	U.S. Environmental Protection Agency

EPS	Earnings per share

Export Customers	ST Cove Point, LLC, a joint venture of Sumitomo Corporation and Tokyo Gas Co., LTD., and GAIL Global (USA) LNG, LLC

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

FILOT	Fee in lieu of taxes

Four Brothers	Four Brothers Solar, LLC, a limited liability company owned by Dominion Energy and Four Brothers Holdings, LLC, a subsidiary of GIP effective August 2018

FTRs	Financial transmission rights

Abbreviation or Acronym	Definition

GAAP	U.S. generally accepted accounting principles

Gal	Gallon

Gas Infrastructure	Gas Infrastructure Group operating segment

GENCO	South Carolina Generating Company, Inc.

GHG	Greenhouse gas

GIP
The legal entity, Global Infrastructure Partners, one or more of its consolidated subsidiaries (including, effective August 2018, Four Brothers Holdings, LLC, Granite Mountain Renewables, LLC, and Iron Springs Renewables, LLC) or operating segments, or the entirety of Global Infrastructure Partners and its consolidated subsidiaries

Granite Mountain	Granite Mountain Holdings, LLC, a limited liability company owned by Dominion Energy and Granite Mountain Renewables, LLC, a subsidiary of GIP effective August 2018

GreenHat	GreenHat Energy, LLC

GTSA	Virginia Grid Transformation and Security Act of 2018

Hope	Hope Gas, Inc., doing business as Dominion Energy West Virginia

Iron Springs	Iron Springs Holdings, LLC, a limited liability company owned by Dominion Energy and Iron Springs Renewables, LLC, a subsidiary of GIP effective August 2018

Iroquois	Iroquois Gas Transmission System, L.P.

ISO-NE	ISO New England, Inc.

June 2006 hybrids	Dominion Energy’s 2006 Series A Enhanced Junior Subordinated Notes due 2066

Kewaunee	Kewaunee nuclear power station

kV	Kilovolt

Liquefaction Facility	A natural gas export/liquefaction facility at Cove Point

LNG	Liquefied natural gas

MATS	Utility Mercury and Air Toxics Standard Rule

MGD	Million gallons a day

MW	Megawatt

MWh	Megawatt hour

NAV	Net asset value

NGL	Natural gas liquid

NND Project
V.C. Summer Units 2 and 3 new nuclear development project under which SCANA and Santee Cooper undertook to construct two Westinghouse AP1000 Advanced Passive Safety nuclear units in Jenkinsville, South Carolina

North Carolina Commission	North Carolina Utilities Commission

NRC	U.S. Nuclear Regulatory Commission

NSPS	New Source Performance Standards

NYSE	New York Stock Exchange

ODEC	Old Dominion Electric Cooperative

Ohio Commission	Public Utilities Commission of Ohio

PIPP	Percentage of Income Payment Plan deployed by East Ohio

PIR	Pipeline Infrastructure Replacement program deployed by East Ohio

PJM	PJM Interconnection, L.L.C.

Abbreviation or Acronym	Definition

Power Delivery	Power Delivery Group operating segment

Power Generation	Power Generation Group operating segment

Predecessor	Dominion Energy as the predecessor for accounting purposes for the period of Dominion Energy’s ownership of DCPI and DMLPHCII until the completion of the Dominion Energy Gas Restructuring

PREP	Pipeline Replacement and Expansion Program, a program of replacing, upgrading and expanding natural gas utility infrastructure deployed by Hope

PSD	Prevention of significant deterioration

PSNC	Public Service Company of North Carolina, Incorporated, doing business as Dominion Energy North Carolina

Questar Gas	Questar Gas Company, doing business as Dominion Energy Utah, Dominion Energy Wyoming and Dominion Energy Idaho

RICO	Racketeer Influenced and Corrupt Organizations Act

Rider BW	A rate adjustment clause associated with the recovery of costs related to Brunswick County

Rider E
A rate adjustment clause associated with the recovery of costs related to certain capital projects at Virginia Power’s electric generating stations to comply with federal and state environmental laws and regulations

Rider U	A rate adjustment clause associated with the recovery of costs of new underground distribution facilities

Rider US-2	A rate adjustment clause associated with the recovery of costs related to Woodland, Scott Solar and Whitehouse

ROE	Return on equity

RSN	Remarketable subordinated note

Santee Cooper	South Carolina Public Service Authority

SBL Holdco	SBL Holdco, LLC, a wholly-owned subsidiary of DGI

SCANA	The legal entity, SCANA Corporation, one or more of its consolidated subsidiaries or the entirety of SCANA Corporation and its consolidated subsidiaries

SCANA Combination	Dominion Energy’s acquisition of SCANA completed on January 1, 2019 pursuant to the terms of the agreement and plan of merger entered on January 2, 2018 between Dominion Energy and SCANA

SCANA Merger Approval Order	Final order issued by the South Carolina Commission on December 21, 2018 setting forth its approval of the SCANA Combination

SCDHEC	South Carolina Department of Health and Environmental Control

SCDOR	South Carolina Department of Revenue

Scott Solar	A 17 MW utility-scale solar power station in Powhatan County, Virginia

SEC	U.S. Securities and Exchange Commission

September 2006 hybrids	Dominion Energy’s 2006 Series B Enhanced Junior Subordinated Notes due 2066

Series A Preferred Stock	Dominion Energy’s 1.75% Series A Cumulative Perpetual Convertible Preferred Stock, without par value, with a liquidation preference of $1,000 per share

South Carolina Commission	Public Service Commission of South Carolina

Southeast Energy	Southeast Energy Group operating segment

Terra Nova Renewable Partners	A partnership comprised primarily of institutional investors advised by J.P. Morgan Asset Management-Global Real Assets

Three Cedars	Granite Mountain and Iron Springs, collectively

UEX	Uncollectible Expense Rider deployed by East Ohio

Utah Commission	Utah Public Service Commission

VDEQ	Virginia Department of Environmental Quality

Abbreviation or Acronym	Definition

VEBA	Voluntary Employees’ Beneficiary Association

VIE	Variable interest entity

Virginia Commission	Virginia State Corporation Commission

Virginia Power
The legal entity, Virginia Electric and Power Company, one or more of its consolidated subsidiaries or operating segments, or the entirety of Virginia Electric and Power Company and its consolidated subsidiaries

VOC	Volatile organic compounds

WECTEC	WECTEC Global Project Services, Inc. (formerly known as Stone & Webster, Inc.), a wholly-owned subsidiary of Westinghouse

West Virginia Commission	Public Service Commission of West Virginia

Westinghouse	Westinghouse Electric Company LLC

Whitehouse	A 20 MW utility-scale solar power station in Louisa County, Virginia

White River Hub	White River Hub, LLC

Woodland	A 19 MW utility-scale solar power station in Isle of Wight County, Virginia

Wrangler	Wrangler Retail Gas Holdings, LLC, a partnership between Dominion Energy and Interstate Gas Supply, Inc.

Wyoming Commission	Wyoming Public Service Commission

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
DOMINION ENERGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions, except per share amounts)
Operating Revenue (1)	$4,269	$3,451	$12,097	$10,005

Operating Expenses
Electric fuel and other energy-related purchases	774	761	2,283	2,128
Purchased electric capacity	11	50	74	87
Purchased gas	153	5	1,110	409
Other operations and maintenance	1,010	770	3,295	2,438
Depreciation, depletion and amortization	679	526	1,991	1,487
Other taxes	243	177	819	542
Impairment of assets and other charges	85	12	1,232	147

Total operating expenses	2,955	2,301	10,804	7,238

Income from operations	1,314	1,150	1,293	2,767

Other income	173	373	653	658
Interest and related charges	451	378	1,372	1,053

Income from operations including noncontrolling interests before income tax expense	1,036	1,145	574	2,372
Income tax expense	51	262	208	485

Net Income Including Noncontrolling Interests	985	883	366	1,887
Noncontrolling Interests	10	29	17	81

Net Income Attributable to Dominion Energy	$975	$854	$349	$1,806

Earnings Per Common Share
Net income attributable to Dominion Energy - Basic	$1.19	$1.31	$0.42	$2.77
Net income attributable to Dominion Energy - Diluted	1.17	1.30	0.39	2.77

(1)	See Note 10 for amounts attributable to related parties.

The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

DOMINION ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Net income including noncontrolling interests	$985	$883	$366	$1,887
Other comprehensive income (loss), net of taxes:
Net deferred gains (losses) on derivatives-hedging activities (1)	(107)	(27)	(209)	51
Changes in unrealized net gains (losses) on investment securities (2)	8	(6)	37	(24)
Changes in net unrecognized pension and other postretirement benefit costs (3)	(4)	—	109	—
Amounts reclassified to net income:
Net derivative (gains) losses-hedging activities (4)	(6)	30	(58)	71
Net realized (gains) losses on investment securities (5)	(4)	3	(5)	4
Net pension and other postretirement benefit costs (6)	20	18	50	60
Changes in other comprehensive income from equity method investees (7)	(1)	—	(1)	1

Total other comprehensive income (loss)	(94)	18	(77)	163

Comprehensive income including noncontrolling interests	891	901	289	2,050
Comprehensive income attributable to noncontrolling interests	10	29	17	82

Comprehensive income attributable to Dominion Energy	$881	$872	$272	$1,968

(1)
Net of $37 million and $9 million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $69 million and $(17) million tax for the nine months ended September 30, 2019 and 2018, respectively.

(2)
Net of $(2) million and $1 million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $(13) million and $7 million tax for the nine months ended September 30, 2019 and 2018, respectively.

(3)
Net of $4 million and $— million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $(45) million and $— million tax for the nine months ended September 30, 2019 and 2018, respectively.

(4)
Net of $1 million and $(10) million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $19 million and $(24) million tax for the nine months ended September 30, 2019 and 2018, respectively.

(5)
Net of $1 million and $— million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $1 million and $(1) million tax for the nine months ended September 30, 2019 and 2018, respectively.

(6)
Net of $(6) million and $(7) million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $(17) million and $(15) million tax for the nine months ended September 30, 2019 and 2018, respectively.

(7)
Net of $— million tax for both the three months ended September 30, 2019 and 2018, and net of $— million and $(1) million tax for the nine months ended September 30, 2019 and 2018, respectively.

The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

DOMINION ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2019	December 31, 2018 (1)
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$378	$268
Customer receivables (less allowance for doubtful accounts of $ 19 and $ 14 )	1,972	1,749
Other receivables (less allowance for doubtful accounts of $ 3 and $ 4 ) (2)	363	331
Inventories	1,800	1,418
Regulatory assets	966	496
Derivative assets	55	223
Prepayments	338	265
Assets held for sale	228	—
Other	169	411

Total current assets	6,269	5,161

Investments
Nuclear decommissioning trust funds	5,860	4,938
Investment in equity method affiliates	1,528	1,278
Other	369	344

Total investments	7,757	6,560

Property, Plant and Equipment
Property, plant and equipment	96,122	76,578
Accumulated depreciation, depletion and amortization	(28,144)	(22,018)

Total property, plant and equipment, net	67,978	54,560

Deferred Charges and Other Assets
Goodwill	8,986	6,410
Intangible assets, net	773	670
Regulatory assets	7,669	2,676
Operating lease assets	455	—
Pension and other postretirement benefit assets	1,610	1,279
Other	862	598

Total deferred charges and other assets	20,355	11,633

Total assets	$102,359	$77,914

(1)	Dominion Energy’s Consolidated Balance Sheet at December 31, 2018 has been derived from the audited Consolidated Balance Sheet at that date.
(2)	See Note 10 for amounts attributable to related parties.
The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

DOMINION ENERGY, INC.
CONSOLIDATED BALANCE SHEETS—(Continued)
(Unaudited)

	September 30, 2019	December 31, 2018 (1)
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Securities due within one year	$4,824	$3,624
Credit facility borrowings	—	73
Short-term debt	2,420	334
Accounts payable	791	914
Accrued interest, payroll and taxes	1,263	836
Regulatory liabilities	547	356
Liabilities held for sale	85	—
Other (2)	2,261	1,510

Total current liabilities	12,191	7,647

Long-Term Debt
Long-term debt	29,838	26,328
Junior subordinated notes	3,797	3,430
Remarketable subordinated notes	—	1,386

Total long-term debt	33,635	31,144

Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	6,198	5,116
Regulatory liabilities	10,926	6,840
Asset retirement obligations	5,020	2,250
Operating lease liabilities	394	—
Pension and other postretirement benefit liability	2,571	2,328
Other	1,467	541

Total deferred credits and other liabilities	26,576	17,075

Total liabilities	72,402	55,866

Commitments and Contingencies (see Note 18)
Equity
Preferred stock (3)	1,596	—
Common stock – no par (4)	22,131	12,588
Retained earnings	7,336	9,219
Accumulated other comprehensive loss	(1,777)	(1,700)

Total shareholders’ equity	29,286	20,107

Noncontrolling interests	671	1,941

Total equity	29,957	22,048

Total liabilities and equity	$102,359	$77,914

(1)	Dominion Energy’s Consolidated Balance Sheet at December 31, 2018 has been derived from the audited Consolidated Balance Sheet at that date.
(2)	See Note 10 for amounts attributable to related parties.
(3)	20 million shares authorized; 2 million shares outstanding at September 30, 2019.
(4)	1.8 billion shares authorized and 823 million shares outstanding at September 30, 2019 and 1.0 billion shares authorized and 681 million shares outstanding at December 31, 2018.
The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

DOMINION ENERGY, INC.
CONSOLIDATED STATEMENTS OF EQUITY -
QUARTER-TO-DATE
(Unaudited)

	Preferred Stock		Common Stock		Dominion Energy Shareholders		Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Retained Earnings	AOCI		Noncontrolling Interests	Total Equity
(millions, except per share amounts)
June 30, 2018	—	$—	654	$10,782	$8,820	$(1,538)	$18,064	$1,972	$20,036

Net income including noncontrolling interests					854		854	29	883
Issuance of stock			1	75			75		75
Stock awards (net of change in unearned compensation)				5			5		5
Dividends ($ 0.8350 per common share) and distributions					(546)		(546)	(45)	(591)
Other comprehensive income, net of tax						18	18		18

September 30, 2018	—	$—	655	$10,862	$9,128	$(1,520)	$18,470	$1,956	$20,426

June 30, 2019	2	$1,596	803	$20,660	$7,124	$(1,683)	$27,697	$684	$28,381

Net income including noncontrolling interests					975		975	10	985
Issuance of stock			20	1,477			1,477		1,477
Stock awards (net of change in unearned compensation)				7			7		7
Preferred stock dividends ($ 4.375 per share)					(7)		(7)		(7)
Common stock dividends ($ 0.9175 per share) and distributions					(755)		(755)	(23)	(778)
Other comprehensive loss, net of tax						(94)	(94)		(94)
Other				(13)	(1)		(14)		(14)

September 30, 2019	2	$1,596	823	$22,131	$7,336	$(1,777)	$29,286	$671	$29,957

The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

DOMINION ENERGY, INC.
CONSOLIDATED STATEMENTS OF EQUITY -
YEAR-TO-DATE
(Unaudited)

	Preferred Stock		Common Stock		Dominion Energy Shareholders		Total Shareholders’ Equity	Noncontrolling Interests	Total Equity
	Shares	Amount	Shares	Amount	Retained Earnings	AOCI
(millions, except per share amounts)
December 31, 2017	—	$—	645	$9,865	$7,936	$(659)	$17,142	$2,228	$19,370

Cumulative-effect of changes in accounting principles				(127)	1,029	(1,023)	(121)	127	6
Net income including noncontrolling interests					1,806		1,806	81	1,887
Issuance of stock			10	737			737		737
Sale of Dominion Energy Midstream common units - net of offering costs							—	4	4
Remeasurement of noncontrolling interest in Dominion Energy Midstream				375			375	(375)	—
Stock awards (net of change in unearned compensation)				17			17		17
Dividends ($ 2.505 per common share) and distributions					(1,635)		(1,635)	(110)	(1,745)
Other comprehensive income, net of tax						162	162	1	163
Other				(5)	(8)		(13)		(13)

September 30, 2018	—	$—	655	$10,862	$9,128	$(1,520)	$18,470	$1,956	$20,426

December 31, 2018	—	$—	681	$12,588	$9,219	$(1,700)	$20,107	$1,941	$22,048

Net income including noncontrolling interests					349		349	17	366
Issuance of stock	2	1,596	24	1,802			3,398		3,398
Stock purchase contract component of 2019 Equity Units (1)				(264)			(264)		(264)
Acquisition of SCANA			96	6,818			6,818		6,818
Acquisition of public interest in Dominion Energy Midstream			22	1,181			1,181	(1,221)	(40)
Stock awards (net of change in unearned compensation)				19			19		19
Preferred stock dividends ($ 5.104 per share)					(8)		(8)		(8)
Common stock dividends ($ 2.753 per share) and distributions					(2,224)		(2,224)	(66)	(2,290)
Other comprehensive loss, net of tax						(77)	(77)		(77)
Other				(13)			(13)		(13)

September 30, 2019	2	$1,596	823	$22,131	$7,336	$(1,777)	$29,286	$671	$29,957

(1)	See Note 17 for further information.
The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

DOMINION ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine Months Ended September 30,	2019	2018
(millions)
Operating Activities
Net income including noncontrolling interests	$366	$1,887
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization (including nuclear fuel)	2,235	1,706
Deferred income taxes and investment tax credits	112	486
Provision for refunds and rate credits to electric utility customers	936	77
Impairment of assets and other charges	982	139
Charge related to a voluntary retirement program	384	—
Gains on sales of assets and equity method investments	(20)	(196)
Net gains on nuclear decommissioning trust funds and other investments	(418)	(208)
Charge associated with future ash pond and landfill closure costs	—	81
Revision to future ash pond and landfill closure costs	(113)	—
Other adjustments	(9)	—
Changes in:
Accounts receivable	354	129
Inventories	(106)	(37)
Deferred fuel and purchased gas costs, net	158	(226)
Prepayments	31	(81)
Accounts payable	(446)	(167)
Accrued interest, payroll and taxes	(123)	(14)
Customer deposits	(94)	7
Margin deposit assets and liabilities	54	(5)
Net realized and unrealized changes related to derivative activities	1	101
Pension and other postretirement benefits	(107)	(79)
Other operating assets and liabilities	(468)	111

Net cash provided by operating activities	3,709	3,711

Investing Activities
Plant construction and other property additions (including nuclear fuel)	(3,407)	(3,111)
Cash and restricted cash acquired in the SCANA Combination	389	—
Acquisition of solar development projects	(183)	(108)
Proceeds from sales of securities	1,311	1,301
Purchases of securities	(1,330)	(1,364)
Proceeds from sales of assets and equity method investments	211	200
Contributions to equity method affiliates	(187)	(282)
Other	36	(5)

Net cash used in investing activities	(3,160)	(3,369)

Financing Activities
Issuance (repayment) of short-term debt, net	1,913	(363)
Issuance of short-term notes	3,000	1,450
Repayment of short-term notes	—	(1,450)
Credit facility borrowings	—	73
Repayment of credit facility borrowings	(113)	—
Issuance of long-term debt	2,298	4,400
Repayment of long-term debt, including redemption premiums	(8,595)	(3,154)
Issuance of 2019 Equity Units	1,582	—
Issuance of common stock	1,802	737
Common dividend payments	(2,224)	(1,635)
Other	(163)	(198)

Net cash used in financing activities	(500)	(140)

Increase in cash, restricted cash and equivalents	49	202
Cash, restricted cash and equivalents at beginning of period	391	185

Cash, restricted cash and equivalents at end of period	$440	$387

Supplemental Cash Flow Information
Significant noncash investing and financing activities: (1)(2)(3)
Accrued capital expenditures	$378	$197
Leases (4)	102	—

(1)	See Note 2 for noncash investing and financing activities related to the adoption of a new accounting standard for leasing arrangements.
(2)	See Note 3 for noncash investing and financing activities related to the SCANA Combination.
(3)
See Note 17 for noncash financing activities related to the acquisition of the public interest in Dominion Energy Midstream, the remarketing of RSNs and the issuance of stock purchase contracts associated with the 2019 Equity Units.

(4)	Includes $98 million of financing leases and $4 million of operating leases.
The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

VIRGINIA ELECTRIC AND POWER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Operating Revenue (1)	$2,264	$2,232	$6,167	$5,809

Operating Expenses
Electric fuel and other energy-related purchases (1)	559	648	1,691	1,747
Purchased (excess) electric capacity	(1)	50	45	87
Other operations and maintenance:
Affiliated suppliers	74	72	287	229
Other	379	332	1,010	1,013
Depreciation and amortization	313	295	916	839
Other taxes	82	79	257	241
Impairment of assets and other charges	38	—	781	—

Total operating expenses	1,444	1,476	4,987	4,156

Income from operations	820	756	1,180	1,653

Other income	15	25	68	49
Interest and related charges (1)	138	130	408	388

Income before income tax expense	697	651	840	1,314
Income tax expense	95	131	118	271

Net Income	$602	$520	$722	$1,043

(1)	See Note 20 for amounts attributable to affiliates.

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

VIRGINIA ELECTRIC AND POWER COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Net income	$602	$520	$722	$1,043
Other comprehensive income (loss), net of taxes:
Net deferred gains (losses) on derivatives-hedging activities (1)	(16)	3	(34)	10
Changes in unrealized net gains (losses) on nuclear decommissioning trust funds (2)	1	—	5	(2)
Amounts reclassified to net income:
Net derivative losses-hedging activities (3)	—	—	1	—
Net realized gains on nuclear decommissioning trust funds (4)	—	—	(1)	—

Total other comprehensive income (loss)	(15)	3	(29)	8

Comprehensive income	$587	$523	$693	$1,051

(1)
Net of $5 million and $(1) million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $11 million and $(3) million tax for the nine months ended September 30, 2019 and 2018, respectively.

(2)
Net of $(1) million and $— million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $(2) million and $1 million tax for the nine months ended September 30, 2019 and 2018, respectively.

(3)	Net of $— million tax for both the three and nine months ended September 30, 2019 and 2018.
(4)
Net of $1 million and $— million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $1 million and $— million tax for the nine months ended September 30, 2019 and 2018, respectively.

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

VIRGINIA ELECTRIC AND POWER COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2019	December 31, 2018 (1)
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$29	$29
Customer receivables (less allowance for doubtful accounts of $9 at both dates)	1,177	999
Other receivables (less allowance for doubtful accounts of $2 and $ 3 )	51	76
Affiliated receivables	8	101
Inventories (average cost method)	850	837
Other (2)	530	529

Total current assets	2,645	2,571

Investments
Nuclear decommissioning trust funds	2,738	2,369
Other	3	3

Total investments	2,741	2,372

Property, Plant and Equipment
Property, plant and equipment	46,438	44,524
Accumulated depreciation and amortization	(14,036)	(14,003)

Total property, plant and equipment, net	32,402	30,521

Deferred Charges and Other Assets
Regulatory assets	1,917	737
Operating lease assets	184	—
Other (2)	876	679

Total deferred charges and other assets	2,977	1,416

Total assets	$40,765	$36,880

(1)	Virginia Power’s Consolidated Balance Sheet at December 31, 2018 has been derived from the audited Consolidated Balance Sheet at that date.

(2)	See Note 20 for amounts attributable to affiliates.

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

VIRGINIA ELECTRIC AND POWER COMPANY
CONSOLIDATED BALANCE SHEETS—(Continued)
(Unaudited)

	September 30, 2019	December 31, 2018 (1)
(millions)
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Securities due within one year	$3	$350
Short-term debt	685	314
Accounts payable	286	339
Payables to affiliates	138	209
Affiliated current borrowings	9	224
Accrued interest, payroll and taxes	321	248
Derivative liabilities (2)	165	25
Regulatory liabilities	180	299
Other	867	807

Total current liabilities	2,654	2,815

Long-Term Debt	11,792	11,321

Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	2,911	3,017
Asset retirement obligations	3,418	1,200
Regulatory liabilities	4,978	4,647
Operating lease liabilities	152	—
Other (2)	1,310	833

Total deferred credits and other liabilities	12,769	9,697

Total liabilities	27,215	23,833

Commitments and Contingencies (see Note 18)
Common Shareholder’s Equity
Common stock – no par (3)	5,738	5,738
Other paid-in capital	1,113	1,113
Retained earnings	6,740	6,208
Accumulated other comprehensive loss	(41)	(12)

Total common shareholder’s equity	13,550	13,047

Total liabilities and shareholder’s equity	$40,765	$36,880

(1)	Virginia Power’s Consolidated Balance Sheet at December 31, 2018 has been derived from the audited Consolidated Balance Sheet at that date.
(2)	See Note 20 for amounts attributable to affiliates.
(3)	500,000 shares authorized; 274,723 shares outstanding at September 30, 2019 and December 31, 2018.
The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

VIRGINIA ELECTRIC AND POWER COMPANY
CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER’S EQUITY
(Unaudited)

	QUARTER-TO-DATE

	Common Stock
	Shares	Amount	Other Paid- In Capital	Retained Earnings	AOCI	Total
(millions, except for shares)	(thousands)
June 30, 2018	275	$5,738	$1,113	$5,655	$(9)	$12,497

Net income				520		520
Dividends				(104)		(104)
Other comprehensive income, net of tax					3	3
Other				1		1

September 30, 2018	275	$5,738	$1,113	$6,072	$(6)	$12,917

June 30, 2019	275	$5,738	$1,113	$6,139	$(26)	$12,964

Net income				602		602
Other comprehensive loss, net of tax					(15)	(15)
Other				(1)		(1)

September 30, 2019	275	$5,738	$1,113	$6,740	$(41)	$13,550

	YEAR-TO-DATE

	Common Stock
	Shares	Amount	Other Paid- In Capital	Retained Earnings	AOCI	Total
(millions, except for shares)	(thousands)
December 31, 2017	275	$5,738	$1,113	$5,311	$62	$12,224

Cumulative-effect of changes in accounting principles				79	(76)	3
Net income				1,043		1,043
Dividends				(361)		(361)
Other comprehensive income, net of tax					8	8

September 30, 2018	275	$5,738	$1,113	$6,072	$(6)	$12,917

December 31, 2018	275	$5,738	$1,113	$6,208	$(12)	$13,047

Net income				722		722
Dividends				(189)		(189)
Other comprehensive loss, net of tax					(29)	(29)
Other				(1)		(1)

September 30, 2019	275	$5,738	$1,113	$6,740	$(41)	$13,550

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

VIRGINIA ELECTRIC AND POWER COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine Months Ended September 30,	2019	2018
(millions)
Operating Activities
Net income	$722	$1,043
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including nuclear fuel)	1,045	974
Deferred income taxes and investment tax credits	(141)	175
Charge associated with future ash pond and landfill closure costs	—	81
Revision to future ash pond and landfill closure costs	(113)	—
Impairment of assets and other charges	646	—
Provision for rate credits to customers	—	77
Charge related to a voluntary retirement program	138	—
Other adjustments	(60)	(48)
Changes in:
Accounts receivable	(154)	(113)
Affiliated receivables and payables	21	(8)
Inventories	(34)	40
Prepayments	(4)	(1)
Deferred fuel expenses, net	232	(273)
Accounts payable	(38)	(28)
Accrued interest, payroll and taxes	73	50
Net realized and unrealized changes related to derivative activities	18	69
Asset retirement obligations	33	(29)
Other operating assets and liabilities	(316)	197

Net cash provided by operating activities	2,068	2,206

Investing Activities
Plant construction and other property additions	(1,816)	(1,696)
Purchases of nuclear fuel	(96)	(82)
Acquisition of solar development projects	(169)	(98)
Proceeds from sales of securities	677	651
Purchases of securities	(717)	(681)
Other	(18)	(47)

Net cash used in investing activities	(2,139)	(1,953)

Financing Activities
Issuance of short-term debt, net	371	392
Repayment of affiliated current borrowings, net	(215)	(18)
Issuance of long-term debt	698	700
Repayment of long-term debt	(590)	(951)
Common dividend payments to parent	(189)	(361)
Other	(5)	(7)

Net cash provided by (used in) financing activities	70	(245)

Increase (decrease) in cash, restricted cash and equivalents	(1)	8
Cash, restricted cash and equivalents at beginning of period	38	24

Cash, restricted cash and equivalents at end of period	$37	$32

Supplemental Cash Flow Information
Significant noncash investing activities: (1)
Accrued capital expenditures	$231	$96
Financing leases	13	—

(1)	See Note 2 for noncash investing and financing activities related to the adoption of a new accounting standard for leasing arrangements.
The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

DOMINION ENERGY GAS HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Operating Revenue (1)	$502	$533	$1,598	$1,431

Operating Expenses
Purchased (excess) gas (1)	3	(10)	12	(2)
Other energy-related purchases	1	1	2	3
Other operations and maintenance:
Affiliated suppliers	32	30	125	97
Other	134	148	427	435
Depreciation and amortization	92	91	274	241
Other taxes	40	35	118	87
Impairment of assets and other charges	—	1	13	127
Gains on sales of assets	(2)	(65)	(2)	(116)

Total operating expenses	300	231	969	872

Income from continuing operations	202	302	629	559

Earnings from equity method investee s	8	10	30	41
Other income	46	18	131	51
Interest and related charges (1)	88	52	261	102

Income from continuing operations before income tax expense	168	278	529	549
Income tax expense	38	69	104	100

Net income from continuing operations	130	209	425	449
Net i ncome from discontinued operations	45	33	125	135

Net i ncome including noncontrolling interest	175	242	550	584
Noncontrolling interest	24	51	90	130

Net i ncome attributable to Dominion Energy Gas	$151	$191	$460	$454

(1)	See Note 20 for amounts attributable to related parties.
The accompanying notes are an integral part of Dominion Energy Gas’ Consolidated Financial Statements.

DOMINION ENERGY GAS HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Net i ncome including noncontrolling interest	$175	$242	$550	$584
Other comprehensive income (loss), net of taxes:
Net deferred gains (losses) on derivatives-hedging activities (1)	(36)	4	(87)	(2)
Changes in unrecognized pension and other postretirement benefit costs (2)	(1)	—	28	—
Amounts reclassified to net income:
Net derivative losses-hedging activities (3)	9	4	10	15
Net pension and other postretirement benefit costs (4)	1	2	4	4

Total other comprehensive income (loss)	(27)	10	(45)	17

Comprehensive income including noncontrolling interests	148	252	505	601
Comprehensive income attributable to noncontrolling interests	24	51	89	131

Comprehensive income attributable to Dominion Energy Gas	$124	$201	$416	$470

(1)
Net of $13 million and $(2) million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $30 million and $1 million tax for the nine months ended September 30, 2019 and 2018, respectively.

(2)	Net of $— million tax for both the three months ended September 30, 2019 and 2018, and net of $(11) million and $— million tax for the nine months ended September 30, 2019 and 2018, respectively.

(3)
Net of $(3) million and $(2) million tax for the three months ended September 30, 2019 and 2018, respectively, and net of $(3) million and $(6) million tax for the nine months ended September 30, 2019 and 2018, respectively.

(4)	Net of $— million tax for both the three months ended September 30, 2019 and 2018, and net of $(1) million tax for both the nine months ended September 30, 2019 and 2018.

The accompanying notes are an integral part of Dominion Energy Gas’ Consolidated Financial Statements.

DOMINION ENERGY GAS HOLDINGS, LLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2019	December 31, 2018 (1)
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$64	$99
Customer receivables (less allowance for doubtful accounts of less than $ 1 at both dates)	145	187
Other receivables (2)	19	18
Affiliated receivables	308	319
Affiliated notes receivable	770	819
Inventories	124	97
Gas imbalances (2)	41	187
Current assets of discontinued operations	292	444
Other (2)	122	178

Total current assets	1,885	2,348

Investments
Affiliated notes receivable	1,578	4,317
Investment in equity method affiliates	313	339

Total investments	1,891	4,656

Property, Plant and Equipment
Property, plant and equipment	15,074	14,700
Accumulated depreciation and amortization	(3,463)	(3,219)

Total property, plant and equipment, net	11,611	11,481

Deferred Charges and Other Assets
Goodwill	1,471	1,471
Pension and other postretirement benefit assets (2)	797	705
Operating lease assets	37	—
Other	203	241

Total deferred charges and other assets	2,508	2,417

Noncurrent assets of discontinued operations	6,178	5,849

Total assets	$24,073	$26,751

(1)	Dominion Energy Gas’ Consolidated Balance Sheet at December 31, 2018 has been derived from the audited Consolidated Balance Sheet at that date.

(2)	See Note 20 for amounts attributable to related parties.

The accompanying notes are an integral part of Dominion Energy Gas’ Consolidated Financial Statements.

DOMINION ENERGY GAS HOLDINGS, LLC
CONSOLIDATED BALANCE SHEETS—(Continued)
(Unaudited)

	September 30, 2019	December 31, 2018 (1)
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Securities due within one year	$450	$748
Credit facility borrowings	—	73
Short-term debt	280	10
Accounts payable	71	76
Payables to affiliates	53	124
Affiliated current borrowings	3,129	3,097
Current liabilities of discontinued operations	1,062	1,273
Other (2)	330	354

Total current liabilities	5,375	5,755

Long-Term Debt	4,028	7,022

Affiliated Long-Term Debt	395	—

Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	1,323	1,330
Regulatory liabilities	807	765
Operating lease liabilities	31	—
Other	179	118

Total deferred credits and other liabilities	2,340	2,213

Noncurrent liabilities of discontinued operations	3,194	2,896

Total liabilities	15,332	17,886

Commitments and Contingencies (see Note 18)
Equity
Predecessor equity	2,733	1,804
Membership interests	4,821	4,566
Accumulated other comprehensive loss	(213)	(169)

Total members’ equity	7,341	6,201

Noncontrolling interest	1,400	2,664

Total equity	8,741	8,865

Total liabilities and equity	$24,073	$26,751

(1)	Dominion Energy Gas’ Consolidated Balance Sheet at December 31, 2018 has been derived from the audited Consolidated Balance Sheet at that date.

(2)	See Note 20 for amounts attributable to related parties.

The accompanying notes are an integral part of Dominion Energy Gas’ Consolidated Financial Statements.

DOMINION ENERGY GAS HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF EQUITY - QUARTER-TO-DATE
(Unaudited)

	Predecessor Equity	Membership Interests	AOCI	Total Members’ Equity	Noncontrolling Interests	Total
(millions)
June 30, 2018	$1,788	$4,446	$(118)	$6,116	$2,645	$8,761

Net income	55	136		191	51	242
Equity contributions from Dominion Energy	5			5		5
Dividends and distributions	(28)			(28)	(31)	(59)
Distributions to noncontrolling interest	(1)			(1)	1	—
Other comprehensive income, net of tax			10	10		10

September 30, 2018	$1,819	$4,582	$(108)	$6,293	$2,666	$8,959

June 30, 2019	$2,859	$4,729	$(186)	$7,402	$1,427	$8,829

Net income	59	92		151	24	175
Dividends and distributions	(189)			(189)	(51)	(240)
Other comprehensive loss, net of tax			(27)	(27)		(27)
Other	4			4		4

September 30, 2019	$2,733	$4,821	$(213)	$7,341	$1,400	$8,741

The accompanying notes are an integral part of Dominion Energy Gas’ Consolidated Financial Statements.

DOMINION ENERGY GAS HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF EQUITY - YEAR-TO-DATE
(Unaudited)

	Predecessor Equity	Membership Interests	AOCI	Total Members’ Equity	Noncontrolling Interests	Total
(millions)
December 31, 2017	$1,361	$4,261	$(98)	$5,524	$2,971	$8,495

Cumulative-effect of changes in accounting principles		29	(26)	3		3
Net income	137	317		454	130	584
Sale of Dominion Energy Midstream common units				—	4	4
Remeasurement of noncontrolling interest in Dominion Energy Midstream	375			375	(375)	—
Dividends and distributions	(67)	(25)		(92)	(92)	(184)
Distributions to noncontrolling interest	(27)			(27)	27	—
Equity contributions from Dominion Energy	40			40		40
Other comprehensive income, net of tax			16	16	1	17

September 30, 2018	$1,819	$4,582	$(108)	$6,293	$2,666	$8,959

December 31, 2018	$1,804	$4,566	$(169)	$6,201	$2,664	$8,865

Net income	205	255		460	90	550
Acquisition of public interest in Dominion Energy Midstream	1,181			1,181	(1,221)	(40)
Dividends and distributions	(457)			(457)	(132)	(589)
Other comprehensive income, net of tax			(44)	(44)	(1)	(45)

September 30, 2019	$2,733	$4,821	$(213)	$7,341	$1,400	$8,741

The accompanying notes are an integral part of Dominion Energy Gas’ Consolidated Financial Statements.

DOMINION ENERGY GAS HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine Months Ended September 30,	2019	2018
(millions)
Operating Activities
Net income including noncontrolling interest	$550	$584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	344	307
Deferred income taxes and investment tax credits	40	350
Charge related to a voluntary retirement program	40	—
Impairment of assets and other charges	13	129
Gains on sales of assets	(7)	(109)
Other adjustments	67	18
Changes in:
Accounts receivable	107	23
Affiliated receivables and payables	(34)	(61)
Inventories	(51)	(43)
Prepayments	31	(206)
Accounts payable	(110)	(105)
Accrued interest, payroll and taxes	(45)	(29)
Customer deposits	(82)	8
Pension and other postretirement benefits	(105)	(106)
Other operating assets and liabilities	(34)	28

Net cash provided by operating activities	724	788

Investing Activities
Plant construction and other property additions	(537)	(819)
Loan to Dominion Energy from Cove Point	—	(1,986)
Repayment of loan by Dominion Energy to Cove Point	2,986	—
Proceeds from assignments of shale development rights	—	109
Other	(19)	(16)

Net cash provided by (used in) investing activities	2,430	(2,712)

Financing Activities
Issuance (repayment) of short-term debt, net	270	(489)
Issuance of affiliated current borrowings, net	32	89
Issuance of long-term debt	—	2,750
Repayment of long-term debt	(3,300)	(250)
Issuance of affiliated long-term debt	395	—
Credit facility borrowings	—	73
Repayment of credit facility borrowings	(73)	—
Net proceeds from sale of Dominion Energy Midstream Common Units	—	4
Contributions from Dominion Energy	—	25
Dividends and distributions	(589)	(183)
Other	(1)	(21)

Net cash provided by (used in) financing activities	(3,266)	1,998

Increase (decrease) in cash, restricted cash and equivalents	(112)	74
Cash, restricted cash and equivalents at beginning of period	198	57

Cash, restricted cash and equivalents at end of period	$86	$131

Supplemental Cash Flow Information
Significant noncash investing and financing activities: (1)
Accrued capital expenditures	$19	$72
Equity contributions from Dominion Energy	—	15
Financing leases	10	—

(1)	See Note 2 for noncash investing and financing activities related to the adoption of a new accounting standard for leasing arrangements.
The accompanying notes are an integral part of Dominion Energy Gas’ Consolidated Financial Statements.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1. Nature of Operations
Dominion Energy, headquartered in Richmond, Virginia, is one of the nation’s largest producers and transporters of energy. Dominion Energy’s operations are conducted through various subsidiaries, including Virginia Power and Dominion Energy Gas. Virginia Power is a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina. Following the Dominion Energy Gas Restructuring, Dominion Energy Gas is a holding company that conducts business activities through regulated interstate natural gas transmission and underground storage systems primarily in the eastern and Rocky Mountain regions of the U.S., as well as the Cove Point LNG Facility and Liquefaction Facility. In addition, other Dominion Energy subsidiaries provide merchant generation, natural gas distribution services in the Rocky Mountain region of the U.S, regulated gas transportation and distribution operations in Ohio and gas gathering and processing activities primarily in West Virginia, Ohio and Pennsylvania. The SCANA Combination was completed in January 2019. See Note 3 for a description of operations acquired in the SCANA Combination and for more information on the Dominion Energy Gas Restructuring.
Note 2. Significant Accounting Policies
As permitted by the rules and regulations of the SEC, the Companies’ accompanying unaudited Consolidated Financial Statements contain certain condensed financial information and exclude certain footnote disclosures normally included in annual audited consolidated financial statements prepared in accordance with GAAP. These unaudited Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and Notes in the Companies’ Annual Report on Form
10-K
for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019.
In the Companies’ opinion, the accompanying unaudited Consolidated Financial Statements contain all adjustments necessary to present fairly their financial position at September 30, 2019, their results of operations and changes in equity for the three and nine months ended September 30, 2019 and 2018 and their cash flows for the nine months ended September 30, 2019 and 2018. Such adjustments are normal and recurring in nature unless otherwise noted.
The Companies make certain estimates and assumptions in preparing their Consolidated Financial Statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from those estimates.
The Companies’ accompanying unaudited Consolidated Financial Statements include, after eliminating intercompany transactions and balances, their accounts, those of their respective majority-owned subsidiaries and non-wholly-owned
entities in which they have a controlling financial interest. For certain partnership structures, income is allocated based on the liquidation value of the underlying contractual arrangements. At December 31, 2018, Dominion Energy owned the general partner, 60.9% of the common units and 37.5% of the convertible preferred interests in Dominion Energy Midstream, with the public’s ownership interest reflected as noncontrolling interest in Dominion Energy’s Consolidated Financial Statements. In January 2019, Dominion Energy acquired all outstanding partnership interests not owned by Dominion Energy and Dominion Energy Midstream became a wholly-owned subsidiary of Dominion Energy. Subsequent to this activity, as a result of the Dominion Energy Gas Restructuring, Dominion Energy Gas is considered to have acquired all of the outstanding partnership interests of Dominion Energy Midstream and Dominion Energy Midstream has become a wholly-owned subsidiary of Dominion Energy Gas. Also, at September 30, 2019, Dominion Energy owns 50% of the units in and consolidates Four Brothers and Three Cedars. GIP’s ownership interest in Four Brothers and Three Cedars, as well as Terra Nova Renewable Partners’ 33% interest in certain Dominion Energy merchant solar projects, is reflected as noncontrolling interest in Dominion Energy’s Consolidated Financial Statements. Terra Nova Renewable Partners has a future option to buy all or a portion of Dominion Energy’s remaining 67% ownership in the projects upon the occurrence of certain events, none of which had occurred at September 30, 2019 nor are expected to occur in the remainder of 2019.
The results of operations for interim periods are not necessarily indicative of the results expected for the full year. Information for quarterly periods is affected by seasonal variations in sales, rate changes, electric fuel and other energy-related purchases, purchased gas expenses and other factors.
Certain amounts in the Companies’ 2018 Consolidated Financial Statements and Notes have been reclassified to conform to the 2019 presentation for comparative purposes; however, such reclassifications did not affect the Companies’ net income, total assets, liabilities, equity or cash flows.

Amounts disclosed for Dominion Energy are inclusive of Virginia Power and/or Dominion Energy Gas, where applicable. There have been no significant changes from Note 2 to the Consolidated Financial Statements in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, with the exception of the items described below.
Cash, Restricted Cash and Equivalents
The following table provides a reconciliation of the total cash, restricted cash and equivalents reported within the Companies’ Consolidated Balance Sheets to the corresponding amounts reported within the Companies’ Consolidated Statements of Cash Flows for the nine months ended September 30, 2019 and 2018:

	Cash, Restricted Cash and Equivalents at End of Period		Cash, Restricted Cash and Equivalents at Beginning of Period

	September 30, 2019	September 30, 2018	December 31, 2018	December 31, 2017

(millions)
Dominion Energy

Cash and cash equivalents	$378	$310	$268	$120
Restricted cash and equivalents (1)	62	77	123	65

Cash, restricted cash and equivalents shown in the Consolidated Statements of Cash Flows	$440	$387	$391	$185

Virginia Power
Cash and cash equivalents	$29	$22	$29	$14
Restricted cash and equivalents (1)	8	10	9	10

Cash, restricted cash and equivalents shown in the Consolidated Statements of Cash Flows	$37	$32	$38	$24

Dominion Energy Gas

Cash and cash equivalents (2)	$74	$85	$108	$18
Restricted cash and equivalents (1)	12	46	90	39

Cash, restricted cash and equivalents shown in the Consolidated Statements of Cash Flows	$86	$131	$198	$57

(1)	Restricted cash and equivalent balances are presented within other current assets in the Companies’ Consolidated Balance Sheets.

(2)
At September 30, 2019, September 30, 2018, December 31, 2018 and December 31, 2017, Dominion Energy Gas had $10 million, $3 million, $9 million and $3 million of cash and cash equivalents included in current assets of discontinued operations, respectively.

Property, Plant and Equipment
In January 2019, Virginia Power committed to a plan to retire certain automated meter reading infrastructure associated with its electric operations before the end of its useful life and replace such equipment with more current AMI technology. As a result, Virginia Power recorded a charge of $160 million ($119 million after-tax)
in the first quarter of 2019, included in impairment of assets and other charges in its Consolidated Statements of Income. This charge is considered a component of Virginia Power’s base rates deemed recovered under the GTSA, subject to review as discussed in Note 13 to the Consolidated Financial Statements in Virginia Power’s Annual Report on Form
10-K
for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019.
In March 2019, Virginia Power committed to retire certain electric generating units before the end of their useful lives and completed the retirement of certain units at six facilities representing 1,292 MW of electric generating capacity, which had previously been placed in cold reserve. An additional unit at Possum Point power station will be retired after it meets its capacity obligation to PJM in 2021. As a result, Virginia Power recorded a charge of $369 million ($275 million after-tax)
in the first quarter of 2019, primarily included in impairment of assets and other charges in its Consolidated Statements of Income. This charge is considered a component of Virginia Power’s base rates deemed recovered under the GTSA, subject to review as discussed in Note 13 to the Consolidated Financial Statements in Virginia Power’s Annual Report on Form
10-K
for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019.
In May 2019, Virginia Power abandoned a coal rail project at its Mt. Storm generating facility. As a result, Virginia Power recorded a charge of $62 million ($46 million after-tax)
in the second quarter of 2019, included in impairment of assets and other charges in its Consolidated Statements of Income.
In September 2019, Dominion Energy and Virginia Power abandoned certain property, plant and equipment before the end of its useful life. As a result, Dominion Energy recorded a charge of $26 million ($19 million after-tax)
and Virginia Power recorded a charge of $17 million ($12 million after-tax),
included in impairment of assets and other charges in their Consolidated Statements of Income for the three and nine months ended September 30, 2019.

Leases
The Companies lease certain assets including vehicles, real estate, office equipment and other operational assets under both operating and finance leases. For the Companies’ operating leases, rent expense is recognized on a straight-line basis over the term of the lease agreement, subject to regulatory framework. Rent expense associated with operating leases, short-term leases and variable leases is primarily recorded in other operations and maintenance expense in the Companies’ Consolidated Statements of Income. Rent expense associated with finance leases results in the separate presentation of interest expense on the lease liability and amortization expense of the related right-of-use
asset in the Companies’ Consolidated Statements of Income.
Certain of the Companies’ leases include one or more options to renew, with renewal terms that can extend the lease from one to 70 years. The exercise of renewal options is solely at the Companies’ discretion and is included in the lease term if the option is reasonably certain to be exercised. A right-of-use
asset and corresponding lease liability for leases with original lease terms of one year or less are not included in the Consolidated Balance Sheets, unless such leases contain renewal options that the Companies are reasonably certain will be exercised. Additionally, certain of the Companies’ leases contain escalation clauses whereby payments are adjusted for consumer price or other indices or contain fixed dollar or percentage increases. The Companies also have leases with variable payments based upon usage of, or revenues associated with, the leased assets.
The determination of the discount rate utilized has a significant impact on the calculation of the present value of the lease liability included in the Companies’ Consolidated Balance Sheets. For the Companies’ fleet of leased vehicles, the discount rate is equal to the prevailing borrowing rate earned by the lessor. For the Companies’ remaining leased assets, the discount rate implicit in the lease is generally unable to be determined from a lessee perspective. As such, the Companies use internally-developed incremental borrowing rates as a discount rate in the calculation of the present value of the lease liability. The incremental borrowing rates are determined based on an analysis of the Companies’ publicly available unsecured borrowing rates, adjusted for a collateral discount, over various lengths of time that most closely correspond to the Companies’ lease maturities.
In addition, Dominion Energy acts as lessor under certain power purchase agreements in which the counterparty or counterparties purchase substantially all of the output of certain solar facilities. These leases are considered operating in nature. For such leasing arrangements, rental revenue and an associated accounts receivable are recorded when the monthly output of the solar facility is determined. Depreciation on these solar facilities is computed on a straight-line basis over an estimated useful life of 30 years.
New Accounting Standards
Leases
In February 2016, the FASB issued revised accounting guidance for the recognition, measurement, presentation and disclosure of leasing arrangements. The update requires that a liability and corresponding right-of-use
asset are recorded on the balance sheet for all leases, including those leases classified as operating leases, while also refining the definition of a lease. In addition, lessees are required to disclose key information about the amount, timing and uncertainty of cash flows arising from leasing arrangements. Lessor accounting remains largely unchanged.
The guidance became effective for the Companies’ interim and annual reporting periods beginning January 1, 2019. The Companies adopted this revised accounting guidance using a modified retrospective approach, which requires lessees and lessors to recognize and measure leases at the date of adoption. Under this approach, the Companies utilized the transition practical expedient to maintain historical presentation for periods before January 1, 2019. The Companies also applied the other practical expedients, which required no reassessment of whether existing contracts are or contain leases, no reassessment of lease classification for existing leases and no reassessment of existing or expired land easements that were not previously accounted for as leases. In connection with the adoption of this revised accounting guidance, Dominion Energy, Virginia Power and Dominion Energy Gas recorded $504 million, $209 million and $64 million, respectively, of offsetting right-of-use
assets and liabilities for operating leases in effect at the adoption date. As a result of the Dominion Energy Gas Restructuring, $25 million of such right-or-use
assets and liabilities for operating leases recorded at Dominion Energy Gas were associated with discontinued operations. See Note 15 for additional information.
Note 3. Acquisitions and Dispositions
Acquisition of SCANA
In January 2019, Dominion Energy issued 95.6 million shares of Dominion Energy common stock, valued at $6.8 billion, representing 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock, in connection with the completion of the SCANA Combination. SCANA, through its regulated subsidiaries, is primarily engaged in the generation, transmission and distribution of electricity in the central, southern and southwestern portions of South Carolina and in the distribution of natural gas in North Carolina and South Carolina. In addition, SCANA markets natural gas to retail customers in the southeast U.S. Following completion of the SCANA Combination, SCANA operates as a wholly-owned subsidiary of Dominion Energy. In addition, SCANA’s debt totaled $6.9 billion at closing. The SCANA Combination expanded Dominion Energy’s portfolio of regulated electric generation, transmission and distribution and regulated natural gas distribution infrastructure operations.
See Note 3 to the Consolidated Financial Statements in the Companies’ Annual Report on Form
10-K
for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019, and Notes 13, 17 and 18 for more information on the SCANA Combination, including information on assets and liabilities acquired, significant financing transactions, regulatory matters and proceedings, legal proceedings and commitments and contingencies.
Merger Approval and Conditions
Merger Approval
The SCANA Combination required approval of SCANA’s shareholders, FERC, the North Carolina Commission, the South Carolina Commission, the Georgia Public Service Commission and the NRC and clearance from the Federal Trade Commission under the Hart-Scott-Rodino Act. All such approvals were received prior to closing of the SCANA Combination.
Various parties filed petitions for rehearing or reconsideration of the SCANA Merger Approval Order. In January 2019, the South Carolina Commission issued an order (1) granting the request of various parties and finding that DESC was imprudent in its actions by not disclosing material information to the South Carolina Office of Regulatory Staff and the South Carolina Commission with regard to costs incurred subsequent to March 2015 and (2) denying the petitions for rehearing or consideration as to other issues raised in the various petitions. The deadline to appeal the SCANA Merger Approval Order and the order on rehearing expired in April 2019, and no party has sought appeal.
Refunds to Customers
As a condition to the SCANA Merger Approval Order, DESC will provide refunds and restitution of $2.0 billion over 20 years with capital support from Dominion Energy.
In September and October 2017, DESC received proceeds totaling $1.1 billion in full satisfaction of its share of a settlement agreement among DESC, Santee Cooper and Toshiba Corporation in connection with Westinghouse and WECTEC, both wholly-owned subsidiaries of Toshiba Corporation and responsible for the engineering and construction of the NND Project, filing for bankruptcy. The purchase price allocation below includes a previously established regulatory liability at DESC totaling $1.1 billion, of which $67 million was considered current, associated with the monetization of the bankruptcy settlement with Toshiba Corporation. In accordance with the terms of the SCANA Merger Approval Order, this regulatory liability, net of amounts that may be required to satisfy any liens against NND Project property, totaling $1.0 billion will be refunded to DESC electric service customers over a
20-year
period ending in 2039.
Additionally, in the first quarter of 2019, DESC recorded a reduction in operating revenue and a corresponding regulatory liability of $1.0 billion, of which $137 million was considered current, representing a refund of amounts previously collected from retail electric customers of DESC for the NND Project to be credited over an estimated
11-year
period. As a result, Dominion Energy’s Consolidated Statement of Income for the nine months ended September 30, 2019 includes a $756 million after-tax
charge.
NND Project
As a condition to the SCANA Merger Approval Order, DESC committed to excluding from rate recovery $2.4 billion of costs related to the NND Project and $180 million of costs associated with the purchase of the Columbia Energy Center power station. Regulatory assets included in SCANA’s historical balance sheet at December 31, 2018 reflected these disallowances.
The remaining regulatory asset associated with the NND Project of $2.8 billion, of which $138 million was considered current, will be collected over a
20-year
period, including a return on investment. In January 2019, DESC filed the NND Project rider in accordance with the terms of the SCANA Merger Approval Order for rates effective in February 2019 for DESC’s retail electric customers. The South Carolina Commission approved this filing in January 2019.
Other Terms and Conditions
•	DESC will not file an application for a general rate case with the South Carolina Commission with a requested effective date earlier than January 2021;

•	PSNC will not file an application for a general rate case with the North Carolina Commission with a requested effective date earlier than April 2021;

•	Dominion Energy has committed to increasing SCANA’s historical level of corporate contributions to charities by $1 million per year over the next five years;

•	Dominion Energy will maintain DESC and PSNC’s headquarters in Cayce, South Carolina and Gastonia, North Carolina, respectively; and

•	Dominion Energy will seek to minimize reductions in local employment by allowing some DES employees supporting shared and common services functions and activities to be located in Cayce, South Carolina where it makes economic and practical sense to do so.

Purchase Price Allocation
SCANA’s assets acquired and liabilities assumed have been measured at estimated fair value at closing and are included in the Southeast Energy operating segment, which was established following the closing of the SCANA Combination. The majority of the operations acquired are subject to the rate setting authority of FERC and the North and South Carolina Commissions and are therefore accounted for pursuant to ASC 980,
Regulated Operations
. The fair values of SCANA’s assets and liabilities subject to rate-setting and cost recovery provisions provide revenues derived from costs, including a return on investment of assets and liabilities included in rate base. As such, the fair values of these assets and liabilities equal their carrying values. Accordingly, neither the assets and liabilities acquired, nor the unaudited pro forma financial information, reflect any adjustments related to these amounts.
The fair value of SCANA’s assets acquired and liabilities assumed that are not subject to the rate-setting provisions discussed above and the fair values of SCANA’s investments accounted for under the equity method have been determined using the income approach and the market approach. The valuation of SCANA’s long-term debt is considered a Level 2 fair value measurement. All other valuations are considered Level 3 fair value measurements due to the use of significant judgmental and unobservable inputs, including projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future market prices.
The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed is reflected as goodwill. The goodwill reflects the value associated with enhancing Dominion Energy’s portfolio of regulated operations in the growing southeast region of the U.S. The goodwill recognized is not deductible for income tax purposes, and as such, no deferred taxes have been recorded related to goodwill.
The table below shows the preliminary allocation of the purchase price to the assets acquired and liabilities assumed at closing, including adjustments related to income taxes identified during 2019 as discussed in Note 5. The allocation is subject to change during the measurement period as additional information is obtained about the facts and circumstances that existed at closing. Any material adjustments to provisional amounts identified during the measurement period will be recognized and disclosed in the reporting period in which the adjustment amounts are determined. Certain tax-related
amounts in the allocation of the purchase price below are preliminary and may change as Dominion Energy completes its analysis and review of applicable tax matters.

Amount
(millions)

Total current assets (1)	$1,782

Investments	224

Property, plant and equipment (2)	11,006

Goodwill	2,576

Regulatory assets (3)	3,940

Other deferred charges and other assets, including intangible assets	430

Total Assets	19,958

Total current liabilities	1,515

Long-term debt	6,707

Deferred income taxes	1,114

Regulatory liabilities	2,668

Other deferred credits and other liabilities (4)	1,115

Total Liabilities	13,119

Total purchase price (5)	$6,839

(1)	Includes $389 million of cash, restricted cash and equivalents, of which $115 million is considered restricted.

(2)
Includes $105 million of certain property, plant and equipment associated with the NND Project for which Dominion Energy committed to forgo recovery in accordance with the SCANA Merger Approval Order. As a result, Dominion Energy’s Consolidated Statement of Income for the nine months ended September 30, 2019 includes a charge of $105 million ($79 million after-tax),
included in impairment of assets and other charges.

(3)
Includes $264 million of certain income
tax-related
regulatory assets associated with the NND Project for which Dominion Energy committed to forgo recovery in accordance with the SCANA Merger Approval Order. See Note 5 for additional information.

(4)	Includes a $379 million pension and other postretirement benefit liability.

(5)	Includes stock-based compensation awards with a fair value of $21 million.

See Note 3 to the Consolidated Financial Statements in the Companies’ Annual Report on Form
10-K
for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019, for a description of assets acquired and liabilities assumed in connection with the SCANA Combination.
Results of Operations and Unaudited Pro Forma Information
The impact of the SCANA Combination on Dominion Energy’s operating revenue and net income attributable to Dominion Energy in the Consolidated Statements of Income was an increase of $979 million and $97 million for the three months ended September 30, 2019, respectively, and an increase of $2.1 billion and a decrease of $1.1 billion for the nine months ended September 30, 2019, respectively.
Dominion Energy incurred merger and integration-related costs of $29 million and $596 million in the Consolidated Statements of Income for the three and nine months ended September 30, 2019, respectively. These amounts for the three and nine months ended September 30, 2019 include $4 million and $427 million, respectively, for a charge related to a voluntary retirement program. See Note 21 for additional information. Of the remaining merger and integration-related costs, $25 million and $160 million was recorded in other operations and maintenance expense in the Consolidated Statements of Income for the three and nine months ended September 30, 2019, respectively, and less than $1 million and $9 million was recorded in interest and related charges in the Consolidated Statements of Income for the three and nine months ended September 30, 2019, respectively. During the three and nine months ended September 30, 2018, Dominion Energy incurred merger and integration-related costs of $3 million and $17 million, respectively, recorded primarily in other operations and maintenance expense in the Consolidated Statements of Income. These costs consist of professional fees, the charitable contribution commitment described above, employee-related expenses, certain financing costs and other miscellaneous costs.
The following unaudited pro forma financial information reflects the consolidated results of operations of Dominion Energy assuming the SCANA Combination had taken place on January 1, 2018. The unaudited pro forma financial information has been presented for illustrative purposes only and may change as Dominion Energy finalizes its valuation of certain assets acquired and liabilities assumed at the acquisition date. The unaudited pro forma financial information is not necessarily indicative of the consolidated results of operations that would have been achieved or the future consolidated results of operations of the combined company.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019 (1)	2018 (1)	2019 (1)	2018 (1)

(millions, except EPS)

Operating Revenue	$4,269	$4,356	$13,104	$12,902

Net income attributable to Dominion Energy	1,029	923	1,991	2,054

Earnings Per Common Share – Basic	$1.28	$1.23	$2.47	$2.74

Earnings Per Common Share – Diluted	$1.26	$1.23	$2.44	$2.74

(1)	Amounts include adjustments for non-recurring costs directly related to the SCANA Combination.

Expected Sale of Interest in Cove Point
In October 2019, Dominion Energy signed an agreement to sell a noncontrolling interest (consisting of 25% of the limited partnership interests) in Cove Point to Brookfield for cash consideration of approximately $2.1 billion, subject to working capital adjustments, which is expected to close in December 2019.
Dominion Energy Gas Restructuring
The Dominion Energy Gas Restructuring is considered to be a reorganization of entities under common control. As a result, Dominion Energy Gas’ basis in DCPI and DMLPHCII, which includes the general partner of Dominion Energy Midstream, a controlling 75% interest in Cove Point, DECG, Dominion Energy Questar Pipeline, a 50% noncontrolling interest in White River Hub and a 25.93% noncontrolling interest in Iroquois, is equal to Dominion Energy’s cost basis in the assets and liabilities of such entities since the applicable inception dates of common control. In November 2019, following completion of the Dominion Energy Gas Restructuring, DCPI and DMLPHCII are wholly-owned subsidiaries of Dominion Energy Gas and therefore are consolidated by Dominion Energy Gas. The accompanying
Consolidated Financial Statements and Notes of Dominion Energy Gas have been retrospectively adjusted to include the historical results and financial position of DCPI and DMLPHCII. The
25% interest in Cove Point retained by Dominion Energy and the non-Dominion
Energy held interest in Dominion Energy Midstream are reflected as noncontrolling interest.
The Dominion Energy Gas Restructuring includes the disposition of East Ohio and DGP by Dominion Energy Gas effective November 2019. This restructuring represents a strategic shift in the operations of Dominion Energy Gas as Dominion Energy Gas’ operations will consist of LNG terminalling and storage and regulated gas transmission and storage operations. As a result, the accompanying Consolidated Financial Statements and Notes of Dominion Energy Gas have been retrospectively adjusted to include the historical results and financial position of East Ohio and DGP as discontinued operations until November 2019, presented within the Corporate and Other segment. As the Dominion Energy Gas Restructuring is considered to be a reorganization of entities under common control, Dominion Energy Gas will reflect the disposition as an equity transaction in November 2019.
The following table represents selected information regarding the results of operations of East Ohio, which are reported as discontinued operations in Dominion Energy Gas’ Consolidated Statements of Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

(millions)

Operating revenue	$155	$148	$538	$527

Depreciation and amortization	23	19	66	55

Other operating expenses	90	88	364	322

Other income	20	18	55	54

Interest and related charges	11	10	30	27

Income tax expense	8	13	25	39

Net income from discontinued operations	$43	$36	$108	$138

The carrying amounts of major classes of assets and liabilities relating to East Ohio, which are reported as discontinued operations in Dominion Energy Gas’ Consolidated Balance Sheets were as follows:

	At September 30, 2019	At December 31, 2018

(millions)

Current assets of discontinued operations (1)	$268	$423

Investments	2	2

Property, plant and equipment, net	3,866	3,669

Regulatory assets	675	711

Other deferred charges and other assets, including goodwill and intangible assets	1,440	1,275

Noncurrent assets of discontinued operations	5,983	5,657

Current liabilities of discontinued operations	1,055	1,262

Long-term debt	1,554	1,300

Deferred income taxes and investment tax credits	741	716

Regulatory liabilities	769	747

Other deferred credits and liabilities	110	108

Noncurrent liabilities of discontinued operations	3,174	2,871
(1)	Includes cash and cash equivalents of $5 million and $9 million as of September 30, 2019 and December 31, 2018, respectively.
Capital expenditures and significant noncash items relating to East Ohio included the following:

	Nine Months Ended September 30,
	2019	2018

(millions)

Capital expenditures	$267	$246

Significant noncash items

Charge related to a voluntary retirement program	20	—
Accrued capital expenditures	10	6
The following table represents selected information regarding the results of operations of DGP, which are reported as discontinued operations in Dominion Energy Gas’ Consolidated Statements of Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

(millions)

Operating revenue	$31	$42	$110	$144

Depreciation and amortization	1	4	4	11

Other operating expenses	27	42	83	137

Income tax expense (benefit)	1	(1)	6	(1)

Net income (loss) from discontinued operations	$2	$(3)	$17	$(3)

The carrying amounts of major classes of assets and liabilities relating to DGP, which are reported as discontinued operations in Dominion Energy Gas’ Consolidated Balance Sheets were as follows:

	At September 30, 2019	At December 31, 2018

(millions)

Current assets of discontinued operations (1)	$24	$21

Noncurrent assets of discontinued operations (2)	195	192

Current liabilities of discontinued operations	7	11

Noncurrent liabilities of discontinued operations	20	25
(1) Includes cash and cash equivalents of $5 million and less than $1 million dollars as of September 30, 2019 and December 31, 2018, respectively.
(2) Primarily property, plant and equipment, net.
Capital expenditures and significant noncash items of DGP included the following:

	Nine Months Ended September 31,
	2019	2018

(millions)

Capital expenditures	$10	$4

Note 4. Operating Revenue
The Companies’ operating revenue consists of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

(millions)

Dominion Energy

Regulated electric sales:

Residential	$1,440	$1,036	$3,180	$2,641

Commercial	962	737	2,347	1,897

Industrial	227	143	474	371

Government and other retail	244	224	658	647

Wholesale	45	30	134	95

Nonregulated electric sales	197	322	688	1,022

Regulated gas sales:

Residential	121	73	900	553

Commercial	52	15	316	152

Other	23	3	86	14

Nonregulated gas sales	51	42	369	139

Regulated gas transportation and storage:

FERC-regulated	248	266	772	800

State-regulated	168	138	547	472

Nonregulated gas transportation and storage	153	162	501	286

Other regulated revenues (1)	54	38	180	132

Other nonregulated revenues (1)(2)	96	133	305	410

Total operating revenue from contracts with customers	4,081	3,362	11,457	9,631

Other revenues (3)	188	89	640	374

Total operating revenue	$4,269	$3,451	$12,097	$10,005

Virginia Power

Regulated electric sales:

Residential	$1,085	$1,036	$2,816	$2,641

Commercial	732	737	2,049	1,897

Industrial	121	143	351	371

Government and other retail	224	224	625	647

Wholesale	31	30	97	95

Other regulated revenues (1)	36	30	124	95

Other nonregulated revenues (2)	21	10	54	41

Total operating revenue from contracts with customers	2,250	2,210	6,116	5,787

Other revenues (2)(3)	14	22	51	22

Total operating revenue	$2,264	$2,232	$6,167	$5,809

Dominion Energy Gas

Regulated gas sales - wholesale	$—	$—	$2	$6

Nonregulated gas sales (2)	1	2	4	5

Regulated gas transportation and storage	306	300	952	917

Nonregulated gas transportation and storage	153	162	501	286

Management service revenue (2)	37	63	126	195

Other regulated revenues (1)	3	4	8	17

Other nonregulated revenues (1)(2)	1	1	2	2

Total operating revenue from contracts with customers	501	532	1,595	1,428

Other revenues	1	1	3	3

Total operating revenue	$502	$533	$1,598	$1,431

(1)
Amounts above include $36 million and $1 million for the three months ended September 30, 2019, $108 million and $3 million for the three months ended September 30, 2018, $129 million and $4 million for the nine months ended September 30, 2019 and $170 million and $8 million for the nine months ended September 30, 2018 primarily consisting of NGL sales at Dominion Energy and Dominion Energy Gas, respectively, which are considered to be goods transferred at a point in time. In addition, the amounts include $12 million and $19 million of sales of renewable energy credits at Dominion Energy for the three and nine months ended September 30, 2019, respectively, $11 million and $14 million at Virginia Power for the three and nine months ended September 30, 2019, respectively, and $10 million and $11 million at both Dominion Energy and Virginia Power for the three and nine months ended September 30, 2018, respectively, which are considered to be goods transferred at a point in time.

(2)	See Notes 10 and 20 for amounts attributable to related parties and affiliates.
(3)
Amounts above include alternative revenue of $9 million and $44 million at Dominion Energy and $9 million and $35 million at Virginia Power for the three and nine months ended September 30, 2019, respectively.

The table below discloses the aggregate amount of the transaction price allocated to fixed-price performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period and when the Companies expect to recognize this revenue. These revenues relate to contracts containing fixed prices where the Companies will earn the associated revenue over time as they stand ready to perform services provided. This disclosure does not include revenue related to performance obligations that are part of a contract with original durations of one year or less. In addition, this disclosure does not include expected consideration related to performance obligations for which the Companies elect to recognize revenue in the amount they have a right to invoice.

Revenue expected to be recognized on multi-year contracts in place at September 30, 2019	2019	2020	2021	2022	2023	Thereafter	Total
(millions)
Dominion Energy	$431	$1,545	$1,446	$1,344	$1,199	$13,502	$19,467
Virginia Power	5	3	1	—	—	—	9
Dominion Energy Gas	455	1,658	1,559	1,436	1,268	13,810	20,186
Contract assets represent an entity’s right to consideration in exchange for goods and services that the entity has transferred to a customer. At September 30, 2019 and December 31, 2018, Dominion Energy’s contract asset balances were $34 million and $42 million, respectively. Dominion Energy Gas’ contract asset balances were $47 million and $58 million at September 30, 2019 and December 31, 2018, respectively. Dominion Energy and Dominion Energy Gas’ contract assets are recorded in other deferred charges and other assets in the Consolidated Balance Sheets. Contract liabilities represent an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration, or the amount that is due, from the customer. At September 30, 2019 and December 31, 2018, Dominion Energy’s contract liability balances were $127 million and $106 million, respectively. At September 30, 2019 and December 31, 2018, Virginia Power’s contract liability balances were $25 million and $22 million, respectively. At September 30, 2019 and December 31, 2018, Dominion Energy Gas’ contract liability balances were $46 million and $49 million, respectively. During the nine months ended September 30, 2019, Dominion Energy, Virginia Power and Dominion Energy Gas recognized revenue of $92 million $22 million and $30 million, respectively, from the beginning contract liability balances as the Companies fulfilled their obligations to provide service to their customers. The Companies’ contract liabilities are recorded in other current liabilities and other deferred credits and other liabilities in the Consolidated Balance Sheets.
Note 5. Income Taxes
For continuing operations, including noncontrolling interests, the statutory U.S. federal income tax rate reconciles to the Companies’ effective income tax rate as follows:

	Dominion Energy		Virginia Power		Dominion Energy Gas
Nine Months Ended September 30,	2019	2018	2019	2018	2019		2018

U.S. statutory rate	21.0%	21.0%	21.0%	21.0%	21.0%		21.0%

Increases (reductions) resulting from:

State taxes, net of federal benefit	0.2	3.3	4.5	4.6	3.6		3.2

Investment tax credits	(5.7)	(0.9)	(5.3)	(1.4)	—		—

Production tax credits	(1.2)	(0.7)	(0.8)	(0.7)	—		—

Reversal of excess deferred income taxes	(6.8)	(1.5)	(4.1)	(1.9)	(0.9)		(0.9)

Federal legislative change	—	2.0	—	(0.2)	—		2.7

State legislative change	—	(0.8)	—	—	—		(3.3)

Write-off of regulatory assets	33.5	—	—	—	—		—

AFUDC - equity	(2.0)	(0.9)	—	(0.5)	(0.5)		(0.3)

Other, net	(2.7)	(1.0)	(1.2)	(0.3)	(3.5	) (1)	(4.3	) (1)

Effective tax rate	36.3%	20.5%	14.1%	20.6%	19.7%		18.1%

(1)	Includes (3.7) % and (4.4) % relating to the absence of tax on noncontrolling interest in 2019 and 2018, respectively.
For the Companies’ rate-regulated entities, deferred taxes will reverse at the weighted average rate used to originate the deferred tax liability, which in some cases will be 35%. The Companies have recorded an estimate of the portion of excess deferred income tax amortization in 2019. The reversal of these excess deferred income taxes will impact the effective tax rate, and may ultimately impact rates charged to customers. As described in Note 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form
10-K
for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019, the Companies decreased revenue and increased regulatory liabilities to offset these deferred tax impacts in accordance with applicable regulatory commission orders or formula rate mechanisms. See Note 13 for current year developments.
In connection with the SCANA Combination, Dominion Energy committed to forgo, or limit, the recovery of certain income tax-related
regulatory assets associated with the NND Project. Dominion Energy’s effective tax rate reflects deferred income tax expense of $198 million in satisfaction of this commitment. Dominion Energy’s effective tax rate also reflects the changes in consolidated state income taxes resulting from the SCANA Combination.
As part of the SCANA Combination, Dominion Energy acquired SCANA’s unrecognized tax benefits of $106 million. In the first quarter of 2019, Dominion Energy completed the evaluation of a state income tax position acquired in the SCANA Combination that increased unrecognized tax benefits by $51 million. In the second quarter, Dominion Energy completed the evaluation of a federal income tax position acquired in the SCANA Combination that increased unrecognized tax benefits by $18 million. In the third quarter, DESC’s unrecognized tax benefits increased by $1 million and both accrued interest and penalties increased by $7 million. In total, these adjustments resulted in an increase to goodwill of $72 million and had no impact on Dominion Energy’s income tax expense, interest expense or other income.
As of September 30, 2019, there have been no other material changes in the Companies’ unrecognized tax benefits or possible changes that could reasonably be expected to occur during the next twelve months. See Note 5 to the Consolidated Financial Statements in the Companies’ Annual Report on Form
10-K
for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019, for a discussion of these unrecognized tax benefits.
The 2017 Tax Reform Act limits the deductibility of interest expense to 30% of adjusted taxable income for certain businesses, with any disallowed interest carried forward indefinitely. Subject to additional guidance in yet to be finalized regulations, the Companies expect interest expense to be deductible in 2019.
Note 6. Earnings Per Share
The following table presents the calculation of Dominion Energy’s basic and diluted EPS:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

(millions, except EPS)

Net income attributable to Dominion Energy	$975	$854	$349	$1,806

Series A Preferred Stock dividends	(7)	—	(8)	—

Net income attributable to Dominion Energy - Basic	968	854	341	1,806

Dilutive effect of Series A Preferred Stock	(13)	—	(26)	—

Net income attributable to Dominion Energy - Diluted	955	854	315	1,806

Average shares of common stock outstanding – Basic	813.0	653.9	802.9	652.4

Net effect of dilutive securities	—	1.0	0.1	0.4

Average shares of common stock outstanding – Diluted	813.0	654.9	803.0	652.8

Earnings Per Common Share – Basic	$1.19	$1.31	$0.42	$2.77

Earnings Per Common Share – Diluted	$1.17	$1.30	$0.39	$2.77
The 2019 Equity Units are potentially dilutive securities. The forward stock purchase contracts included within the 2019 Equity Units were excluded from the calculation of diluted EPS for the three and nine months ended September 30, 2019, as the dilutive stock price threshold was not met. The Series A Preferred Stock included within the 2019 Equity Units is excluded from the effect of dilutive securities within diluted EPS, but a fair value adjustment is reflected within net income attributable to Dominion Energy for the calculation of diluted EPS for the three and nine months ended September 30, 2019 based upon the expectation that the conversion will be settled in cash rather than through issuance of Dominion Energy common stock. The 2016 Equity Units were potentially dilutive securities, but were excluded from the calculation of diluted EPS for the three and nine months ended September 30, 2019 and 2018, as the dilutive stock price threshold was not met. The forward sales agreements, effective April 2018, were potentially dilutive securities but had no effect on the calculation of diluted EPS for the three and nine months ended September 30, 2018. The Dominion Energy Midstream convertible preferred units were potentially dilutive securities but had no effect on the calculation of diluted EPS for the three and nine months ended September 30, 2018. In calculating diluted EPS in connection with the Dominion Energy Midstream convertible preferred units, Dominion Energy applied the if-converted
method.

Note 7. Accumulated Other Comprehensive Income
Dominion Energy
The following table presents Dominion Energy’s changes in AOCI by component, net of tax:

	Deferred gains and losses on derivatives- hedging activities	Unrealized gains and losses on investment securities	Unrecognized pension and other postretirement benefit costs	Other comprehensive loss from equity method investees	Total

(millions)

Three Months Ended September 30, 2019

Beginning balance	$(389)	$30	$(1,322)	$(2)	$(1,683)

Other comprehensive income before reclassifications: gains (losses)	(107)	8	(4)	(1)	(104)

Amounts reclassified from AOCI: (gains) losses (1)	(6)	(4)	20	—	10

Net current period other comprehensive income (loss)	(113)	4	16	(1)	(94)

Ending balance	$(502)	$34	$(1,306)	$(3)	$(1,777)

Three Months Ended September 30, 2018

Beginning balance	$(248)	$(2)	$(1,286)	$(2)	$(1,538)

Other comprehensive income before reclassifications: gains (losses)	(27)	(6)	—	—	(33)

Amounts reclassified from AOCI: (gains) losses (1)	30	3	18	—	51

Net current period other comprehensive income (loss)	3	(3)	18	—	18

Ending balance	$(245)	$(5)	$(1,268)	$(2)	$(1,520)

Nine Months Ended September 30, 2019

Beginning balance	$(235)	$2	$(1,465)	$(2)	$(1,700)

Other comprehensive income before reclassifications: gains (losses)	(209)	37	109	(1)	(64)

Amounts reclassified from AOCI: (gains) losses (1)	(58)	(5)	50	—	(13)

Net current period other comprehensive income (loss)	(267)	32	159	(1)	(77)

Ending balance	$(502)	$34	$(1,306)	$(3)	$(1,777)

Nine Months Ended September 30, 2018

Beginning balance	$(302)	$747	$(1,101)	$(3)	$(659)

Other comprehensive income before reclassifications: gains (losses)	51	(24)	—	1	28

Amounts reclassified from AOCI: (gains) losses (1)	71	4	60	—	135

Net current period other comprehensive income (loss)	122	(20)	60	1	163

Cumulative-effect of changes in accounting principle	(64)	(732)	(227)	—	(1,023)

Less other comprehensive income attributable to noncontrolling interest	1	—	—	—	1

Ending balance	$(245)	$(5)	$(1,268)	$(2)	$(1,520)

(1) See table below for details about these reclassifications.

The following table presents Dominion Energy’s reclassifications out of AOCI by component:

Details about AOCI components	Amounts reclassified from AOCI	Affected line item in the Consolidated Statements of Income
(millions)
Three Months Ended September 30, 2019
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$(35)	Operating revenue
	2	Purchased gas
Interest rate contracts	14	Interest and related charges
Foreign currency contracts	12	Other income

Total	(7)
Tax	1	Income tax expense

Total, net of tax	$(6)

Unrealized (gains) and losses on investment securities:
Realized (gain) loss on sale of securities	$(5)	Other income

Total	(5)
Tax	1	Income tax expense

Total, net of tax	$(4)

Unrecognized pension and other postretirement benefit costs:
Amortization of prior-service costs (credits)	$(5)	Other income
Amortization of actuarial losses	31	Other income

Total	26

Tax	(6)	Income tax expense

Total, net of tax	$20

Three Months Ended September 30, 2018
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$26	Operating revenue
Interest rate contracts	12	Interest and related charges
Foreign currency contracts	2	Other income

Total	40
Tax	(10)	Income tax expense

Total, net of tax	$30

Unrealized (gains) and losses on investment securities:
Realized (gain) loss on sale of securities	$3	Other income

Total	3
Tax	—	Income tax expense

Total, net of tax	$3

Unrecognized pension and other postretirement benefit costs:
Amortization of prior-service costs (credits)	$(5)	Other income
Amortization of actuarial losses	30	Other income

Total	25
Tax	(7)	Income tax expense

Total, net of tax	$18

Details about AOCI components	Amounts reclassified from AOCI	Affected line item in the Consolidated Statements of Income
(millions)
Nine Months Ended September 30, 2019
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$(127)	Operating revenue
	(1)	Purchased gas
Interest rate contracts	37	Interest and related charges
Foreign currency contracts	14	Other income

Total	(77)
Tax	19	Income tax expense

Total, net of tax	$(58)

Unrealized (gains) and losses on investment securities:
Realized (gain) loss on sale of securities	$(6)	Other income

Total	(6)
Tax	1	Income tax expense

Total, net of tax	$(5)

Unrecognized pension and other postretirement benefit costs:
Amortization of prior-service costs (credits)	$(18)	Other income
Amortization of actuarial losses	85	Other income

Total	67
Tax	(17)	Income tax expense

Total, net of tax	$50

Nine Months Ended September 30, 2018
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$55	Operating revenue
	2	Purchased gas
	(8)	Electric fuel and other energy-related purchases
Interest rate contracts	36	Interest and related charges
Foreign currency contracts	10	Other income

Total	95
Tax	(24)	Income tax expense

Total, net of tax	$71

Unrealized (gains) and losses on investment securities:
Realized (gain) loss on sale of securities	$5	Other income

Total	5
Tax	(1)	Income tax expense

Total, net of tax	$4

Unrecognized pension and other postretirement benefit costs:
Amortization of prior-service costs (credits)	$(16)	Other income
Amortization of actuarial losses	91	Other income

Total	75
Tax	(15)	Income tax expense

Total, net of tax	$60

Virginia Powe
r
The following table presents Virginia Power’s changes in AOCI by component, net of tax:

	Deferred gains and losses on derivatives- hedging activities	Unrealized gains and losses on investment securities	Total
(millions)
Three Months Ended September 30, 2019
Beginning balance	$(30)	$4	$(26)
Other comprehensive income before reclassifications: gains (losses)	(16)	1	(15)
Amounts reclassified from AOCI: (gains) losses (1)	—	—	—

Net current period other comprehensive income (loss)	(16)	1	(15)

Ending balance	$(46)	$5	$(41)

Three Months Ended September 30, 2018
Beginning balance	$(8)	$(1)	$(9)
Other comprehensive income before reclassifications: gains (losses)	3	—	3
Amounts reclassified from AOCI: (gains) losses (1)	—	—	—

Net current period other comprehensive income (loss)	3	—	3

Ending balance	$(5)	$(1)	$(6)

Nine Months Ended September 30, 2019
Beginning balance	$(13)	$1	$(12)
Other comprehensive income before reclassifications: gains (losses)	(34)	5	(29)
Amounts reclassified from AOCI: (gains) losses (1)	1	(1)	—

Net current period other comprehensive income (loss)	(33)	4	(29)

Ending balance	$(46)	$5	$(41)

Nine Months Ended September 30, 2018
Beginning balance	$(12)	$74	$62
Other comprehensive income before reclassifications: gains (losses)	10	(2)	8
Amounts reclassified from AOCI: (gains) losses (1)	—	—	—

Net current period other comprehensive income (loss)	10	(2)	8

Cumulative-effect of changes in accounting principle	(3)	(73)	(76)

Ending balance	$(5)	$(1)	$(6)

(1)	Virginia Power’s reclassifications out of AOCI were immaterial for both the three and nine months ended September 30, 2019 and 2018.

Dominion Energy Gas
The following table presents Dominion Energy Gas’ changes in AOCI by component, net of tax:

	Deferred gains and losses on derivatives- hedging activities	Unrecognized pension costs	Total
(millions)
Three Months Ended September 30, 2019
Beginning balance	$(74)	$(112)	$(186)
Other comprehensive income before reclassifications: gains (losses)	(36)	(1)	(37)
Amounts reclassified from AOCI: (gains) losses (1)	9	1	10

Net current period other comprehensive income (loss)	(27)	—	(27)

Ending balance	$(101)	$(112)	$(213)

Three Months Ended September 30, 2018
Beginning balance	$(24)	$(94)	$(118)
Other comprehensive income before reclassifications: gains (losses)	4	—	4
Amounts reclassified from AOCI: (gains) losses (1)	4	2	6

Net current period other comprehensive income (loss)	8	2	10

Ending balance	$(16)	$(92)	$(108)

Nine Months Ended September 30, 2019
Beginning balance	$(25)	$(144)	$(169)
Other comprehensive income before reclassifications: gains (losses)	(87)	28	(59)
Amounts reclassified from AOCI: (gains) losses (1)	10	4	14

Net current period other comprehensive income (loss)	(77)	32	(45)

Less other comprehensive income (loss) attributable to noncontrolling interest	(1)	—	(1)

Ending balance	$(101)	$(112)	$(213)

Nine Months Ended September 30, 2018
Beginning balance	$(23)	$(75)	$(98)
Other comprehensive income before reclassifications: gains (losses)	(2)	—	(2)
Amounts reclassified from AOCI: (gains) losses (1)	15	4	19

Net current period other comprehensive income (loss)	13	4	17

Cumulative-effect of changes in accounting principle	(5)	(21)	(26)
Less other comprehensive income (loss) attributable to noncontrolling interest	1	—	1

Ending balance	$(16)	$(92)	$(108)

(1)	See table below for details about these reclassifications.

The following table presents Dominion Energy Gas’ reclassifications out of AOCI by component:

Details about AOCI components	Amounts reclassified from AOCI	Affected line item in the Consolidated Statements of Income
(millions)
Three Months Ended September 30, 2019
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$(2)	Net income from discontinued operations
Interest rate contracts	2	Interest and related charges
Foreign currency contracts	12	Other income

Total	12
Tax	(3)	Income tax expense

Total, net of tax	$9

Unrecognized pension costs:
Actuarial losses	$1	Other income

Total	1
Tax	—	Income tax expense

Total, net of tax	$1

Three Months Ended September 30, 2018
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$3	Net income from discontinued operations
Interest rate contracts	1	Interest and related charges
Foreign currency contracts	2	Other income

Total	6
Tax	(2)	Income tax expense

Total, net of tax	$4

Unrecognized pension costs:
Actuarial losses	$2	Other income

Total	2
Tax	—	Income tax expense

Total, net of tax	$2

Nine Months Ended September 30, 2019
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$(4)	Net income from discontinued operations
Interest rate contracts	3	Interest and related charges
Foreign currency contracts	14	Other income

Total	13
Tax	(3)	Income tax expense

Total, net of tax	$10

Unrecognized pension costs:
Actuarial losses	$5	Other income

Total	5
Tax	(1)	Income tax expense

Total, net of tax	$4

Nine Months Ended September 30, 2018
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$8	Net income from discontinued operations
Interest rate contracts	3	Interest and related charges
Foreign currency contracts	10	Other income

Total	21
Tax	(6)	Income tax expense

Total, net of tax	$15

Unrecognized pension costs:
Actuarial losses	$5	Other income

Total	5
Tax	(1)	Income tax expense

Total, net of tax	$4

Note 8. Fair Value Measurements
The Companies’ fair value measurements are made in accordance with the policies discussed in Note 6 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2018. See Note 9 for further information about the Companies’ derivatives and hedge accounting activities.
The Companies enter into certain physical and financial forwards, futures, options and swaps, which are considered Level 3 as they have one or more inputs that are not observable and are significant to the valuation. The discounted cash flow method is used to value Level 3 physical and financial forwards, futures, and swaps contracts. An option model is used to value Level 3 physical options. The discounted cash flow model for forwards, futures, and swaps calculates mark-to-market valuations based on forward market prices, original transaction prices, volumes, risk-free rate of return, and credit spreads. The option model calculates mark-to-market valuations using variations of the Black-Scholes option model. The inputs into the models are the forward market prices, implied price volatilities, risk-free rate of return, the option expiration dates, the option strike prices, the original sales prices, and volumes. For Level 3 fair value measurements, certain forward market prices and implied price volatilities are considered unobservable.
The following table presents Dominion Energy’s quantitative information about Level 3 fair value measurements at September 30, 2019. The range and weighted average are presented in dollars for market price inputs and percentages for price volatility.

	Fair Value (millions)	Valuation Techniques	Unobservable Input	Range	Weighted Average (1)
Assets
Physical and financial forwards and futures:
Natural gas (2)	$ 13	Discounted cash flow	Market price (per Dth) (3)	(1) - 6	—
FTRs	5	Discounted cash flow	Market price (per MWh) (3)	(2) - 8	1
Physical options:
Natural gas	2	Option model	Market price (per Dth) (3)	1 - 6	4
			Price volatility (4)	1% - 70%	47%

Total assets	$ 20

Liabilities
Physical and financial forwards:
Natural gas (2)	$ 10	Discounted Cash Flow	Market price (per Dth) (3)	(2) - 7	(1)
FTRs	5	Discounted cash flow	Market price (per MWh) (3)	(5) - 3	—
Physical options:
Natural gas	6	Option model	Market price (per Dth) (3)	1 - 6	3
			Price volatility (4)	1% - 71%	26%

Total liabilities	$ 21

(1)	Averages weighted by volume.

(2)	Includes basis.

(3)	Represents market prices beyond defined terms for Levels 1 and 2.

(4)	Represents volatilities unrepresented in published markets.

Sensitivity of the fair value measurements to changes in the significant unobservable inputs is as follows:

Significant Unobservable Inputs	Position	Change to Input	Impact on Fair Value Measurement
Market price	Buy	Increase (decrease)	Gain (loss)
Market price	Sell	Increase (decrease)	Loss (gain)
Price volatility	Buy	Increase (decrease)	Gain (loss)
Price volatility	Sell	Increase (decrease)	Loss (gain)

Recurring Fair Value Measurements
Dominion Energy
The following table presents Dominion Energy’s assets and liabilities that are measured at fair value on a recurring basis for each hierarchy level, including both current and noncurrent portions:

	Level 1	Level 2	Level 3	Total
(millions)
At September 30, 2019
Assets
Derivatives:
Commodity	$6	$54	$20	$80
Interest rate	—	10	—	10
Foreign currency	—	3	—	3
Investments (1) :
Equity securities:
U.S.	3,881	—	—	3,881
Fixed income securities:
Corporate debt instruments	—	472	—	472
Government securities	474	694	—	1,168
Cash equivalents and other	26	5	—	31

Total assets	$4,387	$1,238	$20	$5,645

Liabilities
Derivatives:
Commodity	$14	$45	$21	$80
Interest rate	—	850	—	850
Foreign currency	—	4	—	4

Total liabilities	$14	$899	$21	$934

At December 31, 2018
Assets
Derivatives:
Commodity	$—	$180	$70	$250
Interest rate	—	18	—	18
Foreign currency	—	26	—	26
Investments (1) :
Equity securities:
U.S.	3,277	—	—	3,277
Fixed income securities:
Corporate debt instruments	—	431	—	431
Government securities	455	688	—	1,143
Cash equivalents and other	11	—	—	11

Total assets	$3,743	$1,343	$70	$5,156

Liabilities
Derivatives:
Commodity	$—	$129	$6	$135
Interest rate	—	142	—	142
Foreign currency	—	2	—	2

Total liabilities	$—	$273	$6	$279

(1)
Includes investments held in the nuclear decommissioning and rabbi trusts. Excludes $262 million and $220 million of assets at September 30, 2019 and December 31, 2018, respectively, measured at fair value using NAV (or its equivalent) as a practical expedient which are not required to be categorized in the fair value hierarchy.

The following table presents the net change in Dominion Energy’s assets and liabilities measured at fair value on a recurring basis and included in the Level 3 fair value category:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Beginning balance	$75	$119	$64	$150
Total realized and unrealized gains (losses):
Included in earnings:
Operating revenue	—	—	2	(2)
Purchased gas	—	—	1	—
Electric fuel and other energy-related purchases	(5)	(7)	(12)	(25)
Included in other comprehensive income	—	—	—	1
Included in regulatory assets/liabilities	(76)	(16)	(51)	(26)
Settlements	5	(4)	7	(7)
Purchases	—	—	(10)	—
Transfers out of Level 3	—	—	(2)	1

Ending balance	$(1)	$92	$(1)	$92

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets/liabilities still held at the reporting date:
Operating revenue	$—	$—	$2	$—
Purchased gas	—	—	1	—

Total	$—	$—	$3	$—

Virginia Power
The following table presents Virginia Power’s quantitative information about Level 3 fair value measurements at September 30, 2019. The range and weighted average are presented in dollars for market price inputs and percentages for price volatility.

	Fair Value (millions)	Valuation Techniques	Unobservable Input	Range	Weighted Average (1)
Assets
Physical and financial forwards and futures:
Natural gas (2)	$ 12	Discounted cash flow	Market price (per Dth) (3)	(1) - 3	—
FTRs	5	Discounted cash flow	Market price (per MWh) (3)	(2) - 8	1
Total assets	$ 17
Liabilities
Physical and financial forwards:
Natural gas (2)	$ 10	Discounted cash flow	Market price (per Dth) (3)	(2) - 6	(1)
FTRs	5	Discounted cash flow	Market price (per MWh) (3)	(5) - 3	—
Physical options:
Natural gas	1	Option model	Market price (per Dth) (3)	1 - 6	3
			Price volatility (4)	24% - 52%	35%
Total liabilities	$ 16

(1)	Averages weighted by volume.

(2)	Includes basis.

(3)	Represents market prices beyond defined terms for Levels 1 and 2.

(4)	Represents volatilities unrepresented in published markets.

Sensitivity of the fair value measurements to changes in the significant unobservable inputs is as follows:

Significant Unobservable Inputs	Position	Change to Input	Impact on Fair Value Measurement
Market price	Buy	Increase (decrease)	Gain (loss)
Market price	Sell	Increase (decrease)	Loss (gain)
Price volatility	Buy	Increase (decrease)	Gain (loss)
Price volatility	Sell	Increase (decrease)	Loss (gain)

The following table presents Virginia Power’s assets and liabilities that are measured at fair value on a recurring basis for each hierarchy level, including both current and noncurrent portions:

	Level 1	Level 2	Level 3	Total
(millions)
At September 30, 2019
Assets
Derivatives:
Commodity	$—	$3	$17	$20
Investments (1) :
Equity securities:
U.S.	1,783	—	—	1,783
Fixed income securities:
Corporate debt instruments	—	273	—	273
Government securities	184	337	—	521
Cash equivalents and other	6	—	—	6

Total assets	$1,973	$613	$17	$2,603

Liabilities
Derivatives:
Commodity	$—	$17	$16	$33
Interest rate	—	521	—	521

Total liabilities	$—	$538	$16	$554

At December 31, 2018
Assets
Derivatives:
Commodity	$—	$24	$66	$90
Interest rate	—	3	—	3
Investments (1) :
Equity securities:
U.S.	1,476	—	—	1,476
Fixed income securities:
Corporate debt instruments	—	221	—	221
Government securities	164	343	—	507

Total assets	$1,640	$591	$66	$2,297

Liabilities
Derivatives:
Commodity	$—	$9	$6	$15
Interest rate	—	88	—	88

Total liabilities	$—	$97	$6	$103

(1)
Includes investments held in the nuclear decommissioning trusts. Excludes $152 million and $160 million of assets at September 30, 2019 and December 31, 2018, respectively, measured at fair value using NAV (or its equivalent) as a practical expedient which are not required to be categorized in the fair value hierarchy.

The following table presents the net change in Virginia Power’s assets and liabilities measured at fair value on a recurring basis and included in the Level 3 fair value category:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Beginning balance	$77	$115	$60	$147
Total realized and unrealized losses:
Included in earnings:
Electric fuel and other energy-related purchases	(5)	(6)	(12)	(25)
Included in regulatory assets/liabilities	(76)	(19)	(50)	(30)
Settlements	5	(4)	3	(6)

Ending balance	$1	$86	$1	$86

There were no unrealized gains or losses included in earnings in the Level 3 fair value category relating to assets/liabilities still held at the reporting date for the three and nine months ended September 30, 2019 and 2018.
Dominion Energy Gas
The following table presents Dominion Energy Gas’ assets and liabilities for derivatives that are measured at fair value on a recurring basis for each hierarchy level, including both current and noncurrent portions.

	Level 1	Level 2	Level 3	Total
(millions)
At September 30, 2019
Assets
Commodity	$—	$2	$—	$2
Foreign currency	—	3	—	3

Total assets	$—	$5	$—	$5

Liabilities
Interest rate	$—	$113	$—	$113
Foreign currency	—	4	—	4

Total liabilities	$—	$117	$—	$117

At December 31, 2018
Assets
Commodity	$—	$3	$—	$3
Interest rate	—	2	—	2
Foreign currency	—	26	—	26

Total assets	$—	$31	$—	$31

Liabilities
Interest rate	$—	$17	$—	$17
Foreign currency	—	2	—	2

Total liabilities	$—	$19	$—	$19

The following table presents the net change in Dominion Energy Gas’ assets and liabilities for derivatives measured at fair value on a recurring basis and included in the Level 3 fair value category. There were no net changes in assets and liabilities measured at fair value on a recurring basis and included in the Level 3 fair value category for the three and nine months ended September 30, 2019 and the three months ended September 30, 2018.

Nine Months Ended September 30, 2018
(millions)
Beginning balance	$(2)
Total realized and unrealized gains:
Included in other comprehensive income	1
Transfers out of Level 3	1

Ending balance	$—

There were no gains or losses included in earnings in the Level 3 fair value category for the nine months ended September 30, 2018. There were no unrealized gains or losses included in earnings in the Level 3 fair value category relating to assets/liabilities still held at the reporting date for the nine months ended September 30, 2018.
Fair Value of Financial Instruments
Substantially all of the Companies’ financial instruments are recorded at fair value, with the exception of the instruments described below, which are reported at historical cost. Estimated fair values have been determined using available market information and valuation methodologies considered appropriate by management. The carrying amount of cash and cash equivalents, restricted cash and equivalents, customer and other receivables, affiliated receivables, short-term debt, affiliated current borrowings, payables to affiliates and accounts payable are representative of fair value because of the short-term nature of these instruments. For the Companies’ financial instruments that are not recorded at fair value, the carrying amounts and estimated fair values are as follows:

	September 30, 2019		December 31, 2018
	Carrying Amount	Estimated Fair Value (1)	Carrying Amount	Estimated Fair Value (1)
(millions)
Dominion Energy
Long-term debt, including securities due within one year (2)	$34,662	$38,894	$29,952	$31,045
Credit facility borrowings	—	—	73	73
Junior subordinated notes (3)	3,797	3,951	3,430	3,358
Remarketable subordinated notes (3)	—	—	1,386	1,340
Virginia Power
Long-term debt, including securities due within one year (3)	$11,795	$13,732	$11,671	$12,400
Dominion Energy Gas
Long-term debt, including securities due within one year (4)	$4,478	$4,745	$7,770	$7,803
Affiliated long-term debt	395	395	—	—
Credit facility borrowings	—	—	73	73
(1)
Fair value is estimated using market prices, where available, and interest rates currently available for issuance of debt with similar terms and remaining maturities. All fair value measurements are classified as Level 2. The carrying amount of debt issues with short-term maturities and variable rates refinanced at current market rates is a reasonable estimate of their fair value.

(2)
Carrying amount includes amounts which represent the unamortized debt issuance costs, discount or premium and foreign currency remeasurement adjustments. At September 30, 2019 and December 31, 2018, includes the valuation of certain fair value hedges associated with fixed rate debt of $6 million and $(20) million, respectively.

(3)	Carrying amount includes amounts which represent the unamortized debt issuance costs, discount or premium.
(4)	Carrying amount includes amounts which represent the unamortized debt issuance costs, discount or premium and foreign currency remeasurement adjustments.
Note 9. Derivatives and Hedge Accounting Activities
The Companies’ accounting policies, objectives and strategies for using derivative instruments are discussed in Note 2 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019. See Note 8 for further information about fair value measurements and associated valuation methods for derivatives.
Derivative assets and liabilities are presented gross on the Companies’ Consolidated Balance Sheets. Dominion Energy’s derivative contracts include both over-the-counter transactions and those that are executed on an exchange or other trading platform (exchange contracts) and centrally cleared. Virginia Power and Dominion Energy Gas’ derivative contracts include over-the-counter transactions. Over-the-counter contracts are bilateral contracts that are transacted directly with a third party. Exchange contracts utilize a financial intermediary, exchange, or clearinghouse to enter, execute, or clear the transactions. Certain over-the-counter and exchange contracts contain contractual rights of setoff through master netting arrangements, derivative clearing agreements, and contract default provisions. In addition, the contracts are subject to conditional rights of setoff through counterparty nonperformance, insolvency, or other conditions.
In general, most over-the-counter transactions and all exchange contracts are subject to collateral requirements. Types of collateral for over-the-counter and exchange contracts include cash, letters of credit, and in some cases other forms of security, none of which are subject to restrictions. Cash collateral is used in the table below to offset derivative assets and liabilities. Certain accounts receivable and accounts payable recognized on the Companies’ Consolidated Balance Sheets, as well as letters of credit and other forms of security, all of which are not included in the tables below, are subject to offset under master netting or similar arrangements and would reduce the net exposure. See Note 19 for further information regarding credit-related contingent features for the Companies’ derivative instruments.

Dominion Energy
Balance Sheet Presentation
The tables below present Dominion Energy’s derivative asset and liability balances by type of financial instrument, if the gross amounts recognized in its Consolidated Balance Sheets were netted with derivative instruments and cash collateral received or paid:

		September 30, 2019				December 31, 2018
		Gross Amounts Not Offset in the Consolidated Balance Sheet				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Assets Presented in the Consolidated Balance Sheet (1)	Financial Instruments	Cash Collateral Received	Net Amounts	Gross Assets Presented in the Consolidated Balance Sheet (1)	Financial Instruments	Cash Collateral Received	Net Amounts
(millions)
Commodity contracts:
Over-the-counter	$39	$18	$—	$21	$175	$12	$—	$163
Exchange	37	26	—	11	68	68	—	—
Interest rate contracts:
Over-the-counter	10	4	—	6	18	1	—	17
Foreign currency contracts:
Over-the-counter	3	3	—	—	26	2	—	24

Total derivatives, subject to a master netting or similar arrangement	$89	$51	$—	$38	$287	$83	$—	$204

(1)	Excludes $ 4 million and $ 7 million of derivative assets at September 30, 2019 and December 31, 2018, respectively, which are not subject to master netting or similar arrangements.

		September 30, 2019				December 31, 2018
		Gross Amounts Not Offset in the Consolidated Balance Sheet				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Liabilities Presented in the Consolidated Balance Sheet (1)	Financial Instruments	Cash Collateral Paid	Net Amounts	Gross Liabilities Presented in the Consolidated Balance Sheet (1)	Financial Instruments	Cash Collateral Paid	Net Amounts
(millions)
Commodity contracts:
Over-the-counter	$43	$18	$1	$24	$19	$12	$—	$7
Exchange	34	26	8	—	115	68	47	—
Interest rate contracts:
Over-the-counter	850	4	41	805	142	1	—	141
Foreign currency contracts:
Over-the-counter	4	3	—	1	2	2	—	—

Total derivatives, subject to a master netting or similar arrangement	$931	$51	$50	$830	$278	$83	$47	$148

(1)	Excludes $ 3 million and $ 1 million of derivative liabilities at September 30, 2019 and December 31, 2018, respectively, which are not subject to master netting or similar arrangements.

V
olumes
The following table presents the volume of Dominion Energy’s derivative activity at September 30, 2019. These volumes are based on open derivative positions and represent the combined absolute value of their long and short positions, except in the case of offsetting transactions, for which they represent the absolute value of the net volume of its long and short positions.

	Current	Noncurrent
Natural Gas (bcf):
Fixed price (1)	125	63
Basis	256	541
Electricity (MWh):
Fixed price	3,262,550	369,850
FTRs	74,936,524	—
NGLs (Gal)	17,892,000	—
Interest rate (2)	$850,000,000	$5,384,447,114
Foreign currency (2)(3)	$—	$280,000,000
(1)	Includes options.
(2)	Maturity is determined based on final settlement period.
(3)	Euro equivalent volumes are € 250,000,000 .
AOCI
The following table presents selected information related to gains (losses) on cash flow hedges included in AOCI in Dominion Energy’s Consolidated Balance Sheet at September 30, 2019:

	AOCI After-Tax	Amounts Expected to be Reclassified to Earnings During the Next 12 Months After-Tax	Maximum Term
(millions)
Commodities:
Gas	$(6)	$(5)	27 months
Electricity	9	8	15 months
Other	2	2	6 months
Interest rate	(512)	(49)	387 months
Foreign currency	5	(3)	81 months

Total	$(502)	$(47)

The amounts that will be reclassified from AOCI to earnings will generally be offset by the recognition of the hedged transactions (e.g., anticipated sales) in earnings, thereby achieving the realization of prices contemplated by the underlying risk management strategies and will vary from the expected amounts presented above as a result of changes in market prices, interest rates and foreign currency exchange rates.
Fair Value Hedges
For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings and presented in the same line item. Gains and losses on derivatives in fair value hedge relationships were immaterial for the three and nine months ended September 30, 2019 and 2018.
The following table presents the amounts recorded on the balance sheet related to cumulative basis adjustments for fair value hedges:

	Carrying Amount of the Hedged Asset (Liability) (1)		Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Assets (Liabilities) (2)
	September 30, 2019	December 31, 2018	September 30, 2019	December 31, 2018
(millions)
Long-term debt	$(1,156)	$(1,631)	$(6)	$20
(1)	Includes $(396) million and $(892) million related to discontinued hedging relationships at September 30, 2019 and December 31, 2018, respectively.

(2)	Includes $ 4 million and $ 8 million of hedging adjustments on discontinued hedging relationships at September 30, 2019 and December 31, 2018, respectively.
Fair Value and Gains and Losses on Derivative Instruments
The following table presents the fair values of Dominion Energy’s derivatives and where they are presented in its Consolidated Balance Sheets:

	Fair Value – Derivatives under Hedge Accounting	Fair Value – Derivatives not under Hedge Accounting	Total Fair Value
(millions)
September 30, 2019
ASSETS
Current Assets
Commodity	$18	$53	$71
Interest rate	2	—	2

Total current derivative assets (1)	20	53	73

Noncurrent Assets
Commodity	2	7	9
Interest rate	8	—	8
Foreign currency	3	—	3

Total noncurrent derivative assets (2)	13	7	20

Total derivative assets	$33	$60	$93

LIABILITIES
Current Liabilities
Commodity	$9	$50	$59
Interest rate	200	2	202
Foreign currency	4	—	4

Total current derivative liabilities (3)	213	52	265

Noncurrent Liabilities
Commodity	2	19	21
Interest rate	627	21	648

Total noncurrent derivative liabilities (4)	629	40	669

Total derivative liabilities	$842	$92	$934

December 31, 2018
ASSETS
Current Assets
Commodity	$55	$154	$209
Interest rate	14	—	14

Total current derivative assets (1)	69	154	223

Noncurrent Assets
Commodity	6	35	41
Interest rate	4	—	4
Foreign currency	26	—	26

Total noncurrent derivative assets (2)	36	35	71

Total derivative assets	$105	$189	$294

LIABILITIES
Current Liabilities
Commodity	$17	$112	$129
Interest rate	26	—	26
Foreign currency	2	—	2

Total current derivative liabilities (3)	45	112	157

Noncurrent Liabilities
Commodity	5	1	6
Interest rate	116	—	116

Total noncurrent derivative liabilities (4)	121	1	122

Total derivative liabilities	$166	$113	$279

(1)	Current derivative assets include amounts presented in assets held for sale in Dominion Energy’s Consolidated Balance Sheets.
(2)	Noncurrent derivative assets are presented in other deferred charges and other assets in Dominion Energy’s Consolidated Balance Sheets.
(3)
Current derivative liabilities include $
242
million and $
157
 million in other current liabilities at September 30, 2019 and December 31. 2018, respectively, with the remainder recorded in liabilities held for sale in Dominion Energy’s Consolidated Balance Sheets.

(4)	Noncurrent derivative liabilities are presented in other deferred credits and other liabilities in Dominion Energy’s Consolidated Balance Sheets.
The following tables present the gains and losses on Dominion Energy’s derivatives, as well as where the associated activity is presented in its Consolidated Balance Sheets and Statements of Income.

Derivatives in cash flow hedging relationships	Amount of Gain (Loss) Recognized in AOCI on Derivatives (1)	Amount of Gain (Loss) Reclassified From AOCI to Income	Increase (Decrease) in Derivatives Subject to Regulatory Treatment (2)
(millions)
Three Months Ended September 30, 2019
Derivative type and location of gains (losses):
Commodity:
Operating revenue		$35
Purchased gas		(2)

Total commodity	$(5)	$33	$—

Interest rate (3)	(124)	(14)	(190)
Foreign currency (4)	(15)	(12)	—

Total	$(144)	$7	$(190)

Three Months Ended September 30, 2018
Derivative type and location of gains (losses):
Commodity:
Operating revenue		$(26)

Total commodity	$(58)	$(26)	$—

Interest rate (3)	23	(12)	48
Foreign currency (4)	(1)	(2)	—

Total	$(36)	$(40)	$48

Nine Months Ended September 30, 2019
Derivative type and location of gains (losses):
Commodity:
Operating revenue		$127
Purchased gas		1

Total commodity	$96	$128	$—

Interest rate (3)	(350)	(37)	(405)
Foreign currency (4)	(24)	(14)	—

Total	$(278)	$77	$(405)

Nine Months Ended September 30, 2018
Derivative type and location of gains (losses):
Commodity:
Operating revenue		$(55)
Purchased gas		(2)
Electric fuel and other energy-related purchases		8

Total commodity	$(1)	$(49)	$—

Interest rate (3)	70	(36)	141
Foreign currency (4)	(1)	(10)	—

Total	$68	$(95)	$141

(1)	Amounts deferred into AOCI have no associated effect in Dominion Energy’s Consolidated Statements of Income.
(2)
Represents net derivative activity deferred into and amortized out of regulatory assets/liabilities. Amounts deferred into regulatory assets/liabilities have no associated effect in Dominion Energy’s Consolidated Statements of Income.

(3)	Amounts recorded in Dominion Energy’s Consolidated Statements of Income are classified in interest and related charges.
(4)	Amounts recorded in Dominion Energy’s Consolidated Statements of Income are classified in other income.

Derivatives not designated as hedging instruments	Amount of Gain (Loss) Recognized in Income on Derivatives (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Derivative type and location of gains (losses):
Commodity:
Operating revenue	$7	$(5)	$37	$(8)
Purchased gas	(10)	1	(18)	5
Electric fuel and other energy-related purchases	(6)	(7)	(18)	(23)

Total	$(9)	$(11)	$1	$(26)

(1)
Includes derivative activity amortized out of regulatory assets/liabilities. Amounts deferred into regulatory assets/liabilities have no associated effect in Dominion Energy’s Consolidated Statements of Income.

Virginia Power
Balance Sheet Presentation
The tables below present Virginia Power’s derivative asset and liability balances by type of financial instrument, if the gross amounts recognized in its Consolidated Balance Sheets were netted with derivative instruments and cash collateral received or paid:

		September 30, 2019				December 31, 2018
		Gross Amounts Not Offset in the Consolidated Balance Sheet				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Assets Presented in the Consolidated Balance Sheet (1)	Financial Instruments	Cash Collateral Received	Net Amounts	Gross Assets Presented in the Consolidated Balance Sheet (1)	Financial Instruments	Cash Collateral Received	Net Amounts
(millions)
Commodity contracts:
Over-the-counter	$17	$15	$—	$2	$64	$6	$—	$58
Interest rate contracts:
Over-the-counter	—	—	—	—	3	—	—	3

Total derivatives, subject to a master netting or similar arrangement	$17	$15	$—	$2	$67	$6	$—	$61

(1)	Excludes $3 million and $26 million of derivative assets at September 30, 2019 and December 31, 2018, respectively, which are not subject to master netting or similar arrangements.

		September 30, 2019				December 31, 2018
		Gross Amounts Not Offset in the Consolidated Balance Sheet				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Liabilities Presented in the Consolidated Balance Sheet (1)	Financial Instruments	Cash Collateral Paid	Net Amounts	Gross Liabilities Presented in the Consolidated Balance Sheet (1)	Financial Instruments	Cash Collateral Paid	Net Amounts
(millions)
Commodity contracts:
Over-the-counter	$16	$15	$—	$1	$6	$6	$—	$—
Interest rate contracts:
Over-the-counter	521	—	—	521	88	—	—	88

Total derivatives, subject to a master netting or similar arrangement	$537	$15	$—	$522	$94	$6	$—	$88

(1)	Excludes $17 million and $9 million of derivative liabilities at September 30, 2019 and December 31, 2018, respectively, which are not subject to master netting or similar arrangements.
Volumes
The following table presents the volume of Virginia Power’s derivative activity at September 30, 2019. These volumes are based on open derivative positions and represent the combined absolute value of their long and short positions, except in the case of offsetting transactions, for which they represent the absolute value of the net volume of its long and short positions.

	Current	Noncurrent
Natural Gas (bcf):
Fixed price (1)	44	16
Basis	151	472
Electricity (MWh):
FTRs	74,936,524	—
Interest rate (2)	$550,000,000	$1,200,000,000
(1)	Includes options.
(2)	Maturity is determined based on final settlement period.
AOCI
The following table presents selected information related to losses on cash flow hedges included in AOCI in Virginia Power’s Consolidated Balance Sheet at September 30, 2019:

	AOCI After-Tax	Amounts Expected to be Reclassified to Earnings During the Next 12 Months After-Tax	Maximum Term
(millions)
Interest rate	$(46)	$(1)	387 months

Total	$(46)	$(1)

The amounts that will be reclassified from AOCI to earnings will generally be offset by the recognition of the hedged transactions (e.g., interest payments) in earnings, thereby achieving the realization of interest rates contemplated by the underlying risk management strategies and will vary from the expected amounts presented above as a result of changes in interest rates.

Fair Value and Gains and Losses on Derivative Instruments
The following table presents the fair values of Virginia Power’s derivatives and where they are presented in its Consolidated Balance Sheets:

	Fair Value – Derivatives under Hedge Accounting	Fair Value – Derivatives not under Hedge Accounting	Total Fair Value
(millions)
September 30, 2019
ASSETS
Current Assets
Commodity	$—	$19	$19

Total current derivative assets (1)	—	19	19

Noncurrent Assets
Commodity	—	1	1

Total noncurrent derivative assets (2)	—	1	1

Total derivative assets	$—	$20	$20

LIABILITIES
Current Liabilities
Commodity	$—	$16	$16
Interest rate	149	—	149

Total current derivative liabilities	149	16	165

Noncurrent Liabilities
Commodity	—	17	17
Interest rate	372	—	372

Total noncurrent derivatives liabilities (3)	372	17	389

Total derivative liabilities	$521	$33	$554

December 31, 2018
ASSETS
Current Assets
Commodity	$—	$60	$60
Interest rate	3	—	3

Total current derivative assets (1)	3	60	63

Noncurrent Assets
Commodity	—	30	30

Total noncurrent derivative assets (2)	—	30	30

Total derivative assets	$3	$90	$93

LIABILITIES
Current Liabilities
Commodity	$—	$15	$15
Interest rate	10	—	10

Total current derivative liabilities	10	15	25

Noncurrent Liabilities
Interest rate	78	—	78

Total noncurrent derivatives liabilities (3)	78	—	78

Total derivative liabilities	$88	$15	$103

(1)	Current derivative assets are presented in other current assets in Virginia Power’s Consolidated Balance Sheets.
(2)	Noncurrent derivative assets are presented in other deferred charges and other assets in Virginia Power’s Consolidated Balance Sheets.
(3)	Noncurrent derivative liabilities are presented in other deferred credits and other liabilities in Virginia Power’s Consolidated Balance Sheets.

The following tables present the gains and losses on Virginia Power’s derivatives, as well as where the associated activity is presented in its Consolidated Balance Sheets and Statements of Income:

Derivatives in cash flow hedging relationships	Amount of Gain (Loss) Recognized in AOCI on Derivatives (1)	Amount of Gain (Loss) Reclassified From AOCI to Income	Increase (Decrease) in Derivatives Subject to Regulatory Treatment (2)
(millions)
Three Months Ended September 30, 2019
Derivative type and location of gains (losses):
Interest rate (3)	$(21)	$—	$(190)

Total	$(21)	$—	$(190)

Three Months Ended September 30, 2018
Derivative type and location of gains (losses):
Interest rate (3)	$4	$—	$48

Total	$4	$—	$48

Nine Months Ended September 30, 2019
Derivative type and location of gains (losses):
Interest rate (3)	$(45)	$(1)	$(408)

Total	$(45)	$(1)	$(408)

Nine Months Ended September 30, 2018
Derivative type and location of gains (losses):
Interest rate (3)	$13	$—	$141

Total	$13	$—	$141

(1)	Amounts deferred into AOCI have no associated effect in Virginia Power’s Consolidated Statements of Income.
(2)
Represents net derivative activity deferred into and amortized out of regulatory assets/liabilities. Amounts deferred into regulatory assets/liabilities have no associated effect in Virginia Power’s Consolidated Statements of Income.

(3)	Amounts recorded in Virginia Power’s Consolidated Statements of Income are classified in interest and related charges.

Derivatives not designated as hedging instruments	Amount of Gain (Loss) Recognized in Income on Derivatives (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Derivative type and location of gains (losses):
Commodity (2)	$(6)	$(9)	$(18)	$(12)

Total	$(6)	$(9)	$(18)	$(12)

(1)
Includes derivative activity amortized out of regulatory assets/liabilities. Amounts deferred into regulatory assets/liabilities have no associated effect in Virginia Power’s Consolidated Statements of Income.

(2)	Amounts recorded in Virginia Power’s Consolidated Statements of Income are classified in electric fuel and other energy-related purchases.

Dominion Energy Gas
Balance Sheet Presentation
The tables below present Dominion Energy Gas’ derivative asset and liability balances by type of financial instrument, if the gross amounts recognized in its Consolidated Balance Sheets were netted with derivative instruments and cash collateral received or paid:

		September 30, 2019 Gross Amounts Not Offset in the Consolidated Balance Sheet				December 31, 2018 Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Assets Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received	Net Amounts	Gross Assets Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received	Net Amounts
(millions)
Commodity contracts:
Over-the-counter	$2	$—	$—	$2	$3	$—	$—	$3
Interest rate contracts:
Over-the-counter	—	—	—	—	2	—	—	2
Foreign currency contracts:
Over-the-counter	3	3	—	—	26	2	—	24

Total derivatives, subject to a master netting or similar arrangement	$5	$3	$—	$2	$31	$2	$—	$29

		September 30, 2019 Gross Amounts Not Offset in the Consolidated Balance Sheet				December 31, 2018 Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Paid	Net Amounts	Gross Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Paid	Net Amounts
(millions)
Interest rate contracts:
Over-the-counter	$113	$—	$—	$113	$17	$—	$—	$17
Foreign currency contracts:
Over-the-counter	4	3	—	1	2	2	—	—

Total derivatives, subject to a master netting or similar arrangement	$117	$3	$—	$114	$19	$2	$—	$17

Volumes
The following table presents the volume of Dominion Energy Gas’ derivative activity at September 30, 2019. These volumes are based on open derivative positions and represent the combined absolute value of their long and short positions, except in the case of offsetting transactions, for which they represent the absolute value of the net volume of its long and short positions.

	Current	Noncurrent
NGLs (Gal)	17,892,000	—
Interest rate (1)	$300,000,000	$1,000,000,000
Foreign currency (1)(2)	$—	$280,000,000
(1)	Maturity is determined based on final settlement period.
(2)	Euro equivalent volumes are € 250,000,000.

AOCI
The following table presents selected information related to gains (losses) on cash flow hedges included in AOCI in Dominion Energy Gas’ Consolidated Balance Sheet at September 30, 2019:

	AOCI After-Tax	Amounts Expected to be Reclassified to Earnings During the Next 12 Months After- Tax	Maximum Term
(millions)
Commodities:
NGLs	$2	$2	6 months
Interest rate	(108)	(7)	303 months
Foreign currency	5	(3)	81 months

Total	$(101)	$(8)

The amounts that will be reclassified from AOCI to earnings will generally be offset by the recognition of the hedged transactions (e.g., interest payments) in earnings, thereby achieving the realization of prices contemplated by the underlying risk management strategies and will vary from the expected amounts presented above as a result of changes in market prices, interest rates and foreign currency exchange rates.

Fair Value and Gains and Losses on Derivative Instruments
The following tables present the fair values of Dominion Energy Gas’ derivatives and where they are presented in its Consolidated Balance Sheets:

	Fair Value- Derivatives Under Hedge Accounting	Fair Value-Derivatives Not Under Hedge Accounting	Total Fair Value
(millions)
September 30, 2019
ASSETS
Current Assets
Commodity	$2	$—	$2

Total current derivative assets (1)	2	—	2

Noncurrent Assets
Foreign currency	3	—	3

Total noncurrent derivative assets (2)	3	—	3

Total derivative assets	$5	$—	$5

LIABILITIES
Current Liabilities
Interest rate	$47	$—	$47
Foreign currency	4	—	4

Total current derivative liabilities (3)	51	—	51

Noncurrent Liabilities
Interest rate	66	—	66

Total noncurrent derivative liabilities (4)	66	—	66

Total derivative liabilities	$117	$—	$117

December 31, 2018
ASSETS
Current Assets
Commodity	$3	$—	$3
Interest rate	2	—	2

Total current derivative assets (1)	5	—	5

Noncurrent Assets
Foreign currency	26	—	26

Total noncurrent derivative assets (2)	26	—	26

Total derivative assets	$31	$—	$31

LIABILITIES
Current Liabilities
Interest rate	$9	$—	$9
Foreign currency	2	—	2

Total current derivative liabilities (3)	11	—	11

Noncurrent Liabilities
Interest rate	8	—	8

Total noncurrent derivative liabilities (4)	8	—	8

Total derivative liabilities	$19	$—	$19

(1)
Current derivative assets include $2 million in other current assets at December 31, 2018, with the remainder recorded in current assets of discontinued operations in Dominion Energy Gas’ Consolidated Balance Sheets. All current derivative assets are included in current assets of discontinued operations in Dominion Energy Gas’ Consolidated Balance Sheets at September 30, 2019.

(2)	Noncurrent derivatives assets are presented in other deferred charges and other assets in Dominion Energy Gas’ Consolidated Balance Sheets.
(3)	Current derivative liabilities are presented in other current liabilities in Dominion Energy Gas’ Consolidated Balance Sheets.
(4)	Noncurrent derivative liabilities are presented in other deferred credits and other liabilities in Dominion Energy Gas’ Consolidated Balance Sheets.

The following table presents the gains and losses on Dominion Energy Gas’ derivatives, as well as where the associated activity is presented in its Consolidated Balance Sheets and Statements of Income:

Derivatives in cash flow hedging relationships	Amount of Gain (Loss) Recognized in AOCI on Derivatives (1)	Amount of Gain (Loss) Reclassified From AOCI to Income
(millions)
Three Months Ended September 30, 2019
Derivative Type and Location of Gains (Losses):
Commodity:
Net income from discontinued operations		$2

Total commodity	$1	$2

Interest rate (2)	(36)	(2)
Foreign currency (3)	(14)	(12)

Total	$(49)	$(12)

Three Months Ended September 30, 2018
Derivative Type and Location of Gains (Losses):
Commodity:
Net income from discontinued operations		$(3)

Total commodity	$(5)	$(3)

Interest rate (2)	12	(1)
Foreign currency (3)	(1)	(2)

Total	$6	$(6)

Nine Months Ended September 30, 2019
Derivative Type and Location of Gains (Losses):
Commodity:
Net income from discontinued operations		$4

Total commodity	$3	$4

Interest rate (2)	(96)	(3)
Foreign currency (3)	(24)	(14)

Total	$(117)	$(13)

Nine Months Ended September 30, 2018
Derivative Type and Location of Gains (Losses):
Commodity:
Net income from discontinued operations		$(8)

Total commodity	$(11)	$(8)

Interest rate (2)	9	(3)
Foreign currency (3)	(1)	(10)

Total	$(3)	$(21)

(1)	Amounts deferred into AOCI have no associated effect in Dominion Energy Gas’ Consolidated Statements of Income.
(2)	Amounts recorded in Dominion Energy Gas’ Consolidated Statements of Income are classified in interest and related charges.
(3)	Amounts recorded in Dominion Energy Gas’ Consolidated Statements of Income are classified in other income.
Note 10. Investments
Dominion Energy
Equity and Debt Securities
Rabbi Trust Securities
Equity and fixed income securities and cash equivalents in Dominion Energy’s rabbi trusts and classified as trading totaled $114 million and $111 million at September 30, 2019 and December 31, 2018, respectively.

Decommissioning Trust Securities
Dominion Energy holds equity and fixed income securities, insurance contracts and cash equivalents in nuclear decommissioning trust funds to fund future decommissioning costs for its nuclear plants. Dominion Energy’s decommissioning trust funds are summarized below:

	Amortized Cost	Total Unrealized Gains	Total Unrealized Losses		Fair Value
(millions)
September 30, 2019
Equity securities: (1)
U.S.	$1,787	$2,169	$(30)		$3,926
Fixed income securities: (2)
Corporate debt instruments	442	30	—		472
Government securities	1,082	44	(4)		1,122
Common/collective trust funds	105	4	—		109
Insurance contracts	210	—	—		210
Cash equivalents and other (3)	21	—	—		21

Total	$3,647	$2,247	$(34	) (4)	$5,860

December 31, 2018
Equity securities: (1)
U.S.	$1,741	$1,640	$(51)		$3,330
Fixed income securities: (2)
Corporate debt instruments	435	5	(9)		431
Government securities	1,092	17	(12)		1,097
Common/collective trust funds	76	—	—		76
Cash equivalents and other	4	—	—		4

Total	$3,348	$1,662	$(72	) (4)	$4,938

(1)	Unrealized gains and losses on equity securities are included in other income and the nuclear decommissioning trust regulatory liability.
(2)	Unrealized gains and losses on fixed income securities are included in AOCI and the nuclear decommissioning trust regulatory liability.
(3)	Includes pending sales of securities of $ 3 million at September 30, 2019.
(4)	The fair value of securities in an unrealized loss position was $ 277 million and $ 833 million at September 30, 2019 and December 31, 2018, respectively.
The portion of unrealized gains and losses that relates to equity securities held within Dominion Energy’s nuclear decommissioning trusts is summarized below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Net gains recognized during the period	$40	$243	$610	$267
Less: Net gains recognized during the period on securities sold during the period	(17)	(7)	(61)	(42)

Unrealized gains recognized during the period on securities still held at September 30, 2019 and 2018 (1)	$23	$236	$549	$225

(1)	Included in other income and the nuclear decommissioning trust regulatory liability.
The fair value of Dominion Energy’s fixed income securities with readily determinable fair values held in nuclear decommissioning trust funds at September 30, 2019 by contractual maturity is as follows:

Amount
(millions)
Due in one year or less	$212
Due after one year through five years	412
Due after five years through ten years	360
Due after ten years	719

Total	$1,703

Presented below is selected information regarding Dominion Energy’s equity and fixed income securities with readily determinable fair values held in nuclear decommissioning trust funds.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Proceeds from sales	$429	$457	$1,311	$1,301
Realized gains (1)	53	24	152	96
Realized losses (1)	25	18	75	60
(1)	Includes realized gains and losses recorded to the nuclear decommissioning trust regulatory liability.
Dominion Energy recorded other-than-temporary impairment losses on investments held in nuclear decommissioning trust funds as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Total other-than-temporary impairment losses	$1	$8	$1	$25
Losses recognized in other comprehensive income (before taxes)	(1)	(8)	(1)	(25)

Net impairment losses recognized in earnings	$—	$—	$—	$—

Virginia Power
Virginia Power holds equity and fixed income securities and cash equivalents in nuclear decommissioning trust funds to fund future decommissioning costs for its nuclear plants. Virginia Power’s decommissioning trust funds are summarized below:

	Amortized Cost	Total Unrealized Gains	Total Unrealized Losses		Fair Value
(millions)
September 30, 2019
Equity securities: (1)
U.S.	$890	$1,013	$(15)		$1,888
Fixed income securities: (2)
Corporate debt instruments	257	16	—		273
Government securities	504	17	(1)		520
Common/collective trust funds	46	—	—		46
Cash equivalents and other (3)	11	—	—		11

Total	$1,708	$1,046	$(16	) (4)	$2,738

December 31, 2018
Equity securities: (1)
U.S.	$858	$751	$(24)		$1,585
Fixed income securities: (2)
Corporate debt instruments	224	2	(5)		221
Government securities	504	7	(5)		506
Common/collective trust funds	51	—	—		51
Cash equivalents and other (3)	6	—	—		6

Total	$1,643	$760	$(34	) (4)	$2,369

(1)	Unrealized gains and losses on equity securities are included in other income and the nuclear decommissioning trust regulatory liability.
(2)	Unrealized gains and losses on fixed income securities are included in AOCI and the nuclear decommissioning trust regulatory liability.
(3)	Includes pending sales of securities of $ 5 million and $ 6 million at September 30, 2019 and December 31, 2018, respectively.
(4)	The fair value of securities in an unrealized loss position was $ 164 million and $ 404 million at September 30, 2019 and December 31, 2018, respectively.

The portion of unrealized gains and losses that relates to equity securities held within Virginia Power’s nuclear decommissioning trusts is summarized below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Net gains recognized during the period	$30	$106	$286	$118
Less: Net gains recognized during the period on securities sold during the period	(7)	(3)	(15)	(26)

Unrealized gains recognized during the period on securities still held at September 30, 2019 and 2018 (1)	$23	$103	$271	$92

(1)	Included in other income and the nuclear decommissioning trust regulatory liability.
The fair value of Virginia Power’s fixed income securities with readily determinable fair values held in nuclear decommissioning trust funds at September 30, 2019 by contractual maturity is as follows:

Amount
(millions)
Due in one year or less	$99
Due after one year through five years	183
Due after five years through ten years	180
Due after ten years	377

Total	$839

Presented below is selected information regarding Virginia Power’s equity and fixed income securities with readily determinable fair values held in nuclear decommissioning trust funds.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Proceeds from sales	$230	$237	$677	$651
Realized gains (1)	21	11	46	44
Realized losses (1)	6	5	18	17
(1)	Includes realized gains and losses recorded to the nuclear decommissioning trust regulatory liability.
Other-than-temporary impairment losses on investments held in nuclear decommissioning trust funds recognized in earnings for Virginia Power were immaterial for the three and nine months ended September 30, 2019 and 2018.

Equity Method Investments
Dominion Energy
Atlantic Coast Pipeline
In September 2014, Dominion Energy, along with Duke and Southern Company Gas, announced the formation of Atlantic Coast Pipeline. The Atlantic Coast Pipeline partnership agreement includes provisions to allow Dominion Energy an option to purchase additional ownership interest in Atlantic Coast Pipeline to maintain a leading ownership percentage. As of September 30, 2019, the members hold the following membership interests: Dominion Energy, 48%; Duke, 47%; and Southern Company Gas, 5%.
Atlantic Coast Pipeline is focused on constructing an approximately 600-mile natural gas pipeline running from West Virginia through Virginia to North Carolina. Subsidiaries and affiliates of all three
members plan to be customers of the pipeline under 20-year contracts. Atlantic Coast Pipeline is considered an equity method investment as Dominion Energy has the ability to exercise significant influence, but not control, over the investee. See Note 15 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019, for more information.
Dominion Energy recorded contributions of $47 million and $147 million during the three months ended September 30, 2019 and 2018, respectively, and $175 million and $306 million during the nine months ended September 30, 2019 and 2018, respectively, to Atlantic Coast Pipeline. At September 30, 2019, Dominion Energy had $10 million of contributions payable to Atlantic Coast Pipeline included within other current liabilities in the Consolidated Balance Sheets.
DETI provides services to Atlantic Coast Pipeline which totaled $24 million and $50 million for the three months ended September 30, 2019 and 2018, respectively, and $81 million and $156 million for the nine months ended September 30, 2019 and 2018, respectively, included in operating revenue in Dominion Energy and Dominion Energy Gas’ Consolidated Statements of Income. Amounts receivable related to these services were $9 million and $13 million at September 30, 2019 and December 31, 2018, respectively, composed entirely of accrued unbilled revenue, included in other receivables in Dominion Energy and Dominion Energy Gas’ Consolidated Balance Sheets.
In October 2017, Dominion Energy entered into a guarantee agreement to support a portion of Atlantic Coast Pipeline’s obligation under its credit facility. See Note 18 for more information.
Atlantic Coast Pipeline is the subject of challenges in state and federal courts and agencies, including, among others, challenges of the Atlantic Coast Pipeline Project’s biological opinion and incidental take statement, permits providing right of way crossings of certain federal lands, the U.S. Army Corps of Engineers 404 permit, the air permit for a compressor station at Buckingham, Virginia, the FERC Environmental Impact Statement order and the FERC order approving the CPCN. Each of these challenges alleges non-compliance on the part of federal and state permitting authorities and adverse ecological consequences if the Atlantic Coast Pipeline Project is permitted to proceed. Since December 2018, notable developments in these challenges include a stay in December 2018 issued by the U.S. Court of Appeals for the Fourth Circuit and the same court’s July 2019 vacatur of the biological opinion and incidental take statement (which stay and subsequent vacatur halted most project construction activity), a U.S. Court of Appeals for the Fourth Circuit decision vacating the permits to cross certain federal forests, the U.S. Court of Appeals for the Fourth Circuit’s remand to U.S. Army Corps of Engineers of Atlantic Coast Pipeline’s Huntington District 404 verification and the U.S. Court of Appeals for the Fourth Circuit’s remand to the National Park Service of Atlantic Coast Pipeline’s Blue Ridge Parkway right-of-way. Atlantic Coast Pipeline is vigorously defending these challenges and coordinating with the federal and state authorities which are the direct parties to the challenges. In June 2019, the Solicitor General of the U.S. and Atlantic Coast Pipeline filed petitions requesting that the Supreme Court of the U.S. hear the case regarding the Appalachian Trail crossing. In October 2019, the Supreme Court of the U.S. agreed to hear the case. A ruling is expected no later than June 2020. Atlantic Coast Pipeline is also evaluating possible legislative remedies to this issue.
In anticipation of the U.S. Court of Appeals for the Fourth Circuit’s vacatur of the biological opinion and incidental take statement, Atlantic Coast Pipeline and the U.S. Fish and Wildlife Service commenced work in mid-May of 2019 to set the basis for a reissued biological opinion and incidental take statement. Atlantic Coast Pipeline continues coordinating and working with U.S. Fish and Wildlife Service and other parties in preparation for a reissuance of the biological opinion and incidental take statement.
Given the legal challenges described above and ongoing discussions with customers, project construction is expected to be completed by the end of 2021, with full in-service in early 2022.
The delays resulting from the legal challenges described above have impacted the cost and schedule for the Atlantic Coast Pipeline Project. Project cost estimates are $7.3 billion to $7.8 billion, excluding financing costs. Given the status of current discussions with U.S. Fish and Wildlife Service regarding a new biological opinion and incidental take statement, as well as discussions with contractors regarding efficiencies which may be realized going forward, these estimates are under review and subject to upward pressure. Project construction activities, schedules and costs are also subject to uncertainty due to permitting and/or work delays (including due to judicial or regulatory action), abnormal weather and other conditions that could result in cost or schedule modifications in the future, a suspension of AFUDC for Atlantic Coast Pipeline and/or impairment charges potentially material to Dominion Energy’s cash flows, financial position and/or results of operations.
Blue Racer
In the first quarter of 2019, Dominion Energy received $151 million of additional consideration, including applicable interest, in connection with the sale of Dominion Energy’s 50% limited partnership interest in Blue Racer in December 2018, as discussed in Note 9 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019.
Other – Catalyst Old River Hydroelectric Limited Partnership
In September 2018, Dominion Energy completed the sale of its 25% limited partnership interest in Catalyst Old River Hydroelectric Limited Partnership and received proceeds of $91 million. The sale resulted in a gain of $87 million ($63 million after-tax), which is included in other income in Dominion Energy’s Consolidated Statement of Income.
Wrangler
In September 2019, Dominion Energy entered into an agreement to form Wrangler, a partnership with Interstate Gas Supply, Inc. Wrangler will operate a nonregulated natural gas retail energy marketing business with Dominion Energy contributing its nonregulated retail energy marketing operations and Interstate Gas Supply, Inc. contributing cash.
Dominion Energy expects the initial contribution, consisting of SCANA Energy Marketing, Inc., to close in the fourth quarter of 2019, subject to approval from the Georgia Public Service Commission and clearance from the Federal Trade Commission under the Hart-Scott-Rodino Act. Dominion Energy will receive approximately $250 million in cash proceeds, subject to working capital adjustments, and expects to recognize a gain of approximately $135 million ($75 million after-tax), net of an approximately $70 million write-off of goodwill.
Dominion Energy will have a 20% noncontrolling ownership interest in Wrangler which will be accounted for as an equity method investment as Dominion Energy has the ability to exercise significant influence, but not control, over the investee.
In the third quarter of 2019, SCANA Energy Marketing, Inc.’s assets and liabilities to be contributed were classified as held for sale on the Consolidated Balance Sheet. SCANA Energy Marketing, Inc. is included in Dominion Energy’s Southeast Energy segment and is primarily comprised of intangible assets related to acquired customer lists in the SCANA Combination, trade accounts receivable, gas inventory and trade accounts payable.
Over the next three years, Dominion Energy expects to contribute its remaining nonregulated retail energy marketing operations to Wrangler under the terms of the September 2019 agreement. As a result, Dominion Energy will receive additional cash consideration which will be based upon future financial performance. When these future contributions occur, Dominion Energy expects to retain a 20% noncontrolling ownership interest in Wrangler.
Dominion Energy Gas
Iroquois and White River Hub
Dominion Energy Gas’ equity earnings totaled $30 million and $41 million for the nine months ended September 30, 2019 and 2018, respectively. Dominion Energy Gas recorded contributions of $4 million for the nine months ended September 30, 2019. Dominion Energy Gas received distributions of $60 million and $47 million for the nine months ended September 30, 2019 and 2018, respectively. At September 30, 2019 and December 31, 2018, the carrying amount of Dominion Energy Gas’ investment of $313 million and $339 million, respectively, exceeded its share of underlying equity in net assets by $146 million. The difference reflects equity method goodwill and is not being amortized.

Note 11. Property, Plant and Equipment
Dominion Energy and Virginia Power
Acquisitions of Solar Projects
The following table presents acquisitions by Virginia Power of solar projects. Virginia Power expects to claim federal investment tax credits on the projects.

Date Agreement Entered	Date Agreement Closed	Project Location	Project Name	Project Cost (millions) (1)	Date of Commercial Operations	MW Capacity
September 2017	June 2019	North Carolina	Gutenberg	$142	September 2019	80
June 2018	February 2019	Virginia	Gloucester	37	April 2019	20
August 2018	March 2019	Virginia	Grasshopper	130	Expected 2020	80
August 2018	May 2019	North Carolina	Chestnut	130	Expected 2019	75
June 2019	June 2019	Virginia	Ft. Powhatan	270	Expected 2021	150
June 2019	August 2019	Virginia	Belcher	160	Expected 2020	88
August 2019	Pending	Virginia	Bedford	110	Expected 2021	70
October 2019	October 2019	Virginia	Maplewood	190	Expected 2022	120
(1)	Includes acquisition cost.
Dominion Energy
Acquisitions of Solar Projects
The following table presents acquisitions by Dominion Energy of solar projects. Dominion Energy expects to claim federal investment tax credits on the projects.

Date Agreement Entered	Date Agreement Closed	Project Location	Project Name	Project Cost (millions) (1)	Date of Commercial Operations	MW Capacity
August 2019	August 2019	Virginia	Greensville	$130	Expected 2020	80
August 2019	August 2019	Virginia	Myrtle	35	Expected 2020	15
September 2019	September 2019	South Carolina	Seabrook	105	Expected 2019	72
(1)	Includes acquisition cost.
Dominion Energy Gas
Assignment of Shale Development Rights
In December 2013, Dominion Energy closed on agreements with natural gas producers to convey over time approximately 100,000 acres of
Marcellus
Shale development rights underneath several of its natural gas storage fields. The agreements provided for payments to Dominion Energy Gas, subject to customary adjustments, of up to approximately $200 million over a period of nine years, and an overriding royalty interest in gas produced from the acreage. In August 2017, Dominion Energy Gas and a natural gas producer signed an amendment to the agreement, which included the finalization of contractual matters on previous conveyances, the conveyance of Dominion Energy Gas’ remaining 68% interest in approximately 70,000 acres and the elimination of Dominion Energy Gas’ overriding royalty interest in gas produced from all acreage. Dominion Energy Gas received total consideration of $130 million, with $65 million received in the fourth quarter of 2017 and $65 million received in September 2018 in connection with the final conveyance. In September 2018, Dominion Energy Gas recognized a $65 million ($47 million after-tax) gain included in gains on sales of assets in Dominion Energy Gas’ Consolidated Statements of Income associated with the final conveyance of acreage.
In November 2014, Dominion Energy Gas closed an agreement with a natural gas producer to convey over time approximately 24,000 acres of Marcellus Shale development rights underneath one of its natural gas storage fields. In January 2018, Dominion Energy Gas and the natural gas producer closed on an amendment to the agreement, which included the conveyance of Dominion Energy Gas’ remaining 50% interest in approximately 18,000 acres and the elimination of Dominion Energy Gas’ overriding royalty interest in gas produced from all acreage. In February 2018, Dominion Energy Gas received proceeds of $28 million, resulting in an approximately $28 million ($20 million after-tax) gain recorded in gains on sales of assets in Dominion Energy Gas’ Consolidated Statements of Income.
In March 2018, Dominion Energy Gas closed an agreement with a natural gas producer to convey approximately 11,000 acres of Utica and Point Pleasant Shale development rights underneath one of its natural gas storage fields. The agreement provided for a payment to Dominion Energy Gas, subject to customary adjustments, of $16 million. In March 2018, Dominion Energy Gas received cash proceeds of $16 million associated with the conveyance of the acreage, resulting in a $16 million ($12 million after-tax) gain recorded in gains on sales of assets in Dominion Energy Gas’ Consolidated Statements of Income.
In June 2018, Dominion Energy Gas closed an amendment to an agreement with a natural gas producer for the elimination of Dominion Energy Gas’ overriding royalty interest in gas produced from approximately 9,000 acres of Marcellus Shale development rights underneath one of its natural gas storage fields previously conveyed in December 2013. In June 2018, Dominion Energy Gas received proceeds of $6 million associated with the transaction, resulting in a $6 million ($4 million after-tax) gain recorded in gains on sales of assets in Dominion Energy Gas’ Consolidated Statements of Income.
Note 12. Regulatory Assets and Liabilities
Regulatory assets and liabilities include the following:

	September 30, 2019	December 31, 2018
(millions)
Dominion Energy
Regulatory assets:
Deferred cost of fuel used in electric generation (1)	$78	$174
Deferred project costs and DSM programs for gas utilities (2)	29	17
Unrecovered gas costs (3)	118	14
Deferred rate adjustment clause costs for Virginia electric utility (4)(5)	226	78
Deferred nuclear refueling outage costs (6)	50	69
NND Project costs (7)	138	—
PJM transmission rates (8)	69	45
Other	258	99

Regulatory assets-current	966	496

Deferred cost of fuel used in electric generation (1)	—	83
Unrecognized pension and other postretirement benefit costs (9)	1,331	1,497
Deferred rate adjustment clause costs for Virginia electric utility (4)(5)(10)	88	230
Deferred project costs for gas utilities (2)	482	335
PJM transmission rates (8)	169	192
Interest rate hedges (11)	897	184
AROs and related funding (12)	330	—
Cost of reacquired debt (13)(14)	283	3
NND Project costs (7)	2,537	—
Ash pond and landfill closure costs (15)	1,003	27
Other	549	125

Regulatory assets-noncurrent	7,669	2,676

Total regulatory assets	$8,635	$3,172

Regulatory liabilities:
Provision for future cost of removal and AROs (16)	$117	$117
Reserve for refunds and rate credits to electric utility customers (17)	215	71
Cost-of-service impact of 2017 Tax Reform Act (18)	2	104
Income taxes refundable through future rates (19)	82	—
Monetization of guarantee settlement (20)	67	—
Other	64	64

Regulatory liabilities-current	547	356

Income taxes refundable through future rates (19)	5,007	4,071
Provision for future cost of removal and AROs (16)	2,315	1,409
Nuclear decommissioning trust (21)	1,354	1,070
Monetization of guarantee settlement (20)	987	—
Reserve for refunds and rate credits to electric utility customers (17)	707	—
Overrecovered other postretirement benefit costs (22)	151	120
Other	405	170

Regulatory liabilities-noncurrent	10,926	6,840

Total regulatory liabilities	$11,473	$7,196

(1)	Reflects deferred fuel expenses for the Virginia, North Carolina and South Carolina jurisdictions of Dominion Energy’s electric generation operations.
(2)
Primarily reflects amounts expected to be collected from or owed to gas customers in Dominion Energy’s service territories associated with current and prospective rider projects, including CEP, PIR and pipeline integrity management. See Note 13 for more information.

(3)	Reflects unrecovered or overrecovered gas costs at regulated gas operations, which are recovered or refunded through filings with the applicable regulatory authority.
(4)
Reflects deferrals under Virginia Power’s electric transmission FERC formula rate and the deferral of costs associated with certain current and prospective rider projects, net of income taxes refundable from the 2017 Tax Reform Act for Virginia Power. See Note 13 for more information.

(5)
As a result of actions from the Virginia Commission in the first quarter of 2019 regarding the ratemaking treatment of excess deferred taxes from the adoption of the 2017 Tax Reform Act for all existing rate adjustment clauses, Virginia Power recorded a $29 million ($22 million after-tax) charge in operating revenue in the Consolidated Statements of Income for amounts which are probable of being returned to customers.

(6)
Legislation enacted in Virginia in April 2014 requires Virginia Power to defer operation and maintenance costs incurred in connection with the refueling of any nuclear-powered generating plant. These deferred costs will be amortized over the refueling cycle, not to exceed 18 months.

(7)
Reflects expenditures by DESC associated with the NND Project, which pursuant to the SCANA Merger Approval Order, will be recovered from DESC electric service customers over a
20
-year period ending in 2039. See Note 3 for more information.

(8)
Reflects amounts to be recovered through retail rates in Virginia for payments Virginia Power will make to PJM over a ten-year period ending 2028 under the terms of a FERC settlement agreement in May 2018 resolving a PJM cost allocation matter.

(9)
Represents unrecognized pension and other postretirement employee benefit costs expected to be recovered or refunded through future rates generally over the expected remaining service period of plan participants by certain of Dominion Energy’s rate-regulated subsidiaries.

(10)	During the first quarter of 2019, Virginia Power recorded a charge of $17 million ($13 million after-tax) to write-off the balance of a regulatory asset for which it is no longer seeking recovery.
(11)
Reflects interest rate hedges recoverable from or refundable to customers. Certain of these instruments are settled and any related payments are being amortized into interest expense over the life of the related debt, which has a weighted-average useful life of approximately
27
years as of September 30, 2019.

(12)
Represents deferred depreciation and accretion expense related to legal obligations associated with the future retirement of generation, transmission and distribution properties. The AROs primarily relate to DESC’s electric generating facilities, including V.C. Summer nuclear power station, and are expected to be recovered over the related property lives and periods of decommissioning which may range up to approximately 106 years.

(13)
Costs of the reacquisition of debt are deferred and amortized as interest expense over the would-be remaining life of the reacquired debt. The reacquired debt costs had a weighted-average life of approximately 26 years as of September 30, 2019.

(14)
During 2019, DESC purchased certain of its first mortgage bonds as discussed in Note 17. As a result of these transactions, DESC incurred net costs, including write-offs of unamortized discount, premium and debt issuance costs, of $
270
million.

(15)
Primarily reflects legislation enacted in Virginia in March 2019 which requires any CCR unit located at certain Virginia Power stations to be closed by removing the CCRs to an approved landfill or through recycling for beneficial reuse. Subject to approval by the Virginia Commission, amounts are expected to be collected over a period between 15 and 18 years commencing no earlier than 2021. See Note 18 for additional information.

(16)	Rates charged to customers by Dominion Energy’s regulated businesses include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.
(17)
Reflects amounts previously collected from retail electric customers of DESC for the NND Project to be credited over an estimated 11-year period in connection with the SCANA Merger Approval Order and Virginia legislation enacted in March 2018 that required one-time rate credits of certain amounts to utility customers in Virginia. See Notes 3 and 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed on November 18, 2019, and Note 3 for more information.

(18)
Balance refundable to customers related to the decrease in revenue requirements for recovery of income taxes at the Companies’ regulated electric generation and electric and natural gas distribution operations. See Notes 3 and 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed on November 18, 2019, and Note 13 for more information.

(19)
Amounts recorded to pass the effect of reduced income taxes from the 2017 Tax Reform Act to customers in future periods, which will reverse at the weighted average tax rate that was used to build the reserves over the remaining book life of the property, net of amounts to be recovered through future rates to pay income taxes that become payable when rate revenue is provided to recover AFUDC equity.

(20)
Reflects amounts to be refunded to DESC electric service customers over a 20-year period ending in 2039 associated with the monetization of a bankruptcy settlement agreement. See Note 3 for additional information.

(21)
Primarily reflects a regulatory liability representing amounts collected from Virginia jurisdictional customers and placed in external trusts (including income, losses and changes in fair value thereon, as applicable) for the future decommissioning of Dominion Energy’s utility nuclear generation stations, in excess of the related AROs.

(22)	Reflects a regulatory liability for the collection of postretirement benefit costs allowed in rates in excess of expense incurred.

	September 30, 2019	December 31, 2018
(millions)
Virginia Power
Regulatory assets:
Deferred cost of fuel used in electric generation (1)	$78	$174
Deferred rate adjustment clause costs (2)(3)	226	78
Deferred nuclear refueling outage costs (4)	50	69
PJM transmission rates (5)	69	45
Other	46	58

Regulatory assets-current (6)	469	424

Deferred rate adjustment clause costs (2)(3)(7)	88	230
PJM transmission rates (5)	169	192
Interest rate hedges (8)	555	151
Deferred cost of fuel used in electric generation (1)	—	83
Ash pond and landfill closure costs (9)	1,003	27
Other	102	54

Regulatory assets-noncurrent	1,917	737

Total regulatory assets	$2,386	$1,161

Regulatory liabilities:
Provision for future cost of removal (10)	$92	$92
Cost-of-service impact of 2017 Tax Reform Act (11)	2	95
Reserve for rate credits to electric utility customers (12)	—	71
Income taxes refundable through future rates (13)	74	—
Other	12	41

Regulatory liabilities-current	180	299

Income taxes refundable through future rates (13)	2,405	2,579
Nuclear decommissioning trust (14)	1,354	1,070
Provision for future cost of removal (10)	1,056	940
Other	163	58

Regulatory liabilities-noncurrent	4,978	4,647

Total regulatory liabilities	$5,158	$4,946

(1)	Reflects deferred fuel expenses for the Virginia and North Carolina jurisdictions of Virginia Power’s generation operations.
(2)
Reflects deferrals under Virginia Power’s electric transmission FERC formula rate and the deferral of costs associated with certain current and prospective rider projects, net of income taxes refundable from the 2017 Tax Reform Act for Virginia Power. See Note 13 for more information.

(3)
As a result of actions from the Virginia Commission in the first quarter of 2019 regarding the ratemaking treatment of excess deferred taxes from the adoption of the 2017 Tax Reform Act for all existing rate adjustment clauses, Virginia Power recorded a $29 million ($22 million after-tax) charge in operating revenue in the Consolidated Statements of Income for amounts which are probable of being returned to customers.

(4)
Legislation enacted in Virginia in April 2014 requires Virginia Power to defer operation and maintenance costs incurred in connection with the refueling of any nuclear-powered generating plant. These deferred costs will be amortized over the refueling cycle, not to exceed 18 months.

(5)
Reflects amounts to be recovered through retail rates in Virginia for payments Virginia Power will make to PJM over a ten-year period ending 2028 under the terms of a FERC settlement agreement in May 2018 resolving a PJM cost allocation matter.

(6)	Current regulatory assets are presented in other current assets in Virginia Power’s Consolidated Balance Sheets.
(7)	During the first quarter of 2019, Virginia Power recorded a charge of $17 million ($13 million after-tax) to write-off the balance of a regulatory asset for which it is no longer seeking recovery.
(8)
Reflects interest rate hedges recoverable from or refundable to customers. Certain of these instruments are settled and any related payments are being amortized into interest expense over the life of the related debt, which has a weighted-average useful life of approximately 24 years as of September 30, 2019.

(9)
Primarily reflects legislation enacted in Virginia in March 2019 which requires any CCR unit located at certain Virginia Power stations to be closed by removing the CCR to an approved landfill or through recycling for beneficial reuse. Subject to approval by the Virginia Commission, amounts are expected to be collected over a period between 15 and 18 years commencing no earlier than 2021. See Note 18 for additional information.

(10)	Rates charged to customers by Virginia Power’s regulated businesses include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.
(11)
Balance refundable to customers related to the decrease in revenue requirements for recovery of income taxes at regulated electric generation and distribution operations. See Note 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, and Note 13 for more information.

(12)
Charge associated with Virginia legislation enacted in March 2018 that required one-time rate credits of certain amounts to utility customers. See Note 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, for more information.

(13)
Amounts recorded to pass the effect of reduced income taxes from the 2017 Tax Reform Act to customers in future periods, which will reverse at the weighted average tax rate that was used to build the reserves over the remaining book life of the property, net of amounts to be recovered through future rates to pay income taxes that become payable when rate revenue is provided to recover AFUDC equity.

(14)
Primarily reflects a regulatory liability representing amounts collected from Virginia jurisdictional customers and placed in external trusts (including income, losses and changes in fair value thereon) for the future decommissioning of Virginia Power’s utility nuclear generation stations, in excess of the related AROs.

	September 30, 2019	December 31, 2018
(millions)
Dominion Energy Gas
Regulatory assets:
Unrecovered gas costs (1)	$2	$1
Other	8	7

Regulatory assets-current (2)	10	8

Unrecognized pension and other postretirement benefit costs (3)	4	15
Interest rate hedges (4)	32	33
Other	10	4

Regulatory assets-noncurrent (5)	46	52

Total regulatory assets	$56	$60

Regulatory liabilities:
Provision for future cost of removal and AROs (6)	$10	$9
Overrecovered gas costs (1)	7	7
Other	13	8

Regulatory liabilities-current (7)	30	24

Income taxes refundable through future rates (8)	560	530
Provision for future cost of removal and AROs (6)	110	113
Overrecovered other postretirement benefit costs (9)	125	106
Other	12	16

Regulatory liabilities-noncurrent	807	765

Total regulatory liabilities	$837	$789

(1)	Reflects unrecovered or overrecovered gas costs at regulated gas operations, which are recovered or refunded through filings with the applicable regulatory authority.

(2)	Current regulatory assets are presented in other current assets in Dominion Energy Gas’ Consolidated Balance Sheets.

(3)
Represents unrecognized pension and other postretirement employee benefit costs expected to be recovered or refunded through future rates generally over the expected remaining service period of plan participants by certain of Dominion Energy Gas’ rate-regulated subsidiaries.

(4)
Reflects interest rate hedges recoverable from or refundable to customers. Certain of these instruments are settled and any related payments are being amortized into interest expense over the life of the related debt, which has a weighted average useful life of approximately 30 years.

(5)	Noncurrent regulatory assets are presented in other deferred charges and other assets in Dominion Energy Gas’ Consolidated Balance Sheets.

(6)
Rates charged to customers by Dominion Energy Gas’ regulated businesses include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.

(7)	Current regulatory liabilities are presented in other current liabilities in Dominion Energy Gas’ Consolidated Balance Sheets.

(8)
Amounts recorded to pass the effect of reduced income taxes from the 2017 Tax Reform Act to customers in future periods, which will reverse at the weighted average tax rate that was used to build the reserves over the remaining book life of the property, net of amounts to be recovered through future rates to pay income taxes that become payable when rate revenue is provided to recover AFUDC equity.

(9)	Reflects a regulatory liability for the collection of postretirement benefit costs allowed in rates in excess of expense incurred.

At September 30, 2019, Dominion Energy, Virginia Power and Dominion Energy Gas’ regulatory assets include $2.4 billion, $1.3 billion and $50 million, respectively, on which they do not expect to earn a return during the applicable recovery period. With the exception of certain items discussed above, the majority of these expenditures are expected to be recovered within the next two years.

Note 13. Regulatory Matters
Regulatory Matters Involving Potential Loss Contingencies
As a result of issues generated in the ordinary course of business, the Companies are involved in various regulatory matters. Certain regulatory matters may ultimately result in a loss; however, as such matters are in an initial procedural phase, involve uncertainty as to the outcome of pending reviews or orders, and/or involve significant factual issues that need to be resolved, it is not possible for the Companies to estimate a range of possible loss. For regulatory matters that the Companies cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the regulatory process such that the Companies are able to estimate a range of possible loss. For regulatory matters that the Companies are able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Any estimated range is based on currently available information, involves elements of judgment and significant uncertainties and may not represent the Companies’ maximum possible loss exposure. The circumstances of such regulatory matters will change from time to time and actual results may vary significantly from the current estimate. For current matters not specifically reported below, management does not anticipate that the outcome from such matters would have a material effect on the Companies’ financial position, liquidity or results of operations.
FERC - Electric
Under the Federal Power Act, FERC regulates wholesale sales and transmission of electricity in interstate commerce by public utilities. Virginia Power purchases and, under its market based rate authority, sells electricity in the PJM wholesale market and to wholesale purchasers in Virginia and North Carolina. DESC sells electricity to wholesale purchasers in its balancing authority area under its electric cost based tariff and to wholesale purchasers outside of its balancing authority area under its market based rate authority. Dominion Energy’s merchant generators sell electricity in the PJM, CAISO and ISO-NE wholesale markets, and to wholesale purchasers in the states of Virginia, North Carolina, Indiana, Connecticut, Tennessee, Georgia, California, South Carolina and Utah, under Dominion Energy’s market-based sales tariffs authorized by FERC or pursuant to FERC authority to sell as a qualified facility. In addition, Virginia Power has FERC approval of a tariff to sell wholesale power at capped rates based on its embedded cost of generation. This cost-based sales tariff could be used to sell to loads within or outside Virginia Power’s service territory. Any such sales would be voluntary.
Rates
In April 2008, FERC granted an application for Virginia Power’s electric transmission operations to establish a forward-looking formula rate mechanism that updates transmission rates on an annual basis and approved an ROE effective as of January 1, 2008. The formula rate is designed to recover the expected revenue requirement for each calendar year and is updated based on actual costs. The FERC-approved formula method, which is based on projected costs, allows Virginia Power to earn a current return on its investment in electric transmission infrastructure.
In March 2010, ODEC and North Carolina Electric Membership Corporation filed a complaint with FERC against Virginia Power claiming, among other issues, that the incremental costs of undergrounding certain transmission line projects were unjust, unreasonable and unduly discriminatory or preferential and should be excluded from Virginia Power’s transmission formula rate. A settlement of the other issues raised in the complaint was approved by FERC in May 2012.
In March 2014, FERC issued an order excluding from Virginia Power’s transmission rates for wholesale transmission customers located outside Virginia the incremental costs of undergrounding certain transmission line projects. FERC found it is not just and reasonable for non-Virginia wholesale transmission customers to be allocated the incremental costs of undergrounding the facilities because the projects are a direct result of Virginia legislation and Virginia Commission pilot programs intended to benefit the citizens of Virginia. The order is retroactively effective as of March 2010 and will cause the reallocation of the costs charged to wholesale transmission customers with loads outside Virginia to wholesale transmission customers with loads in Virginia. FERC determined that there was not sufficient evidence on the record to determine the magnitude of the underground increment and held a hearing to determine the appropriate amount of undergrounding cost to be allocated to each wholesale transmission customer in Virginia.
In October 2017, FERC issued an order determining the calculation of the incremental costs of undergrounding the transmission projects and affirming that the costs are to be recovered from the wholesale transmission customers with loads located in Virginia. FERC directed Virginia Power to rebill all wholesale transmission customers retroactively to March 2010 within 30 days of when the proceeding becomes final and no longer subject to rehearing. In November 2017, Virginia Power, North Carolina Electric Membership Corporation and the wholesale transmission customers filed petitions for rehearing. In July 2018, FERC denied the rehearing requests related to the October 2017 order determining the calculation of the undergrounding costs. Several parties have appealed FERC’s decision to the U.S. Court of Appeals for the D.C. Circuit. This matter is pending. While Virginia Power cannot predict the outcome of the matter, it is not expected to have a material effect on results of operations.
In January 2019, FERC issued an order denying PJM’s request to waive certain provisions of the PJM Tariff regarding the liquidation of a portfolio of FTRs owned by GreenHat who had defaulted on its financial obligations. As a result of FERC’s order, PJM is required to use the existing tariff provisions to liquidate GreenHat’s FTR portfolio and allocate the resulting costs to PJM members. In February 2019, PJM filed a request for clarification and rehearing with FERC. Also in February 2019, Virginia Power and certain other PJM members filed a request for rehearing with FERC. In June 2019, FERC established a hearing and settlement proceedings to address the issues raised in PJM’s request for clarification and rehearing. In October 2019, PJM submitted a settlement offer to FERC which is pending approval. Based on the terms of the proposed settlement, the impact to Virginia Power is expected to be immaterial.

FERC – Gas
DETI
In July 2017, FERC audit staff communicated to DETI that it had substantially completed an audit of DETI’s compliance with the accounting and reporting requirements of FERC’s Uniform System of Accounts and provided a description of matters and preliminary recommendations. In November 2017, the FERC audit staff issued its audit report which could have the potential to result in adjustments which could be material to Dominion Energy and Dominion Energy Gas’ results of operations. In December 2017, DETI provided its response to the audit report. DETI recognized a charge of $129 million ($94 million after-tax) recorded primarily within impairment of assets and other charges in Dominion Energy and Dominion Energy Gas’ Consolidated Statements of Income during the second quarter of 2018 for a disallowance of plant, originally established beginning in 2012, in anticipation of resolution of one matter with FERC. DETI reached resolution of certain matters with FERC in the fourth quarter of 2018. Pending final resolution of the audit process and a determination by FERC, management is unable to estimate the potential impact of the remaining finding and no amounts have been recognized.
2017 Tax Reform Act
Other than the items discussed below, which are pending or have been resolved during the period, there have been no changes to the 2017 Tax Reform Act matters discussed in Notes 3 and 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019.
In January 2019, Virginia Power filed updated testimony in response to the Virginia Commission’s September 2018 order with a proposed annual revenue reduction of approximately $171 million. Additionally, Virginia Power proposed to issue a one-time bill credit to customers within 90 days of this effective date, to true-up the difference between the final revenue reduction for the period January 1, 2018 through March 31, 2019 and the $125 million interim rate reduction implemented on July 1, 2018. In March 2019, the Virginia Commission issued an order approving an annual revenue reduction of approximately $183 million effective April 2019 and ordered Virginia Power to implement the one-time customer credit on or before July 1, 2019. In the second quarter of 2019, Virginia Power refunded to customers $132 million.
In October 2018, the North Carolina Commission issued an order requesting companies file to reduce base rates expeditiously. Virginia Power made its compliance filing in October 2018 and submitted an annual base rate revenue decrease of approximately $14 million effective in early 2019. Virginia Power also proposed to issue a one-time bill credit in early 2019 for its 2018 tax savings collected provisionally from customers. The order allowed for the disposition of excess deferred income taxes to be deferred for consideration until the utilities’ next base rate case, but no longer than 3 years, and initiated a quarterly reporting requirement for such deferred amounts. In March 2019, the North Carolina Commission issued an order approving Virginia Power’s proposed annual base rate revenue decrease and one-time bill credit. In the second quarter of 2019, Virginia Power refunded to customers $13 million.
In March 2019, Questar Gas filed with the Utah and Wyoming Commissions as to the impact of excess deferred income taxes resulting from the 2017 Tax Reform Act. Questar Gas proposed to return the 2018 amortization of excess deferred income taxes to customers and to incorporate the remaining excess deferred income tax impact in its next general rate cases in each jurisdiction. In May 2019, the Utah Commission issued an order approving Questar Gas’ proposal to refund the 2018 amortization of excess deferred income taxes over twelve months beginning in June 2019. The matter with the Wyoming Commission is pending.
In October 2018, the Ohio Commission issued an order requiring rate-regulated utilities to file an application reflecting the impact of the 2017 Tax Reform Act on current rates by January 1, 2019. In December 2018, East Ohio filed its application proposing an approach to establishing rates and charges by and through which to return tax reform benefits to its customers. This case is pending.
In March 2018, FERC announced actions to address the income tax allowance component of regulated entities’ cost-of-service rates as a result of the 2017 Tax Reform Act. FERC required all interstate natural gas pipelines to make a one-time informational filing with FERC on Form 501-G to provide financial information to allow FERC and other interested parties to analyze the impacts of the changes in tax law. The actions also included the reversal of FERC’s policy allowing master limited partnerships to recover an income tax allowance in cost-of-service rates and requiring other pass-through entities to justify the inclusion of an income tax allowance.
During 2018, Dominion Energy’s FERC-regulated pipelines, including those accounted for as equity method investments, filed the Form 501-G with FERC. Dominion Energy Overthrust Pipeline, LLC, White River Hub, Dominion Energy Questar Pipeline, DETI, DECG, Cove Point and Iroquois have reached resolution through a FERC waiver or FERC terminating the 501-G proceeding, or through settlement, which did not result in a material impact to results of operations, financial condition and/or cash flows of Dominion Energy or Dominion Energy Gas.

Other Regulatory Matters
Other than the following matters, there have been no significant developments regarding the pending regulatory matters disclosed in Notes 3 and 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019, or Note 13 to the Consolidated Financial Statements in the Companies’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, as updated in Current Report on Forms 8-K, filed on November 18, 2019.
Virginia Regulation
Grid Transformation and Security Act of 2018
In July 2018, Virginia Power filed a petition with the Virginia Commission for approval of the first three years of its ten-year plan for electric distribution grid transformation projects as authorized by the GTSA. During the first three years of the plan, Virginia Power proposed to focus on the following seven foundational components of the overall grid transformation plan: (i) smart meters; (ii) customer information platform; (iii) reliability and resilience; (iv) telecommunications infrastructure; (v) cyber and physical security; (vi) predictive analytics; and (vii) emerging technology. The total estimated capital investment during 2019-2021 was $816 million and the proposed operations and maintenance expenses were $102 million. In January 2019, the Virginia Commission issued its final order approving capital spending for the first three years of the plan totaling $68 million on cyber and physical security and related telecommunications infrastructure (Phase IA). The Virginia Commission declined to approve the remainder of the proposed components for the first three years of the plan, the proposed spending for which was not found reasonable and prudent based on the record in the proceeding.
In September 2019, Virginia Power filed a revised plan which includes six components: (i) smart meters; (ii) customer information platform; (iii) grid improvement projects; (iv) telecommunications infrastructure; (v) cyber security; and (vi) a smart charging electric vehicle infrastructure pilot program (Phase IB). For Phase IB, the total proposed capital investment during 2019 – 2021 is $511 million and the proposed operations and maintenance investment is $83 million. This matter is pending.
Virginia Fuel Expenses
In May 2019, Virginia Power filed its annual fuel factor with the Virginia Commission to recover an estimated $1.5 billion in Virginia jurisdictional projected fuel expenses for the rate year beginning July 1, 2019 and the projected June 30, 2019 underrecovered balance of $124 million. Virginia Power’s proposed fuel rate represented a fuel revenue decrease of $192 million when applied to projected kilowatt-hour sales for the period July 1, 2019 to June 30, 2020. Subsequently in May 2019, Virginia Power revised its fuel factor filing to reduce the projected June 30, 2019 underrecovered balance to $107 million and a fuel revenue decrease of $254 million. In August 2019, the Virginia Commission approved Virginia Power’s fuel rate.
Battery Storage Pilot
In August 2019, Virginia Power filed an application with the Virginia Commission to participate in a pilot program for electric power storage batteries, which includes three projects for deployment of battery energy storage systems. Virginia Power also requested an amended CPCN to construct and operate a battery energy storage system at Scott Solar. The projects are estimated to cost approximately $35 million. These matters are pending.
Rate Adjustment Clauses
In December 2018, Virginia Power filed a petition requesting approval of Rider E and proposed a $114 million total revenue requirement for the rate year beginning November 1, 2019. In August 2019, the Virginia Commission issued an order approving in part and denying in part the petition. As a result, Virginia Power recorded a $21 million ($16 million after-tax) charge in impairment of assets and other charges in the Consolidated Statements of Income for the three and nine months ended September 30, 2019 to write-off certain disallowed environmental property, plant and equipment and regulatory assets. In August 2019, the Virginia Commission granted Virginia Power’s petition for reconsideration of the disallowed amount and stayed the order issued earlier in August 2019. In October 2019, the Virginia Commission approved Virginia Power’s request to implement a total revenue requirement of $104 million, subject to true-up, pending resolution of the petition for reconsideration. This matter is pending.
The Virginia Commission previously approved Rider U in conjunction with cost recovery to move certain electric distribution facilities underground as authorized by Virginia legislation. In October 2019, The Virginia Commission approved Virginia Power’s proposed fourth phase of conversions totaling $123 million and a total $52 million revenue requirement for the rate year beginning February 1, 2020 for continuing recovery of the previously approved phase conversions and the proposed fourth phase conversions.

Additional significant riders associated with various Virginia Power projects are as follows:

Rider Name	Application Date	Approval Date	Rate Year Beginning	Total Revenue Requirement (millions)	Increase (Decrease) Over Previous Year (millions)
Rider BW	October 2019	Pending	September 2020	$120	$1
Rider US-2	October 2019	Pending	September 2020	10	(5)

Electric Transmission Projects
In November 2013, the Virginia Commission issued an order granting Virginia Power a CPCN to construct approximately 7 miles of new overhead 500 kV transmission line from the existing Surry switching station in Surry County to a new Skiffes Creek switching station in James City County, and approximately 20 miles of new 230 kV transmission line in James City County, York County, and the City of Newport News from the proposed new Skiffes Creek switching station to Virginia Power’s existing Whealton substation in the City of Hampton. In February 2019, the transmission line project was placed into service. In March 2019, the U.S. Court of Appeals for the D.C. Circuit issued an order vacating the permit from the U.S. Army Corps of Engineers issued in July 2017 and ordered the U.S. Army Corps of Engineers to do a full environmental impact study of the project. In April 2019, Virginia Power and the U.S. Army Corps of Engineers filed petitions for rehearing with the U.S. Court of Appeals for the D.C. Circuit, asking that the permit from the U.S. Army Corps of Engineers remain in effect while an environmental impact study is performed. In May 2019, the U.S. Court of Appeals for the D.C. Circuit denied the request for rehearing and ordered the U.S. District Court for the D.C. Circuit to consider and issue a ruling on whether the permit should be vacated during the U.S. Army Corps of Engineers’ preparation of an environmental impact statement. This matter is pending.
Virginia Power electric transmission projects approved or applied for are as follows:

Description and Location of Project	Application Date	Approval Date	Type of Line	Miles of Lines	Cost Estimate (millions)
Rebuild and operate the Glebe substation and relocate and operate in Arlington County, Virginia and the City of Alexandria, Virginia existing overhead line underground	March 2019	September 2019	230 kV	<1	$125
Rebuild and operate five segments between the Loudoun and Ox substations	August 2019	Pending	230 kV	19	70

North Carolina Regulation
North Carolina Base Rate Case
In March 2019, Virginia Power filed its base rate case and schedules with the North Carolina Commission. Virginia Power proposed a non-fuel, base rate increase of $27 million effective November 1, 2019 on an interim basis subject to refund, with any permanent rates ordered by the North Carolina Commission effective January 1, 2020. The base rate increase was proposed to recover the significant investments in generation, transmission and distribution infrastructure for the benefit of North Carolina customers. Virginia Power presented an earned return of 7.52% based upon a fully-adjusted test period, compared to its authorized 9.90% return, and proposed a 10.75% ROE. In September 2019, Virginia Power revised its filing to reduce the non-fuel base rate increase to $24 million. This matter is pending.
North Carolina Fuel Filing
In August 2019, Virginia Power submitted its annual filing to the North Carolina Commission to adjust the fuel component of its electric rates. Virginia Power proposed a total $18 million decrease to the fuel component of its electric rates for the rate year beginning February 1, 2020. This matter is pending.
South Carolina Regulation
In June 2019, DESC filed with the South Carolina Commission its monitoring report for the 12-month period ended March 31, 2019 with a total revenue requirement of $437 million. This represents a $7 million overall increase to its natural gas rates under the terms of the Natural Gas Rate Stabilization Act effective for the rate year beginning November 2019. In October 2019, the South Carolina Commission approved a total revenue requirement of $436 million effective with the first billing cycle of November 2019.

Ohio Regulation
UEX Rider
East Ohio has approval for a UEX rider through which it recovers the bad debt expense of most customers not participating in the PIPP Plus Program. The UEX rider is adjusted annually to achieve dollar for dollar recovery of East Ohio’s actual write-offs of uncollectible amounts. In July 2019, the Ohio Commission approved East Ohio’s application requesting approval of its UEX rider to reflect recovery of under-recovered accumulated bad debt expense of approximately $3 million as of March 31, 2019, and recovery of prospective net bad debt expense projected to total approximately $15 million for the twelve-month period from April 2019 to March 2020 for the rate year beginning August 1, 2019.
West Virginia Regulation
PREP
In May 2019, Hope filed a PREP application with the West Virginia Commission requesting approval to recover PREP costs related to $29 million and $39 million of projected capital investment for 2019 and 2020, respectively. The application also includes a true-up of PREP costs related to the 2018 actual capital investment of $30 million and sets forth $10 million of annual PREP costs to be recovered in proposed rates effective November 1, 2019. In October 2019, the West Virginia Commission approved PREP rates effective November 1, 2019.
Utah Regulation
In April 2019, Questar Gas filed a request with the Utah Commission for pre-approval to construct an LNG storage facility with a liquefaction rate of 8.2 million cubic feet per day. In October 2019, the Utah Commission granted pre-approval to construct the LNG storage facility.
FERC – Gas
Cove Point
In June 2015, Cove Point executed
two
binding precedent agreements for the approximately $150 million Eastern Market Access Project. In January 2018, Cove Point received FERC authorization to construct and operate the project facilities. In October 2018, Cove Point announced it was evaluating alternatives to a proposed Charles County, Maryland compressor station that was initially part of this project and in December 2018, after working with project customers for alternative solutions, decided not to pursue further construction at this location resulting in a revised project estimate of approximately $45 million and a write-off of $37 million ($28 million after-tax). In May 2019, Cove Point filed an application for an amendment to vacate its FERC authorization for the Charles County, Maryland compressor station and revised its project scope. In August 2019, Cove Point received FERC authorization and the Eastern Market Access Project commenced commercial operations in September 2019.
In connection with the Eastern Market Access Project, in August 2019, Cove Point filed to update its annual electric power cost adjustment requesting FERC approval to recover $25 million, representing an increase of $1 million from the adjustment approved in March 2019. FERC approved the adjustment in August 2019.
DETI
In September 2019, DETI submitted its annual transportation cost rate adjustment to FERC requesting approval to recover $38 million. Also in September 2019, DETI submitted its annual electric power cost adjustment to FERC requesting approval to recover $10 million. In October 2019, FERC approved these adjustments.
In January 2018, DETI filed an application to request FERC authorization to construct and operate certain facilities located in Ohio and Pennsylvania for the Sweden Valley project. In June 2019, DETI withdrew its application for the project due to certain regulatory delays. As a result of the project abandonment, during the second quarter of 2019, DETI recorded a charge of $13 million ($10 million after-tax), included in impairment of assets and other charges in Dominion Energy and Dominion Energy Gas’ Consolidated Statements of Income.
Note 14. Asset Retirement Obligations
AROs represent obligations that result from laws, statutes, contracts and regulations related to the eventual retirement of certain of the Companies’ long-lived assets. Dominion Energy and Virginia Power’s AROs are primarily associated with the decommissioning of their nuclear generation facilities and ash pond and landfill closures. Dominion Energy Gas’ AROs primarily include plugging and abandonment of gas and oil wells and the interim retirement of natural gas gathering, transmission, distribution and storage pipeline components.
The Companies have also identified, but not recognized, AROs related to the retirement of the Cove Point LNG Facility, Dominion
Energy and Dominion Energy Gas’ storage wells in their underground natural gas storage network, certain Virginia Power electric transmission and distribution assets located on property with easements, rights of way, franchises and lease agreements, Virginia Power’s hydroelectric generation facilities and the abatement of certain asbestos not expected to be disturbed in Dominion Energy and Virginia Power’s generation facilities. The Companies currently do not have sufficient information to estimate a reasonable range of expected retirement dates for any of these assets since the economic lives of these assets can be extended indefinitely through regular repair and maintenance and they currently have no plans to retire or dispose of any of these assets. As a result, a settlement date is not determinable for these assets and AROs for these assets will not be reflected in the Consolidated Financial Statements until sufficient information becomes available to determine a reasonable estimate of the fair value of the activities to be performed. The Companies continue to monitor operational and strategic developments to identify if sufficient information exists to reasonably estimate a retirement date for these assets. The changes to AROs during 2019 were as follows:

Amount
(millions)
Dominion Energy
AROs at December 31, 2018 (1)	$2,532
Obligations incurred during the period (2)	2,404
Obligations settled during the period	(100)
AROs acquired in the SCANA Combination	577
Revisions in estimated cash flows (2)	(229)
Accretion	153

AROs at September 30, 2019 (1)	$5,337

Virginia Power
AROs at December 31, 2018 (3)	$1,445
Obligations incurred during the period (2)	2,403
Obligations settled during the period	(60)
Revisions in estimated cash flows (2)	(202)
Accretion	94

AROs at September 30, 2019 (3)	$3,680

Dominion Energy Gas
AROs at December 31, 2018 (4)	$88
Obligations settled during the period	(2)
Accretion	3

AROs at September 30, 2019 (4)	$89

(1)	Includes $ 282 million and $ 317 million reported in other current liabilities at December 31, 2018 and September 30, 2019, respectively.
(2)	Primarily related to future ash pond and landfill closure costs at certain utility generation facilities. See Note 18 for further information.
(3)	Includes $ 245 million and $ 262 million reported in other current liabilities at December 31, 2018 and September 30, 2019, respectively.
(4)
Includes $
79
 million and $
76
 million reported in other deferred credits and other liabilities, with the remainder recorded in other current liabilities, at December 31, 2018 and September 30, 2019, respectively.

Dominion Energy and Virginia Power have established trusts dedicated to funding the future decommissioning of their nuclear plants. At September 30, 2019 and December 31, 2018, the aggregate fair value of Dominion Energy’s trusts, consisting primarily of equity and debt securities, totaled $5.9 billion and $4.9 billion, respectively. At September 30, 2019 and December 31, 2018, the aggregate fair value of Virginia Power’s trusts, consisting primarily of debt and equity securities, totaled $2.7 billion and $2.4 billion, respectively.

Note 15. Leases
At September 30, 2019, the Companies had the following lease assets and liabilities recorded in the Consolidated Balance Sheets:

September 30, 2019
(millions)
Dominion Energy
Lease assets:
Operating lease assets	$455
Finance lease assets (1)	159

Total lease assets	$614

Lease liabilities:
Operating lease liabilities (2)	$58
Finance lease liabilities (3)	30

Total lease liabilities - current	88

Operating lease liabilities	394
Finance lease liabilities (4)	132

Total lease liabilities - noncurrent	526

Total lease liabilities	$614

Virginia Power
Operating lease assets	$184
Finance lease assets (1)	15

Total lease assets	$199

Lease liabilities:
Operating lease liabilities (2)	$30
Finance lease liabilities (3)	3

Total lease liabilities - current	33

Operating lease liabilities	152
Finance lease liabilities (4)	11

Total lease liabilities - noncurrent	163

Total lease liabilities	$196

Dominion Energy Gas
Operating lease assets	$37
Finance lease assets (1)	4

Total lease assets (5)	$41

Lease liabilities:
Operating lease liabilities (2)	$6
Finance lease liabilities (3)	1

Total lease liabilities - current	7

Operating lease liabilities	31
Finance lease liabilities (4)	4

Total lease liabilities - noncurrent	35

Total lease liabilities (5)	$42

(1)
Included in property, plant and equipment in the Companies’ Consolidated Balance Sheets, net of $
39
million, $
3
million and $
1
million of accumulated amortization at Dominion Energy, Virginia Power and Dominion Energy Gas, respectively, at September 30, 2019.

(2)	Included in other current liabilities in the Companies’ Consolidated Balance Sheets.
(3)	Included in securities due within one year in the Companies’ Consolidated Balance Sheets.
(4)	Included in long-term debt in the Companies’ Consolidated Balance Sheets.
(5)	Excludes $ 26 million of lease assets recorded in assets of discontinued operations and $ 24 million for lease liabilities recorded in liabilities of discontinued operations.
In addition to the amounts disclosed above, Dominion Energy’s Consolidated Balance Sheet at September 30, 2019 includes property, plant and equipment and accumulated depreciation of $2.8 billion and $341 million, respectively, related to facilities subject to power purchase agreements under which Dominion Energy is the lessor.

For the three and nine months ended September 30, 2019, total lease cost associated with the Companies’ lessee leasing arrangements consisted of the following:

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
(millions)
Dominion Energy
Finance lease cost:
Amortization	$7	$14
Interest	1	3
Operating lease cost	20	64
Short-term lease cost	7	20
Variable lease cost	1	4

Total lease cost	$36	$105

Virginia Power
Operating lease cost	$10	$31
Short-term lease cost	3	7
Variable lease cost	1	2

Total lease cost	$14	$40

Dominion Energy Gas
Operating lease cost	$1	$5
Short-term lease cost	2	5

Total lease cost	$3	$10

For the nine months ended September 30, 2019, cash paid for amounts included in the measurement of lease liabilities consisted of the following amounts, included in the Companies’ Consolidated Statements of Cash Flows:

Nine Months Ended September 30, 2019
(millions)
Dominion Energy
Operating cash flows for finance leases	$3
Operating cash flows for operating leases	89
Financing cash flows for finance leases	12
Virginia Power
Operating cash flows for operating leases	40
Dominion Energy Gas
Operating cash flows for operating leases	10

In addition to the amounts disclosed above, Dominion Energy’s Consolidated Statement of Income for the three and nine months ended September 30, 2019 includes $64 million and $146 million, respectively, of rental revenue included in operating revenue and $23 million and $70 million, respectively, of depreciation expense, included in depreciation, depletion and amortization, related to facilities subject to power purchase agreements under which Dominion Energy is the lessor.

At September 30, 2019, the weighted average remaining lease term and weighted discount rate for the Companies’ finance and operating leases were as follows:

September 30, 2019
Dominion Energy
Weighted average remaining lease term - finance leases	6 years
Weighted average remaining lease term - operating leases	21 years
Weighted average discount rate - finance leases	4.36%
Weighted average discount rate - operating leases	4.58%
Virginia Power
Weighted average remaining lease term - finance leases	6 years
Weighted average remaining lease term - operating leases	17 years
Weighted average discount rate - finance leases	4.65%
Weighted average discount rate - operating leases	4.51%
Dominion Energy Gas
Weighted average remaining lease term - finance leases	6 years
Weighted average remaining lease term - operating leases	9 years
Weighted average discount rate - finance leases	4.55%
Weighted average discount rate - operating leases	4.43%

The Companies’ lease liabilities have the following scheduled maturities:

Maturity of Lease Liabilities	Dominion Energy		Virginia Power		Dominion Energy Gas (1)
(millions)	Operating	Finance	Operating	Finance	Operating	Finance
2019	$18	$10	$8	$1	$5	$1
2020	68	39	33	3	13	2
2021	61	33	29	3	11	2
2022	50	31	23	3	9	2
2023	40	28	18	2	6	2
After 2023	538	49	160	4	25	3

Total undiscounted lease payments	775	190	271	16	69	12

Present value adjustment	(323)	(28)	(89)	(2)	(13)	(2)

Present value of lease liabilities	$452	$162	$182	$14	$56	$10

(1)	Includes amounts reflected in discontinued operations.

Corporate Office Leasing Arrangement
In July 2016, Dominion Energy signed an agreement with a lessor to construct and lease a new corporate office property in Richmond, Virginia. The lessor provided equity and obtained financing commitments from debt investors, totaling $365 million, which funded total project costs. The project became substantially complete in August 2019 at which point the facility was available for Dominion Energy’s use and the five-year lease term commenced.
Upon commencement, the lease for the facility was classified as a finance lease. At the end of the initial lease term, Dominion Energy can (i) extend the term of the lease for an additional five years, subject to the approval of the participants, at current market terms, (ii) purchase the property for an amount equal to the project costs or, (iii) subject to certain terms and conditions, sell the property on behalf of the lessor to a third party using commercially reasonable efforts to obtain the highest cash purchase price for the property. If the project is sold and the proceeds from the sale are insufficient to repay the investors for the project costs, Dominion Energy may be required to make a payment to the lessor, up to 87% of project costs, for the difference between the project costs and sale proceeds. No end-of-term options were deemed reasonably certain of exercise at commencement date. At commencement, Dominion Energy recorded a right-of-use asset and offsetting lease obligation of $67 million, representing the present value of consideration over the five-year term at the rate implicit in the lease.

Note 16. Variable Interest Entities
There have been no significant changes regarding the entities the Companies consider VIEs as described in Note 15 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019.
Dominion Energy
At September 30, 2019 and December 31, 2018, Dominion Energy’s securities due within one year includes $31 million and $31 million, respectively, and long-term debt includes $290 million and $299 million, respectively, of debt issued by SBL Holdco, a VIE, net of issuance costs, that is nonrecourse to Dominion Energy and is secured by SBL Holdco’s interest in certain merchant solar facilities.
Virginia Power
Virginia Power had a long-term power and capacity contract with one
non-utility generator with an aggregate summer generation capacity of approximately 218 MW. In May 2019, Virginia Power entered into an agreement and paid $135 million to terminate the remaining contract with the non-utility generator, effective April 2019. A $135 million ($100 million after-tax) charge was recorded in impairment of assets and other charges in Virginia Power’s Consolidated Statements of Income during the second quarter of 2019. Virginia Power paid $13 million for electric capacity and $4 million for electric energy to the non-utility generator in the three months ended September 30, 2018. Virginia Power paid $13 million and $38 million for electric capacity and $1 million and $14 million for electric energy to the non-utility generator in the nine months ended September 30, 2019 and 2018, respectively.
Dominion Energy Gas
Dominion Energy Gas purchased shared services from DECGS and DEQPS of $4 million and $8 million for the three months ended September 30, 2019, $4 million and $7 million for the three months ended September 30, 2018, $13 million and $28 million for the nine months ended September 30, 2019 and $13 million and $22 million for the nine months ended September 30, 2018, respectively. Dominion Energy Gas’ Consolidated Balance Sheets included amounts due to DECGS and DEQPS of $10 million and $6 million at September 30, 2019 and December 31, 2018, respectively.
Virginia Power and Dominion Energy Gas
Virginia Power and Dominion Energy Gas purchased shared services from DES, an affiliated VIE, of $83 million and $25 million for the three months ended September 30, 2019, $79 million and $26 million for the three months ended September 30, 2018, $301 million and $92 million for the nine months ended September 30, 2019 and $251 million and $80 million for the nine months ended September 30, 2018, respectively. Virginia Power’s Consolidated Balance Sheets included amounts due to DES of $50 million and $107 million at September 30, 2019 and December 31, 2018, respectively, recorded in payables to affiliates. At September 30, 2019 and December 31, 2018, Dominion Energy Gas’ Consolidated Balance Sheets included amounts due to DES of $15 million and $44 million, recorded in payables to affiliates, and $8 million and $18 million, recorded in current liabilities of discontinued operations, respectively.
Note 17. Significant Financing Transactions
Credit Facilities and Short-term Debt
The Companies use short-term debt to fund working capital requirements and as a bridge to long-term debt financings. The levels of borrowing may vary significantly during the course of the year, depending upon the timing and amount of cash requirements not satisfied by cash from operations. In addition, Dominion Energy utilizes cash and letters of credit to fund collateral requirements. Collateral requirements are impacted by commodity prices, hedging levels, Dominion Energy’s credit ratings and the credit quality of its counterparties.

Dominion Energy
At September 30, 2019, Dominion Energy’s commercial paper and letters of credit outstanding, as well as its capacity available under the credit facility, were as follows:

	Facility Limit	Outstanding Commercial Paper	Outstanding Letters of Credit	Facility Capacity Available
(millions)
Joint revolving credit facility (1)	$6,000	$2,394	$81	$3,525
(1)
This credit facility matures in March 2023 and can be used by the borrowers under the credit facility to support bank borrowings and the issuance of commercial paper, as well as to support up to a combined $
2.0
billion of letters of credit.

In addition to the credit facility mentioned above, Dominion Energy also has a credit facility with a maturity date in June 2020 which allows Dominion Energy to issue up to approximately $21 million in letters of credit. At September 30, 2019, Dominion Energy had $21 million in letters of credit outstanding under this agreement.
In March 2019, DESC’s existing $700 million credit facility was terminated and DESC was added as a borrower to the joint revolving credit facility discussed above with Dominion Energy, Virginia Power, Dominion Energy Gas and Questar Gas. At September 30, 2019, the sub-limit for DESC was $500 million.
South Carolina Fuel Company, Inc.’s existing credit facility was terminated in February 2019. SCANA and PSNC’s existing credit facilities were terminated in March 2019. Liquidity needs for these entities may be satisfied through short-term intercompany borrowings from Dominion Energy.
In addition to the credit facilities mentioned above, SBL Holdco has $30 million of credit facilities which had an original stated maturity date of December 2017 with automatic one-year renewals through the maturity of the SBL Holdco term loan agreement in 2023. Dominion Solar Projects III, Inc. has $25 million of credit facilities which had an original stated maturity date of May 2018 with automatic one-year renewals through the maturity of the Dominion Solar Projects III, Inc. term loan agreement in 2024. At September 30, 2019, no amounts were outstanding under either of these facilities.
In February 2019, Dominion Energy Midstream terminated its $500 million revolving credit facility subsequent to repaying the outstanding balance of $73 million, plus accrued interest.
In September 2019, Dominion Energy Questar Corporation borrowed $3.0 billion under a 364-Day Term Loan Agreement that bears interest at a variable rate. The proceeds from the borrowing were used to repay the principal of Cove Point’s $3.0 billion term loan due in 2021. Dominion Energy has provided a guarantee to support Dominion Energy Questar Corporation’s obligation under the 364-Day Term Loan Agreement.
Virginia Power
Virginia Power’s short-term financing is supported through its access as co-borrower to the joint revolving credit facility. This credit facility can be used for working capital, as support for the combined commercial paper programs of the borrowers under the credit facility and for other general corporate purposes.
At September 30, 2019, Virginia Power’s share of commercial paper and letters of credit outstanding under its joint credit facility with Dominion Energy, Dominion Energy Gas, Questar Gas and DESC was as follows:

	Facility Limit (1)	Outstanding Commercial Paper	Outstanding Letters of Credit
(millions)
Joint revolving credit facility (1)	$6,000	$685	$6
(1)
The full amount of the facility is available to Virginia Power, less any amounts outstanding to co-borrowers Dominion Energy, Dominion Energy Gas, Questar Gas and DESC. The sub-limit for Virginia Power is set within the facility limit but can be changed at the option of the borrowers under the credit facility multiple times per year. At September 30, 2019, the sub-limit for Virginia Power was $
1.5
billion. If Virginia Power has liquidity needs in excess of its sub-limit, the sub-limit may be changed or such needs may be satisfied through short-term intercompany borrowings from Dominion Energy. This credit facility matures in March 2023 and can be used to support bank borrowings and the issuance of commercial paper, as well as to support up to $
2.0
billion (or the sub-limit, whichever is less) of letters of credit.

Dominion Energy Gas
Dominion Energy Gas’ short-term financing is supported through its access as co-borrower to the joint revolving credit facility. This credit facility can be used for working capital, as support for the combined commercial paper programs of the borrowers under the credit facility and for other general corporate purposes.
At September 30, 2019, Dominion Energy Gas’ share of commercial paper and letters of credit outstanding under its joint credit facility with Dominion Energy, Virginia Power, Questar Gas and DESC was as follows:

	Facility Limit (1)	Outstanding Commercial Paper	Outstanding Letters of Credit
(millions)
Joint revolving credit facility (1)	$1,500	$280	$—
(1)
A maximum of $
1.5
 billion of the facility is available to Dominion Energy Gas, assuming adequate capacity is available after giving effect to uses by co-borrowers Dominion Energy, Virginia Power, Questar Gas and DESC. The sub-limit for Dominion Energy Gas is set within the facility limit but can be changed at the option of the borrowers under the credit facility multiple times per year. At September 30, 2019, the sub-limit for Dominion Energy Gas was $
750
million. If Dominion Energy Gas has liquidity needs in excess of its sub-limit, the sub-limit may be changed or such needs may be satisfied through short-term intercompany borrowings from Dominion Energy. This credit facility matures in March 2023 and can be used to support bank borrowings and the issuance of commercial paper, as well as to support up to $
1.5
billion (or the sub-limit, whichever is less) of letters of credit.

In February 2019, Dominion Energy Midstream terminated its $500 million revolving credit facility subsequent to repaying the outstanding balance of $73 million, plus accrued interest.
Long-term Debt
Unless otherwise noted, the proceeds of long-term debt issuances were used for general corporate purposes and/or to repay short-term debt.
In February 2019, Dominion Energy Midstream repaid its $300 million variable rate term loan agreement due in December 2019 at the principal outstanding plus accrued interest.
In February and March 2019, DESC purchased certain of its first mortgage bonds having an aggregate purchase price of $1.2 billion pursuant to tender offers. Also in March 2019, SCANA purchased certain of its medium term notes having an aggregate purchase price of $300 million pursuant to a tender offer. Both DESC tender offers and the SCANA tender offer expired in the first quarter of 2019.
In March 2019, Dominion Energy issued $400 million of 4.60% senior notes that mature in 2049.
In March 2019, Dominion Energy issued an additional $200 million of its 4.25% senior notes that mature in 2028.
In May 2019, Virginia Power redeemed its $40 million 5.0% Economic Development Authority of the County of Chesterfield Pollution Control Refunding Revenue Bonds, Series 2009A, due in 2023 at the principal outstanding plus accrued interest.
In May 2019, GENCO redeemed its 5.49% senior secured notes due in 2024 at the remaining principal outstanding of $33 million plus accrued interest. In June 2019, the first mortgage lien on an electric generating facility that previously secured these notes was released.
In May 2019, Virginia Power remarketed four series of tax-exempt bonds, with an aggregate outstanding principal of $198 million to new investors. One of the bonds will bear interest at a coupon rate of 1.8% until April 2022, after which it will bear interest at a market rate to be determined at that time. Three of the bonds will bear interest at a coupon rate of 1.9% until June 2023, after which they will bear interest at a market rate to be determined at that time.
In June 2019, Dominion Energy purchased and cancelled $12 million and $13 million of its June 2006 hybrids and September 2006 hybrids, respectively. All purchases were conducted in compliance with the applicable replacement capital covenant.
In July 2019, Virginia Power issued $500 million of 2.875% senior notes that mature in 2029.
In August 2019, Dominion Energy issued $1.0 billion of 2.45% senior notes that mature in 2023 through a private placement.
In September 2019, DESC purchased certain of its first mortgage bonds with an outstanding principal balance of $552 million pursuant to a tender offer that expired in the third quarter of 2019.
In October 2019, Dominion Energy Terminal Company remarketed its $27 million Peninsula Ports Authority of Virginia Coal Terminal Revenue Refunding Bonds, Series 2003 due in 2033 resulting in a reset of the interest rate from 1.55% to 1.70% until 2022.
In October 2019, Dominion Energy Gas provided notice to holders to redeem its $450 million 2014 Series A 2.50% senior notes in full in November 2019 that would have otherwise matured in December 2019.

Remarketable Subordinated Notes
In June 2019, Dominion Energy successfully remarketed its $700 million 2016 Series A-1 2.0% RSNs due 2021 and $700 million 2016 Series A-2 2.0% RSNs due 2024 pursuant to the terms of the 2016 Equity Units. In connection with the remarketing, the interest rates on the Series A-1 and Series A-2 notes were reset to 2.715% and 3.071%, respectively, payable on a semi-annual basis, and Dominion Energy ceased to have the ability to redeem the notes at its option or defer interest payments. At September 30, 2019, the securities are included in junior subordinated notes in Dominion Energy’s Consolidated Balance Sheets. Dominion Energy did not receive any proceeds from the remarketing. Remarketing proceeds belonged to the investors holding the related 2016 Equity Units and were used to purchase a portfolio of treasury securities. Upon maturity of the portfolio, the proceeds were applied on behalf of investors on the settlement date of the related stock purchase contracts to pay the purchase price to Dominion Energy for the issuance of 18.5 million shares of its common stock in August 2019.
Noncontrolling Interest in Dominion Energy Midstream
In June 2018, Dominion Energy, as general partner, exercised an incentive distribution right reset as defined in Dominion Energy Midstream’s partnership agreement and received 26.7 million common units representing limited partner interests in Dominion Energy Midstream. As a result of the increase in its ownership interest in Dominion Energy Midstream, Dominion Energy recorded a decrease in noncontrolling interest, and a corresponding increase in shareholders’ equity, of $375 million reflecting the change in the carrying value of the interest in the net assets of Dominion Energy Midstream held by others.
In January 2019, Dominion Energy and Dominion Energy Midstream closed on an agreement and plan of merger pursuant to which Dominion Energy acquired each outstanding common unit representing limited partner interests in Dominion Energy Midstream not already owned by Dominion Energy through the issuance of 22.5 million shares of common stock valued at $1.6 billion. Under the terms of the agreement and plan of merger, each publicly held outstanding common unit representing limited partner interests in Dominion Energy Midstream was converted into the right to receive 0.2492 shares of Dominion Energy common stock. Immediately prior to the closing, each Series A Preferred Unit representing limited partner interests in Dominion Energy Midstream was converted into common units representing limited partner interests in Dominion Energy Midstream in accordance with the terms of Dominion Energy Midstream’s partnership agreement. The merger was accounted for by Dominion Energy following the guidance for a change in a parent company’s ownership interest in a consolidated subsidiary. Because Dominion Energy controls Dominion Energy Midstream both before and after the merger, the changes in Dominion Energy’s ownership interest in Dominion Energy Midstream were accounted for as an equity transaction and no gain or loss was recognized. In connection with the merger, Dominion Energy recognized $40 million of income taxes in equity primarily attributable to establishing additional regulatory liabilities related to excess deferred income taxes and changes in state income taxes.
Subsequent to this activity, as a result of the Dominion Energy Gas Restructuring, Dominion Energy Gas is considered to have acquired all of the outstanding partnership interests of Dominion Energy Midstream and Dominion Energy Midstream became a wholly-owned subsidiary of Dominion Energy Gas.
2019 Corporate Units
In June 2019, Dominion Energy issued $1.6 billion of 2019 Equity Units, initially in the form of 2019 Series A Corporate Units. The Corporate Units are listed on the NYSE under the symbol DCUE. The net proceeds were used for general corporate purposes and to repay short-term debt, including commercial paper.
Each 2019 Series A Corporate Unit consists of a stock purchase contract and a 1/10, or 10%, undivided beneficial ownership interest in one share of Series A Preferred Stock. Beginning in June 2022, the Series A Preferred Stock is convertible at the option of the holder into Dominion Energy common stock under a formula based upon the average closing price of Dominion Energy common stock prior to the conversion date. The Series A Preferred Stock is redeemable in cash by Dominion Energy beginning September 2022 at the liquidation preference. Settlement of any conversion is payable in cash, common stock or a combination thereof, at Dominion Energy’s election.
The stock purchase contracts obligate the holders to purchase shares of Dominion Energy common stock in June 2022. The purchase price to be paid under the stock purchase contracts is $100 per Corporate Unit and the number of shares to be purchased will be determined under a formula based upon the average closing price of Dominion Energy common stock near the settlement date. The Series A Preferred Stock was pledged upon issuance as collateral to secure the purchase of common stock under the related stock purchase contracts.
Dominion Energy pays cumulative dividends on the Series A Preferred Stock and quarterly contract adjustment payments on the stock purchase contracts, at the rates described below. Dominion Energy may elect to pay such dividends and/or payments in cash, shares of Dominion Energy common stock or a combination of cash and shares of Dominion Energy common stock. Dominion Energy may defer the contract adjustment payments for one or more consecutive periods but generally not beyond the purchase contract settlement date. If payments are deferred, Dominion Energy may not make any distributions related to its capital stock, including dividends, redemptions, repurchases or liquidation payments. Also, during the deferral period, Dominion Energy may not make any payments on or redeem, repay or repurchase any debt securities that are equal in right of payment with, or subordinated to, the contract adjustment payments or make any payment on any guarantee of a security of a subsidiary if the guarantee ranks equal or junior to the contract adjustment payments. Unless all accumulated and unpaid dividends on the Series A Preferred Stock have been declared and paid, Dominion Energy may not make any distributions on any of its capital stock ranking equal or junior to the Series A Preferred Stock as to dividends or upon liquidation, as applicable, including dividends, redemptions, repurchases or liquidation payments. In such circumstances, Dominion Energy also may not make any contract adjustment payments or other similar types of payments, subject to certain exceptions.
Dominion Energy has recorded the present value of the stock purchase contract payments as a liability offset to common stock. Stock purchase contract payments are recorded against this liability. Accretion of the stock purchase contract liability is recorded as imputed interest expense. In calculating diluted EPS, Dominion Energy applies the treasury stock method to the stock purchase contracts and the if-converted method to the Series A Preferred Stock. Under the terms of the stock purchase contracts, assuming no anti-dilution or other adjustments, the maximum number of shares of common stock Dominion Energy will issue in June 2022 is 21.8 million.
Selected information about Dominion Energy’s 2019 Equity Units is presented below:

Issuance Date	Units Issued	Total Net Proceeds (1)	Total Preferred Stock	Cumulative Dividend Rate	Stock Purchase Contract Annual Rate	Stock Purchase Contract Liability (2)	Stock Purchase Contract Settlement Date
(millions except interest rates)
6/14/2019	16	$1,582	$1,610	1.75%	5.5%	$250	6/1/2022
(1)	Issuance costs of $ 28 million were recorded as a reduction to preferred stock ($ 14 million) and common stock ($ 14 million) in the Consolidated Balance Sheets.
(2)	Payments of $ 17 million were made in September 2019. The stock purchase contract liability was $ 233 million at September 30, 2019.
Issuance of Common Stock
See Note 3 for information on the issuance of Dominion Energy common stock in January 2019 in connection with the SCANA Combination. Also, in January 2019, Dominion Energy acquired all outstanding partnership interests of Dominion Energy Midstream not owned by Dominion Energy through the issuance of common stock as noted above.
In August 2019, Dominion Energy issued 18.5 million shares to settle the stock purchase contracts entered into as part of the 2016 Equity Units and received proceeds of $1.4 billion.
At-the-Market Program
Dominion Energy has an at-the-market program pursuant to which it may offer common stock as discussed in Note 19 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019. In the first quarter of 2019, Dominion Energy issued 2.1 million shares and received cash proceeds of $154 million, net of fees and commissions paid of $2 million. Following these issuances, Dominion Energy has the ability to issue $645 million of securities under its existing at-the-market program.
Forward Sales Agreements
Dominion Energy entered in March 2018, and closed in April 2018, separate forward sale agreements with Goldman Sachs & Co. LLC and Credit Suisse Capital LLC, as forward purchasers, and an underwriting agreement with Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein, relating to an aggregate of 20 million shares of Dominion Energy common stock. The underwriting agreement granted the underwriters a 30-day option to purchase up to an additional three
million shares of Dominion Energy common stock, which the underwriters exercised with respect to approximately 2.1 million shares in April 2018. Dominion Energy entered into separate forward sale agreements with the forward purchasers with respect to the additional shares. In December 2018, Dominion Energy received proceeds of $1.4 billion (after deducting underwriting discounts, but before deducting expenses, and subject to forward price adjustments under the forward sale agreements) upon the physical settlement of 22.1 million shares.
Note 18. Commitments and Contingencies
As a result of issues generated in the ordinary course of business, the Companies are involved in legal proceedings before various courts and are periodically subject to governmental examinations (including by regulatory authorities), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for the Companies to estimate a range of possible loss. For such matters that the Companies cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that the Companies are able to estimate a range of possible loss. For legal proceedings and governmental examinations that the Companies are able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any estimated range of possible loss may not represent the Companies’ maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate. For current proceedings not specifically reported below, management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on the Companies’ financial position, liquidity or results of operations.
Environmental Matters
The Companies are subject to costs resulting from a number of federal, state and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations. They can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations.
Air
CAA
The CAA, as amended, is a comprehensive program utilizing a broad range of regulatory tools to protect and preserve the nation’s air quality. At a minimum, states are required to establish regulatory programs to address all requirements of the CAA. However, states may choose to develop regulatory programs that are more restrictive. Many of the Companies’ facilities are subject to the CAA’s permitting and other requirements.
MATS
In February 2019, the EPA published a proposed rule to reverse its previous finding that it is appropriate and necessary to regulate toxic emissions from power plants. However, the emissions standards and other requirements of the MATS rule would remain in place as the EPA is not proposing to remove coal and oil fired power plants from the list of sources that are regulated under MATS. Although litigation of the MATS rule and the outcome of the EPA’s rulemaking are still pending, the regulation remains in effect and Dominion Energy and Virginia Power are complying with the applicable requirements of the rule and do not expect any adverse impacts to their operations at this time.
Ozone Standards
The EPA published final non-attainment designations for the October 2015 ozone standard in June 2018. States have until August 2021 to develop plans to address the new standard. Until the states have developed implementation plans for the standard, the Companies are unable to predict whether or to what extent the new rules will ultimately require additional controls. The expenditures required to implement additional controls could have a material impact on the Companies’ results of operations and cash flows.

Oil and Gas NSPS
In August 2012, the EPA issued an NSPS impacting new and modified facilities in the natural gas production and gathering sectors and made revisions to the NSPS for natural gas processing and transmission facilities. These rules establish equipment performance specifications and emissions standards for control of VOC emissions for natural gas production wells, tanks, pneumatic controllers, and compressors in the upstream sector. In June 2016, the EPA issued another NSPS regulation, for the oil and natural gas sector, to regulate methane and VOC emissions from new and modified facilities in transmission and storage, gathering and boosting, production and processing facilities. All projects which commenced construction after September 2015 are required to comply with this regulation. In October 2018, the EPA published a proposed rule reconsidering and amending portions of the 2016 rule, including but not limited to, the fugitive emissions requirements at well sites and compressor stations. The amended portions of the 2016 rule were effective immediately upon publication. Until the proposed rule regarding reconsideration is final, Dominion Energy and Dominion Energy Gas are implementing the 2016 regulation. Dominion Energy and Dominion Energy Gas are still evaluating whether potential impacts on results of operations, financial condition and/or cash flows related to this matter will be material.
ACE Rule
In July 2019, the EPA published the ACE Rule, which repeals and replaces the Clean Power Plan. The ACE Rule became effective in September 2019. The final ACE Rule applies to coal-fired steam electric generating units greater than or equal to 25 MW. The rule includes unit-specific performance standards based on the degree of emission reduction levels achievable from unit efficiency improvements to be determined by the permitting agency. The ACE Rule requires states to develop plans by July 2022 to implement these performance standards, which plans must be approved by the EPA by January 2024. While the impacts of this rule could be material to Dominion Energy and Virginia Power’s results of operations, financial condition and/or cash flows, the existing regulatory frameworks in South Carolina and Virginia provide rate recovery mechanisms that could substantially mitigate any such impacts for the regulated electric utilities.
GHG Regulation
Carbon Regulations
In August 2016, the EPA issued a draft rule proposing to reaffirm that a source’s obligation to obtain a PSD or Title V permit for GHGs is triggered only if such permitting requirements are first triggered by non-GHG, or conventional, pollutants that are regulated by the New Source Review program, and to set a significant emissions rate at 75,000 tons per year of CO
2
equivalent emissions under which a source would not be required to apply BACT for its GHG emissions. Until the EPA ultimately takes final action on this rulemaking, the Companies cannot predict the impact to their results of operations, financial condition and/or cash flows.
In addition, the EPA continues to evaluate its policy regarding the consideration of CO
2
emissions from biomass projects when determining whether a stationary source meets the PSD and Title V applicability thresholds, including those for the application of BACT. It is unclear how the final policy will affect Virginia Power’s Altavista, Hopewell and Southampton power stations which were converted from coal to biomass under the prior biomass deferral policy; however, the expenditures to comply with any new requirements could be material to Dominion Energy and Virginia Power’s results of operations, financial condition and/or cash flows.
State Regulations
In May 2019, VDEQ issued a final rule establishing a state carbon regulation program with a 28.0 million ton initial state-wide carbon cap in 2020. The cap is reduced by approximately three
percent per year through 2030, resulting in an ultimate cap of 19.6 million tons. The final rule includes a provision for VDEQ to delay implementation of the rule and possible adjustments to the baseline cap pending authorization from the General Assembly and Governor of Virginia. Once VDEQ is authorized to begin implementation of the rule, the impacts of this program could be material to Dominion Energy and Virginia Power’s results of operations, financial condition and/or cash flows; however, the existing regulatory framework in Virginia provides rate recovery mechanisms that could substantially mitigate any such impact.
Water
The CWA, as amended, is a comprehensive program requiring a broad range of regulatory tools including a permit program to authorize and regulate discharges to surface waters with strong enforcement mechanisms. The Companies must comply with applicable aspects of the CWA programs at their operating facilities.

In October 2014, the final regulations under Section 316(b) of the CWA that govern existing facilities and new units at existing facilities that employ a cooling water intake structure and that have flow levels exceeding a minimum threshold became effective. The rule establishes a national standard for impingement based on seven compliance options, but forgoes the creation of a single technology standard for entrainment. Instead, the EPA has delegated entrainment technology decisions to state regulators. State regulators are to make case-by-case entrainment technology determinations after an examination of five
mandatory facility-specific factors, including a social cost-benefit test, and six
optional facility-specific factors. The rule governs all electric generating stations with water withdrawals above two MGD, with a heightened entrainment analysis for those facilities over 125 MGD. Dominion Energy and Virginia Power currently have 13 and seven
facilities, respectively, that may be subject to the final regulations. Dominion Energy anticipates that it may have to install impingement control technologies at certain of these stations that have once-through cooling systems. Dominion Energy and Virginia Power are currently evaluating the need or potential for entrainment controls under the final rule as these decisions will be made on a case-by-case basis after a thorough review of detailed biological, technology, cost and benefit studies. While the impacts of this rule could be material to Dominion Energy and Virginia Power’s results of operations, financial condition and/or cash flows, the existing regulatory frameworks in South Carolina and Virginia provide rate recovery mechanisms that could substantially mitigate any such impacts for the regulated electric utilities.
In September 2015, the EPA released a final rule to revise the Effluent Limitations Guidelines for the Steam Electric Power Generating Category. The final rule establishes updated standards for wastewater discharges that apply primarily at coal and oil steam generating stations. Affected facilities are required to convert from wet to dry or closed cycle coal ash management, improve existing wastewater treatment systems and/or install new wastewater treatment technologies in order to meet the new discharge limits. In April 2017, the EPA granted two
separate petitions for reconsideration of the Effluent Limitations Guidelines final rule and stayed future compliance dates in the rule. Also in April 2017, the U.S. Court of Appeals for the Fifth Circuit granted the EPA’s request for a stay of the pending consolidated litigation challenging the rule while the EPA addresses the petitions for reconsideration. In September 2017, the EPA signed a rule to postpone the earliest compliance dates for certain waste streams regulations in the Effluent Limitations Guidelines final rule from November 2018 to November 2020; however, the latest date for compliance for these regulations remains December 2023. The EPA is proposing to complete new rulemaking for these waste streams. While the impacts of this rule could be material to Dominion Energy and Virginia Power’s results of operations, financial condition and/or cash flows, the existing regulatory frameworks in South Carolina and Virginia provide rate recovery mechanisms that could substantially mitigate any such impacts for the regulated electric utilities.
Waste Management and Remediation
The CERCLA, as amended, provides for immediate response and removal actions coordinated by the EPA in the event of threatened releases of hazardous substances into the environment and authorizes the U.S. government either to clean up sites at which hazardous substances have created actual or potential environmental hazards or to order persons responsible for the situation to do so. Under the CERCLA, as amended, generators and transporters of hazardous substances, as well as past and present owners and operators of contaminated sites, can be jointly, severally and strictly liable for the cost of cleanup. These potentially responsible parties can be ordered to perform a cleanup, be sued for costs associated with an EPA-directed cleanup, voluntarily settle with the U.S. government concerning their liability for cleanup costs, or voluntarily begin a site investigation and site remediation under state oversight.
From time to time, Dominion Energy, Virginia Power or Dominion Energy Gas may be identified as a potentially responsible party to a Superfund site. The EPA (or a state) can either allow such a party to conduct and pay for a remedial investigation, feasibility study and remedial action or conduct the remedial investigation and action itself and then seek reimbursement from the potentially responsible parties. These parties can also bring contribution actions against each other and seek reimbursement from their insurance companies. As a result, Dominion Energy, Virginia Power or Dominion Energy Gas may be responsible for the costs of remedial investigation and actions under the Superfund law or other laws or regulations regarding the remediation of waste. The Companies do not believe these matters will have a material effect on results of operations, financial condition and/or cash flows.
Dominion Energy has determined that it is associated with 22 former manufactured gas plant sites, three
of which pertain to Virginia Power and 12 of which pertain to the discontinued operations of Dominion Energy Gas. Studies conducted by other utilities at their former manufactured gas plant sites have indicated that those sites contain coal tar and other potentially harmful materials. Except as disclosed below, none of the former sites with which the Companies are associated is under investigation by any state or federal environmental agency. At one
 of the former sites, Dominion Energy is conducting a state-approved post closure groundwater monitoring program and an environmental land use restriction has been recorded. In addition, a Virginia Power site has been accepted into a state-based voluntary remediation program. In June 2018, Virginia Power submitted a proposed remedial action plan to remove material from this site at an estimated cost of $18 million. Pending VDEQ approval, Virginia Power expects to begin remedial work at this site in late 2019. As a result, in June 2018, Virginia Power recorded a charge of $16 million ($12 million after-tax) in other operations and maintenance expense in the Consolidated Statements of Income. The four
sites Dominion Energy acquired in the SCANA Combination associated with DESC are in various states of investigation, remediation and monitoring under work plans approved by, or under review by, the SCDHEC or the EPA. Dominion Energy anticipates that activities at these sites will continue through 2020 at an estimated cost of $10 million. In September 2018, DESC submitted an updated remediation work plan at one
site to SCDHEC, which if approved, would increase costs by approximately $8 million. DESC expects to recover costs arising from the remediation work at all four sites through rate recovery mechanisms. Due to the uncertainty surrounding the other sites, the Companies are unable to make an estimate of the potential financial statement impacts.

See below for discussion on ash pond and landfill closure costs.
Other Legal Matters
The Companies are defendants in a number of lawsuits and claims involving unrelated incidents of property damage and personal injury. Due to the uncertainty surrounding these matters, the Companies are unable to make an estimate of the potential financial statement impacts; however, they could have a material impact on results of operations, financial condition and/or cash flows.
SCANA Legal Proceedings
The following describes certain legal proceedings involving Dominion Energy, SCANA or DESC relating to events occurring before closing of the SCANA Combination. Dominion Energy intends to vigorously contest the lawsuits, claims and assessments which have been filed or initiated against SCANA and DESC. No reference to, or disclosure of, any proceeding, item or matter described below shall be construed as an admission or indication that such proceeding, item or matter is material. For certain of these matters, and unless otherwise noted therein, Dominion Energy is unable to estimate a reasonable range of possible loss and the related financial statement impacts, but for any such matter there could be a material impact to its results of operations, financial condition and/or cash flows. For the matters for which Dominion Energy is able to reasonably estimate a probable loss, Dominion Energy’s Consolidated Balance Sheets include reserves of $386 million included primarily within other current liabilities and insurance receivables of $173 million included within other receivables at September 30, 2019. During the three and nine months ended September 30, 2019, Dominion Energy’s Consolidated Statements of Income include charges of $38 million ($28 million after-tax) and $316 million ($236 million after-tax), respectively, included within impairment of assets and other charges.
Ratepayer Class Actions
In May 2018, a consolidated complaint against DESC, SCANA and the State of South Carolina was filed in the State Court of Common Pleas in Hampton County, South Carolina (the DESC Ratepayer Case). In September 2018, the court certified this case as a class action. The plaintiffs allege, among other things, that DESC was negligent and unjustly enriched, breached alleged fiduciary and contractual duties and committed fraud and misrepresentation in failing to properly manage the NND Project, and that DESC committed unfair trade practices and violated state anti-trust laws. The plaintiffs sought a declaratory judgment that DESC may not charge its customers for any past or continuing costs of the NND Project, sought to have SCANA and DESC’s assets frozen and all monies recovered from Toshiba Corporation and other sources be placed in a constructive trust for the benefit of ratepayers and sought specific performance of the alleged implied contract to construct the NND Project.
In December 2018, the State Court of Common Pleas in Hampton County entered an order granting preliminary approval of a class action settlement and a stay of pre-trial proceedings in the DESC Ratepayer Case. The settlement agreement, contingent upon the closing of the SCANA Combination, provided that SCANA and DESC would establish an escrow account and proceeds from the escrow account would be distributed to the class members, after payment of certain taxes, attorneys’ fees and other expenses and administrative costs. The escrow account would include (1) up to $2.0 billion, net of a credit of up to $2.0 billion in future electric bill relief, which would inure to the benefit of the escrow account in favor of class members over a period of time established by the South Carolina Commission in its order related to matters before the South Carolina Commission related to the NND Project, (2) a cash payment of $115 million and (3) the transfer of certain DESC-owned real estate or sales proceeds from the sale of such properties, which counsel for the DESC Ratepayer Class estimate to have an aggregate value between $60 million and $85 million. At the closing of the SCANA Combination, SCANA and DESC funded the cash payment portion of the escrow account. The court held a fairness hearing on the settlement in May 2019. In June 2019, the court entered an order granting final approval of the settlement, which order became effective July 2019. In July 2019, DESC transferred $117 million representing the cash payment, plus accrued interest, to the plaintiffs. In addition, property, plant and equipment with a net recorded value of $54 million is in the process of being transferred to the plaintiffs in coordination with the court-appointed real estate trustee to satisfy the settlement agreement.
In September 2017, a purported class action was filed by Santee Cooper ratepayers against Santee Cooper, DESC, Palmetto Electric Cooperative, Inc. and Central Electric Power Cooperative, Inc. in the State Court of Common Pleas in Hampton County, South Carolina (the Santee Cooper Ratepayer Case). The allegations are substantially similar to those in the DESC Ratepayer Case. The plaintiffs seek a declaratory judgment that the defendants may not charge the purported class for reimbursement for past or future costs of the NND Project. In March 2018, the plaintiffs filed an amended complaint including as additional named defendants, including certain then current and former directors of Santee Cooper and SCANA. In June 2018, Santee Cooper filed a Notice of Petition for Original Jurisdiction with the Supreme Court of South Carolina which was denied. In December 2018, Santee Cooper filed its answer to the plaintiffs’ fourth amended complaint and filed cross claims against DESC. In October 2019, Santee Cooper voluntarily consented to stay its cross claims against DESC pending the outcome of the trial of the underlying case. This case is pending.

In July 2019, a similar purported class action was filed by certain Santee Cooper ratepayers against DESC, SCANA, Dominion Energy and former directors and officers of SCANA in the State Court of Common Pleas in Orangeburg, South Carolina. In August 2019, DESC, SCANA and Dominion Energy were voluntarily dismissed from the case. The claims are similar to the Santee Cooper Ratepayer Case. This case is pending.
RICO Class Action
In January 2018, a purported class action was filed, and subsequently amended, against SCANA, DESC and certain former executive officers in the U.S. District Court for the District of South Carolina. The plaintiff alleges, among other things, that SCANA, DESC and the individual defendants participated in an unlawful racketeering enterprise in violation of RICO and conspired to violate RICO by fraudulently inflating utility bills to generate unlawful proceeds. The DESC Ratepayer Class Action settlement described previously contemplates dismissal of claims by DESC ratepayers in this case against DESC, SCANA and their officers. In August 2019, the individual defendants filed motions to dismiss. This case is pending.
SCANA Shareholder Litigation
In September 2017, a purported class action was filed against SCANA and certain former executive officers and directors in the U.S. District Court for the District of South Carolina. Subsequent additional purported class actions were separately filed against all or nearly all of these defendants. In January 2018, the U.S. District Court for the District of South Carolina consolidated these suits, and the plaintiffs filed a consolidated amended complaint in March 2018. The plaintiffs allege, among other things, that the defendants violated §10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, and that the individually named defendants are liable under §20(a) of the same act. In June 2018, the defendants filed motions to dismiss. In March 2019, the U.S. District Court for the District of South Carolina granted in part and denied in part the defendants’ motions to dismiss. In October 2019, the parties reached a settlement in principle pursuant to which SCANA will pay $192.5 million, up to $32.5 million of which can be satisfied through the issuance of shares of Dominion Energy common stock, subject to approval by the U.S. District Court for the District of South Carolina.
In September 2017, a shareholder derivative action was filed against certain former executive officers and directors of SCANA in the State Court of Common Pleas in Richland County, South Carolina. In September 2018, this action was consolidated with another action in the Business Court Pilot Program in Richland County. The plaintiffs allege, among other things, that the defendants breached their fiduciary duties to shareholders by their gross mismanagement of the NND Project, and that the defendants were unjustly enriched by bonuses they were paid in connection with the project. The defendants have filed a motion to dismiss the consolidated action. In February 2019, one action was voluntarily dismissed. This case is pending.
In November 2017, a shareholder derivative action was filed against SCANA and certain former executive officers and directors in the U.S. District Court of the District of South Carolina. Another purported shareholder derivative action was filed in the same court against nearly all of these defendants. In January 2018, the U.S. District Court for the District of South Carolina consolidated these suits, and the plaintiffs filed a consolidated amended complaint. The plaintiffs allege, among other things, that the defendants violated their fiduciary duties to shareholders by disseminating false and misleading information about the NND Project, failing to maintain proper internal controls, failing to properly oversee and manage SCANA and that the individual defendants were unjustly enriched in their compensation. In June 2018, the court denied the defendants’ motions to dismiss and in October 2018, the court denied SCANA’s motion to stay all proceedings pending investigation by a Special Litigation Committee, with leave to refile after the SCANA Merger Approval Order was issued. The plaintiffs have agreed to a stay of this action on the condition that defendants file a motion for judgment on the pleadings, which was filed in January 2019. In September 2019, the court granted the defendants’ motion for judgment and the complaint was dismissed.
In January 2018, a purported class action was filed against SCANA, Dominion Energy and certain former executive officers and directors of SCANA in the State Court of Common Pleas in Lexington County, South Carolina (the City of Warren Lawsuit). The plaintiff alleges, among other things, that defendants violated their fiduciary duties to shareholders by executing a merger agreement that would unfairly deprive plaintiffs of the true value of their SCANA stock, and that Dominion Energy aided and abetted these actions. Among other remedies, the plaintiff seeks to enjoin and/or rescind the merger. In February 2018, Dominion Energy removed the case to the U.S. District Court for the District of South Carolina, and filed a Motion to Dismiss in March 2018. In June 2018, the case was remanded back to the State Court of Common Pleas in Lexington County. Dominion Energy appealed the decision to remand to the U.S. Court of Appeals for the Fourth Circuit, where the appeal was consolidated with a similar appeal in the Metzler Lawsuit discussed below. In June 2019, the U.S. Court of Appeals for the Fourth Circuit reversed the order remanding the case to state court. The case is pending in the U.S. District Court for the District of South Carolina.
In February 2018, a purported class action was filed against Dominion Energy and certain former directors of SCANA and DESC in the State Court of Common Pleas in Richland County, South Carolina (the Metzler Lawsuit). The allegations made and the relief sought by the plaintiffs are substantially similar to that described for the City of Warren Lawsuit. In February 2018, Dominion Energy removed the case to the U.S. District Court for the District of South Carolina, and filed a Motion to Dismiss in March 2018. In August

2018, the case was remanded back to the State Court of Common Pleas in Richland County. Dominion Energy appealed the decision to remand to the U.S. Court of Appeals for the Fourth Circuit, where the appeal was consolidated with the City of Warren Lawsuit. In June 2019, the U.S. Court of Appeals for the Fourth Circuit reversed the order remanding the case to state court. The case is pending in the U.S. District Court for the District of South Carolina.
In September 2019, the U.S. District Court for the District of South Carolina granted the plaintiffs’ motion to consolidate the City of Warren Lawsuit and the Metzler Lawsuit. In October 2019, the plaintiffs filed an amended complaint against certain former directors and executive officers of SCANA and DESC, which stated substantially similar allegations to those in the City of Warren Lawsuit and the Metzler Lawsuit.
In May 2019, a case was filed against certain former executive officers and directors of SCANA in the State Court of Common Pleas in Richland County, South Carolina. The plaintiffs allege, among other things, that the defendants breached their fiduciary duties to shareholders by their gross mismanagement of the NND Project, were unjustly enriched by the bonuses they were paid in connection with the project and breached their fiduciary duties to secure and obtain the best price for the sale of SCANA. Also in May 2019, the case was removed to the U.S. District Court of South Carolina by the non-South Carolina defendants. In June 2019, the plaintiffs filed a motion to remand the case to state court. This case is pending.
Employment Class Actions and Indemnification
In August 2017, a case was filed in the U.S. District Court for the District of South Carolina on behalf of persons who were formerly employed at the NND Project. In July 2018, the court certified this case as a class action. In February 2019, certain of these plaintiffs filed an additional case, which case has been dismissed and the plaintiffs have joined the case filed August 2017. The plaintiffs allege, among other things, that SCANA, DESC, Fluor Corporation and Fluor Enterprises, Inc. violated the Worker Adjustment and Retraining Notification Act in connection with the decision to stop construction at the NND Project. The plaintiffs allege that the defendants failed to provide adequate advance written notice of their terminations of employment and are seeking damages, which could be as much as $100 million for 100% of the NND Project.
In September 2018, a case was filed in the State Court of Common Pleas in Fairfield County, South Carolina by Fluor Enterprises, Inc. and Fluor Daniel Maintenance Services, Inc. against DESC and Santee Cooper. The plaintiffs make claims for indemnification, breach of contract and promissory estoppel arising from, among other things, the defendants’ alleged failure and refusal to defend and indemnify the Fluor defendants in the aforementioned case. These cases are pending.
FILOT Litigation and Related Matters
In November 2017, Fairfield County filed a complaint and a motion for temporary injunction against DESC in the State Court of Common Pleas in Fairfield County, South Carolina, making allegations of breach of contract, fraud, negligent misrepresentation, breach of fiduciary duty, breach of implied duty of good faith and fair dealing and unfair trade practices related to DESC’s termination of the FILOT agreement between DESC and Fairfield County related to the NND Project. The plaintiff sought a temporary and permanent injunction to prevent DESC from terminating the FILOT agreement. The plaintiff withdrew the motion for temporary injunction in December 2017. This case is pending.
Governmental Proceedings and Investigations
In June 2018, DESC received a notice of proposed assessment of approximately $410 million, excluding interest, from the SCDOR following its audit of DESC’s sales and use tax returns for the periods September 1, 2008 through December 31, 2017. The proposed assessment, which includes 100% of the NND Project, is based on the SCDOR’s position that DESC’s sales and use tax exemption for the NND Project does not apply because the facility will not become operational. DESC has protested the proposed assessment, which remains pending.
In September and October 2017, SCANA was served with subpoenas issued by the U.S. Attorney’s Office for the District of South Carolina and the Staff of the SEC’s Division of Enforcement seeking documents related to the NND Project. In addition, the South Carolina Law Enforcement Division is conducting a criminal investigation into the handling of the NND Project by SCANA and DESC. These matters are pending. SCANA and DESC are cooperating fully with the investigations, including responding to additional subpoenas and document requests.
Other Litigation
In December 2018, arbitration proceedings commenced between DESC and Cameco Corporation related to a supply agreement signed in May 2008. This agreement provides the terms and conditions under which DESC agreed to purchase uranium hexafluoride from Cameco Corporation over a period from 2010 to 2020. Cameco Corporation alleges that DESC violated this agreement by failing to purchase the stated quantities of uranium hexafluoride for the 2017 and 2018 delivery years. DESC denies that it is in breach of the agreement and believes that it has reduced its purchase quantity within the terms of the agreement. This matter is pending.
Abandoned NND Project
DESC, for itself and as agent for Santee Cooper, entered into an engineering, construction and procurement contract with Westinghouse and WECTEC in 2008 for the design and construction of the NND Project, of which DESC’s ownership share is 55%. Various difficulties were encountered in connection with the project. The ability of Westinghouse and WECTEC to adhere to established budgets and construction schedules was affected by many variables, including unanticipated difficulties encountered in connection with project engineering and the construction of project components, constrained financial resources of the contractors, regulatory, legal, training and construction processes associated with securing approvals, permits and licenses and necessary amendments to them within projected time frames, the availability of labor and materials at estimated costs and the efficiency of project labor. There were also contractor and supplier performance issues, difficulties in timely meeting critical regulatory requirements, contract disputes, and changes in key contractors or subcontractors. These matters preceded the filing for bankruptcy protection by Westinghouse and WECTEC in March 2017, and were the subject of comprehensive analyses performed by SCANA and Santee Cooper.
Based on the results of SCANA’s analysis, and in light of Santee Cooper’s decision to suspend construction on the NND Project, in July 2017, SCANA determined to stop the construction of the units and to pursue recovery of costs incurred in connection with the construction under the abandonment provisions of the Base Load Review Act or through other means. This decision by SCANA became the focus of numerous legislative, regulatory and legal proceedings. Some of these proceedings remain unresolved and are described above.
In September 2017, DESC, for itself and as agent for Santee Cooper, filed with the Bankruptcy Court Proofs of Claim for unliquidated damages against each of Westinghouse and WECTEC. These Proofs of Claim were based upon the anticipatory repudiation and material breach by Westinghouse and WECTEC of the contract, and assert against Westinghouse and WECTEC any and all claims that are based thereon or that may be related thereto. DESC and Santee Cooper remain responsible for any claims that may be made by Westinghouse and WECTEC against them relating to the contract.
Westinghouse’s reorganization plan was confirmed by the Bankruptcy Court and became effective in August 2018. In connection with the effectiveness of the reorganization plan, the contract associated with the NND Project was deemed rejected. DESC is contesting approximately $285 million of filed liens in Fairfield County, South Carolina. Most of these asserted liens are claims that relate to work performed by Westinghouse subcontractors before the Westinghouse bankruptcy, although some of them are claims arising from work performed after the Westinghouse bankruptcy.
Westinghouse has indicated that some unsecured creditors have sought or may seek amounts beyond what Westinghouse allocated when it submitted its reorganization plan to the Bankruptcy Court. If any unsecured creditor is successful in its attempt to include its claim as part of the class of general unsecured creditors beyond the amounts in the bankruptcy reorganization plan allocated by Westinghouse, it is possible that the reorganization plan will not provide for payment in full or nearly in full to its pre-petition trade creditors. The shortfall could be significant.
DESC and Santee Cooper are responsible for amounts owed to Westinghouse for valid work performed by Westinghouse subcontractors on the NND Project after the Westinghouse bankruptcy filing until termination of the interim assessment agreement. DESC does not believe that the claims asserted related to the interim assessment agreement period will exceed the amounts previously funded, whether relating to claims already paid or those remaining to be paid. DESC intends to oppose any previously unasserted claim that is asserted against it, whether directly or indirectly by a claim through the interim assessment agreement.
Further, some Westinghouse subcontractors who have made claims against Westinghouse in the bankruptcy proceeding also filed against DESC and Santee Cooper in South Carolina state court for damages. Many of these claimants have also asserted construction liens against the NND Project site. DESC also intends to oppose these claims and liens. With respect to claims of Westinghouse subcontractors, DESC believes there were sufficient amounts previously funded during the interim assessment agreement period to pay such validly asserted claims. With respect to the Westinghouse subcontractor claims which relate to other periods, DESC understands that such claims will be paid pursuant to Westinghouse’s confirmed bankruptcy reorganization plan. DESC further understands that the amounts paid under the plan may satisfy such claims in full. Therefore, DESC believes that the Westinghouse subcontractors may be paid substantially (and potentially in full) by Westinghouse. While Dominion Energy cannot be assured that it will not have any exposure on account of unpaid Westinghouse subcontractor claims, which DESC is presently disputing, Dominion Energy believes it is unlikely that it will be required to make payments on account of such claims.

Ash Pond and Landfill Closure Costs
In April 2015, the EPA enacted a final rule regulating CCR landfills, existing ash ponds that still receive and manage CCRs, and inactive ash ponds that do not receive, but still store, CCRs. Dominion Energy currently operates inactive ash ponds, existing ash ponds and CCR landfills subject to the final rule at 11 different facilities, eight
of which are at Virginia Power. This rule created a legal obligation for Dominion Energy and Virginia Power to retrofit or close all of its inactive and existing ash ponds over a certain period of time, as well as perform required monitoring, corrective action, and post-closure care activities as necessary.
In December 2016, legislation was enacted that creates a framework for EPA- approved state CCR permit programs. In August 2017, the EPA issued interim guidance outlining the framework for state CCR program approval. The EPA has enforcement authority until state programs are approved. The EPA and states with approved programs both will have authority to enforce CCR requirements under their respective rules and programs. In September 2017, the EPA agreed to reconsider portions of the CCR rule in response to two
petitions for reconsideration. In March 2018, the EPA proposed certain changes to the CCR rule related to issues remanded as part of the pending litigation and other issues the EPA is reconsidering. Several of the proposed changes would allow states with approved CCR permit programs additional flexibilities in implementing their programs. In July 2018, the EPA promulgated the first phase of changes to the CCR rule. Until all phases of the CCR rule are promulgated, Dominion Energy and Virginia Power cannot forecast potential incremental impacts or costs related to existing coal ash sites in connection with future implementation of the 2016 CCR legislation and reconsideration of the CCR rule. In August 2018, the U.S. Court of Appeals for the D.C. Circuit issued its decision in the pending challenges of the CCR rule, vacating and remanding to the EPA three provisions of the rule. Dominion Energy and Virginia Power do not expect the scope of the U.S. Court of Appeals for the D.C. Circuit’s decision to impact their closure plans, but cannot forecast incremental impacts associated with any future changes to the CCR rule in connection with the court’s remand.
In April 2017, the Governor of Virginia signed legislation into law that placed a moratorium on the VDEQ issuing solid waste permits for closure of ash ponds at Virginia Power’s Bremo, Chesapeake, Chesterfield and Possum Point power stations until May 2018. The law also required Virginia Power to conduct an assessment of closure alternatives for the ash ponds at these four
stations, to include an evaluation of excavation for recycling or off-site disposal, surface and groundwater conditions and safety. Virginia Power completed the assessments and provided the report on December 1, 2017. In April 2018, the Governor of Virginia signed legislation into law extending the existing permit moratorium until July 2019. The legislation also required Virginia Power to solicit and compile by November 2018, information from third parties on the suitability, cost and market demand for beneficiation or recycling of coal ash from these units. The coal ash recycling business plan was submitted to the legislature in November 2018. The extended moratorium does not apply to a permit required for an impoundment where CCRs have already been removed and placed in another impoundment on-site, are being removed from an impoundment, or are being processed in connection with a recycling or beneficial use project. In connection with this legislation, in the second quarter of 2018, Virginia Power recorded an increase to its ARO and a related environmental liability related to future ash pond and landfill closure costs of $131 million, which resulted in an $81 million ($60 million after-tax) charge recorded in other operations and maintenance expense in its Consolidated Statement of Income, a $46 million increase in property, plant and equipment associated with asset retirement costs and a $4 million increase in regulatory assets.
In March 2019, the Governor of Virginia signed into law legislation which requires any CCR unit located at Virginia Power’s Bremo, Chesapeake, Chesterfield or Possum Point power stations that stop accepting CCR prior to July 2019 be closed by removing the CCR to an approved landfill or through recycling for beneficial reuse. The legislation further requires that at least 6.8 million cubic yards of CCR be beneficially reused and that costs associated with the closure of these CCR units be recoverable through a rate adjustment clause approved by the Virginia Commission with a revenue requirement that cannot exceed $225 million in any 12-month period. In connection with this legislation, Virginia Power recorded a $2.4 billion ARO related to the cost of landfills and beneficial reuse, with an offsetting increase to property, plant and equipment of $1.3 billion for the Chesterfield power station and an increase primarily to regulatory assets for the remaining portion related to the Bremo, Chesapeake and Possum Point power stations during the first quarter of 2019. In addition, Virginia Power revised its estimated cash flows for the existing ARO related to future ash pond and landfill closure costs, which resulted in a decrease of $202 million and a corresponding $113 million ($84 million after-tax) benefit in other operations and maintenance expense in the Consolidated Statement of Income in the first quarter of 2019. The actual AROs related to CCRs may vary substantially from the estimates used to record the obligation.
Nuclear Matters
In March 2011, a magnitude 9.0 earthquake and subsequent tsunami caused significant damage at the Fukushima Daiichi nuclear power station in northeast Japan. These events have resulted in significant nuclear safety reviews required by the NRC and industry groups such as the Institute of Nuclear Power Operations. Like other U.S. nuclear operators, Dominion Energy has been gathering supporting data and participating in industry initiatives focused on the ability to respond to and mitigate the consequences of design-basis and beyond-design-basis events at its stations.
In July 2011, an NRC task force provided initial recommendations based on its review of the Fukushima Daiichi accident and in October 2011 the NRC staff prioritized these recommendations into Tiers 1, 2 and 3, with the Tier 1 recommendations consisting of actions which the staff determined should be started without unnecessary delay. In December 2011, the NRC Commissioners approved the agency staff’s prioritization and recommendations, and that same month an appropriations act directed the NRC to require reevaluation of external hazards (not limited to seismic and flooding hazards) as soon as possible.

Based on the prioritized recommendations, in March 2012, the NRC issued orders and information requests requiring specific reviews and actions to all operating reactors, construction permit holders and combined license holders based on the lessons learned from the Fukushima Daiichi event. The orders applicable to Dominion Energy requiring implementation of safety enhancements related to mitigation strategies to respond to extreme natural events resulting in the loss of power at plants, and enhancing spent fuel pool instrumentation have been implemented. The information requests issued by the NRC request each reactor to reevaluate the seismic and external flooding hazards at their site using present-day methods and information, conduct walkdowns of their facilities to ensure protection against the hazards in their current design basis, and to reevaluate their emergency communications systems and staffing levels. The walkdowns of each unit have been completed, audited by the NRC and found to be adequate. Reevaluation of the emergency communications systems and staffing levels was completed as part of the effort to comply with the orders. Reevaluation of the seismic hazards was completed or in review with the NRC in 2018. Reevaluation of the external flooding hazards is expected to continue through 2019. Dominion Energy and Virginia Power do not currently expect that compliance with the NRC’s information requests will materially impact their financial position, results of operations or cash flows during the implementation period. The NRC staff is evaluating the implementation of the longer term Tier 2 and Tier 3 recommendations. Dominion Energy and Virginia Power do not expect material financial impacts related to compliance with Tier 2 and Tier 3 recommendations.
Nuclear Operations
Nuclear Insurance
During the second quarter of 2019, the total liability protection per nuclear incident available to all participants in the Secondary Financial Protection Program decreased from $14.1 billion to $13.9 billion. This decrease does not impact Dominion Energy’s responsibility per active unit under the
Price-Anderson
Amendments Act of 1988.
Spent Nuclear Fuel
As discussed in Notes 3 and 22 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019, Dominion Energy, Virginia Power and DESC entered into contracts with the DOE for the disposal of spent nuclear fuel under provisions of the Nuclear Waste Policy Act of 1982.
In June 2018, a lawsuit for Kewaunee was filed in the U.S. Court of Federal Claims for recovery of spent nuclear fuel storage costs incurred for the period January 1, 2014 through December 31, 2017. In March 2019, Dominion Energy amended its filing for recovery of spent nuclear fuel storage to include costs incurred for the year ended December 31, 2018. This matter is pending.
Guarantees, Surety Bonds and Letters of Credit
Dominion Energy entered into a guarantee agreement to support a portion of Atlantic Coast Pipeline’s obligation under a $3.4 billion revolving credit facility with a stated maturity date of October 2021. Dominion Energy’s maximum potential loss exposure under the terms of the guarantee is limited to 48% of the outstanding borrowings under the revolving credit facility, an equal percentage to Dominion Energy’s ownership in Atlantic Coast Pipeline. As of September 30, 2019, Atlantic Coast Pipeline has borrowed $1.7 billion against the revolving credit facility and borrowed an additional $41 million in October 2019. Dominion Energy’s Consolidated Balance Sheets include a liability of $15 million and $21 million associated with this guarantee agreement at September 30, 2019 and December 31, 2018, respectively.
In addition, at September 30, 2019, Dominion Energy had issued an additional $27 million of guarantees, primarily to support other equity method investees. No amounts related to the other guarantees have been recorded.
Dominion Energy also enters into guarantee arrangements on behalf of its consolidated subsidiaries, primarily to facilitate their commercial transactions with third parties. If any of these subsidiaries fail to perform or pay under the contracts and the counterparties seek performance or payment, Dominion Energy would be obligated to satisfy such obligation. To the extent that a liability subject to a guarantee has been incurred by one of Dominion Energy’s consolidated subsidiaries, that liability is included in the Consolidated Financial Statements. Dominion Energy is not required to recognize liabilities for guarantees issued on behalf of its subsidiaries unless it becomes probable that it will have to perform under the guarantees. Terms of the guarantees typically end once obligations have been paid. Dominion Energy currently believes it is unlikely that it would be required to perform or otherwise incur any losses associated with guarantees of its subsidiaries’ obligations.

At September 30, 2019, Dominion Energy had issued the following subsidiary guarantees:

Maximum Exposure
(millions)
Commodity transactions (1)	$2,517
Nuclear obligations (2)	204
Cove Point (3)	1,900
Solar (4)	652
Other (5)	390

Total (6)	$5,663

(1)
Guarantees related to commodity commitments of certain subsidiaries. These guarantees were provided to counterparties in order to facilitate physical and financial transaction related commodities and services.

(2)	Guarantees primarily related to certain DGI subsidiaries regarding all aspects of running a nuclear facility.
(3)
Guarantees related to Cove Point, in support of terminal services, transportation and construction. Cove Point has two guarantees that have no maximum limit and, therefore, are not included in this amount.

(4)
Includes guarantees to facilitate the development of solar projects. Also includes guarantees entered into by DGI on behalf of certain subsidiaries to facilitate the acquisition and development of solar projects.

(5)
Guarantees related to other miscellaneous contractual obligations such as leases, environmental obligations, construction projects and insurance programs. Due to the uncertainty of workers’ compensation claims, the parental guarantee has no stated limit.

(6)
Excludes Dominion Energy’s guarantee for the new corporate office property discussed in Note 22 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018
,

as updated in Current Report on Form 8-K, filed November 18, 2019, and guarantees for debt of certain subsidiaries discussed in Note 17.

Additionally, at September 30, 2019, Dominion Energy had purchased $185 million of surety bonds, including $81 million at Virginia Power and $31 million at Dominion Energy Gas, and authorized the issuance of letters of credit by financial institutions of $81 million to facilitate commercial transactions by its subsidiaries with third parties. Under the terms of surety bonds, the Companies are obligated to indemnify the respective surety bond company for any amounts paid.
Note 19. Credit Risk
The Companies’ accounting policies for credit risk are discussed in Note 23 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019.
At September 30, 2019, Dominion Energy’s gross credit exposure related to energy marketing and price risk management activities totaled $149 million. Of this amount, investment grade counterparties, including those internally rated, represented 91%.
No
single counterparty, whether investment grade or non-investment grade, exceeded $33 million of exposure. At September 30, 2019, Virginia Power’s exposure related to wholesale customers totaled $46 million. Of this amount, investment grade counterparties, including those internally rated, represented 88%.
No
single counterparty, whether investment grade or non-investment grade, exceeded $32 million of exposure. At September 30, 2019, Dominion Energy Gas’ exposure primarily related to wholesale customers totaled $32 million. Of this amount, investment grade counterparties, including those internally rated, represented 90%.
No
single counterparty, whether investment grade or non-investment grade, exceeded $6 million of exposure.
For the three and nine months ended September 30, 2019, the Export Customers comprised approximately 37% and 34%, respectively, of Dominion Energy Gas’ total operating revenue, with Dominion Energy Gas’ largest customer representing approximately 19% and 18% of such amounts during the periods. For the three and nine months ended September 30, 2018, the Export Customers comprised approximately 32% and 21%, respectively, of Dominion Energy Gas’ total operating revenue, with Dominion Energy Gas’ largest customer representing approximately 17% and 11% of such amounts during the periods.
Credit-Related Contingent Provisions
The majority of Dominion Energy’s derivative instruments contain credit-related contingent provisions. These provisions require Dominion Energy to provide collateral upon the occurrence of specific events, primarily a credit rating downgrade. If the credit-related contingent features underlying these instruments that are in a liability position and not fully collateralized with cash were fully triggered as of September 30, 2019 and December 31, 2018, Dominion Energy would have been required to post $4 million and $1 million, respectively, of additional collateral to its counterparties. The collateral that would be required to be posted includes the impacts of any offsetting asset positions and any amounts already posted for derivatives, non-derivative contracts and derivatives elected under the normal purchases and normal sales exception, per contractual terms. Dominion Energy had posted no collateral at September 30, 2019 or December 31, 2018 related to derivatives with credit-related contingent provisions that are in a liability position and not fully collateralized with cash. The aggregate fair value of all derivative instruments with credit-related contingent provisions that are in a liability position and not fully collateralized with cash was immaterial at both September 30, 2019 and December 31, 2018, which does not include the impact of any offsetting asset positions. Credit-related contingent provisions for Virginia Power and Dominion Energy Gas were immaterial as of September 30, 2019 and December 31, 2018. See Note 9 for further information about derivative instruments.

Note 20. Related-Party Transactions
Virginia Power and Dominion Energy Gas engage in related-party transactions primarily with other Dominion Energy subsidiaries (affiliates). Virginia Power’s and Dominion Energy Gas’ receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Virginia Power and Dominion Energy Gas are included in Dominion Energy’s consolidated federal income tax return and, where applicable, combined income tax returns for Dominion Energy are filed in various states. Dominion Energy’s transactions with equity method investments are described in Note 10. A discussion of significant related-party transactions follows.
Virginia Power
Transactions with Affiliates
Virginia Power transacts with affiliates for certain quantities of natural gas and other commodities in the ordinary course of business. Virginia Power also enters into certain commodity derivative contracts with affiliates. Virginia Power uses these contracts, which are principally comprised of forward commodity purchases, to manage commodity price risks associated with purchases of natural gas. At September 30, 2019, Virginia Power’s derivative assets and liabilities with affiliates were $3 million and $18 million, respectively. At December 31, 2018, Virginia Power’s derivative assets and liabilities with affiliates were $26 million and $10 million, respectively. See Note 9 for more information.
Virginia Power participates in certain Dominion Energy benefit plans described in Note 21 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019. At September 30, 2019 and
December 31, 2018, amounts due to Dominion Energy associated with the Dominion Energy Pension Plan and included in other deferred credits and other liabilities in the Consolidated Balance Sheets were $750 million and $632 million, respectively. At September 30, 2019 and December 31, 2018, Virginia Power’s amounts due from Dominion Energy associated with the Dominion Energy Retiree Health and Welfare Plan and included in other deferred charges and other assets in the Consolidated Balance Sheets were $272 million and $254 million, respectively.
DES and other affiliates provide accounting, legal, finance and certain administrative and technical services to Virginia Power. In addition, Virginia Power provides certain services to affiliates, including charges for facilities and equipment usage.
The financial statements for all years presented include costs for certain general, administrative and corporate expenses assigned by DES to Virginia Power on the basis of direct and allocated methods in accordance with Virginia Power’s services agreements with DES. Where costs incurred cannot be determined by specific identification, the costs are allocated based on the proportional level of effort devoted by DES resources that is attributable to the entity, determined by reference to number of employees, salaries and wages and other similar measures for the relevant DES service. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable.
Presented below are Virginia Power’s significant transactions with DES and other affiliates:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Commodity purchases from affiliates	$170	$196	$561	$733
Services provided by affiliates (1)	107	106	387	338
Services provided to affiliates	5	6	19	17
(1)
Includes capitalized expenditures of $33 million and $34 million for the three months ended September 30, 2019 and 2018, respectively, and $100 million and $109 million for the nine months ended September 30, 2019 and 2018, respectively.

Virginia Power has borrowed funds from Dominion Energy under short-term borrowing arrangements. There were $9 million and $224 million in short-term demand note borrowings from Dominion Energy as of September 30, 2019 and December 31, 2018, respectively. Virginia Power had no outstanding borrowings, net of repayments, under the Dominion Energy money pool for its nonregulated subsidiaries as of September 30, 2019 and December 31, 2018. Interest charges related to Virginia Power’s borrowings from Dominion Energy were immaterial for the three and nine months ended September 30, 2019 and 2018.
There were no issuances of Virginia Power’s common stock to Dominion Energy for the three and nine months ended September 30, 2019 and 2018.

Dominion Energy Gas
Transactions with Related Parties
Dominion Energy Gas transacts with affiliates for certain quantities of natural gas and other commodities at market prices in the ordinary course of business. Additionally, Dominion Energy Gas provides transportation and storage services to affiliates. Dominion Energy Gas also enters into certain other contracts with affiliates and related parties, including construction services, which are presented separately from contracts involving commodities or services. As of September 30, 2019 and December 31, 2018, all of Dominion Energy Gas’ commodity derivatives were with affiliates. See Notes 7 and 9 for more information. See Note 10 for information regarding transactions with Atlantic Coast Pipeline.
Dominion Energy Gas participates in certain Dominion Energy benefit plans as described in Note 21 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019. At September 30, 2019 and December 31, 2018, amounts due from Dominion Energy associated with the Dominion Energy Pension Plan included in noncurrent pension and other postretirement benefit assets in the Consolidated Balance Sheets were $323 million and $319 million, respectively. At September 30, 2019 and December 31, 2018, Dominion Energy Gas’ amounts due from Dominion Energy associated with the Dominion Energy Retiree Health and Welfare Plan included in noncurrent pension and other postretirement benefit assets in the Consolidated Balance Sheets were $15 million and $13 million, respectively. In addition, there are amounts due to East Ohio from Dominion Energy in relation to these plans. As a result of the Dominion Energy Gas Restructuring, at September 30, 2019 and December 31, 2018, there was $455 million and $442 million included in noncurrent assets of discontinued operations in the Consolidated Balance Sheets relating to the Dominion Energy Pension Plan, respectively. Amounts due to East Ohio from Dominion Energy associated with the Dominion Energy Retiree Health and Welfare Plan included in noncurrent assets of discontinued operations in the Consolidated Balance Sheets at both September 30, 2019 and December 31, 2018, were $4 million
DES, DECGS, DEQPS and other affiliates provide accounting, legal, finance, marketing and certain operational, administrative and technical services to Dominion Energy Gas. Dominion Energy Gas provides certain services to related parties, including technical services.
The financial statements for all years presented include costs for certain general, administrative and corporate expenses assigned by DES, DECGS and DEQPS to Dominion Energy Gas on the basis of direct and allocated methods in accordance with Dominion Energy Gas’ services agreements with DES, DECGS and DEQPS. Where costs incurred cannot be determined by specific identification, the costs are allocated based on the proportional level of effort devoted by DES, DECGS and DEQPS resources that are attributable to the entity, determined by reference to number of employees, salaries and wages and other similar measures for the relevant DES, DECGS and DEQPS service. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable.
Presented below are Dominion Energy Gas’ significant transactions with DES, DECGS, DEQPS and other affiliates and related parties:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Sales of natural gas and transportation and storage services to affiliates	$60	$39	$187	$124
Services provided by related parties (1)	41	40	145	128
Services provided to related parties (2)	38	65	128	197
(1)
Includes capitalized expenditures of $9 million
for both the three months ended September 30, 2019 and 2018 and
$20 million and $27
million for the nine months ended September 30, 2019 and 2018, respectively.

(2)	Includes amounts attributable to Atlantic Coast Pipeline, a related-party VIE.
The following table presents affiliated and related party balances reflected in Dominion Energy Gas’ Consolidated Balance Sheets:

	September 30, 2019	December 31, 2018
(millions)
Other receivables (1)	$9	$13
Imbalances receivable from affiliates	7	16
Imbalances payable to affiliates (2)	1	4

(1)	Represents amounts due from Atlantic Coast Pipeline, a related-party VIE.
(2)	Amounts are presented in other current liabilities in Dominion Energy Gas’ Consolidated Balance Sheets.
Affiliated receivables at September 30, 2019 and December 31, 2018 included $13 million and $7 million, respectively, of accrued unbilled revenue. This revenue is based on estimated amounts of services provided but not yet billed to various affiliates.
Dominion Energy Gas’ borrowings under the intercompany revolving credit agreement with Dominion Energy were $160
m
illion
and $218 million as
 of September 30, 2019 and December 31, 2018
, respectively
. Interest charges related to Dominion Energy Gas’ total borrowings from Dominion Energy were less than
$1 million for the three months ended September 30, 2019 and 2018 and $2 million and less than
$1 million for the nine months ended September 30, 2019 and 2018, respectively.
DCPI’s borrowings under intercompany revolving credit agreements with Dominion Energy totaled $2.9 billion at both September 30, 2019 and December 31, 2018. Interest charges related to DCPI’s total borrowings from Dominion Energy and subsidiaries totaled $30 million and $88 million for the three and nine months ended September 30, 2019, respectively, and totaled $25 million and $72 million for the three and nine months ended September 30, 2018, respectively. In October 2019, DCPI repaid the outstanding balance and accrued interest utilizing funds from a capital contribution from Dominion Energy.
DMLPHCII’s total borrowings under an intercompany revolving credit agreement with Dominion Energy totaled $22 million at both September 30, 2019 and December 31, 2018. Interest charges related to DMLPHCII’s total borrowings from Dominion Energy were less than $1 million for both the three months ended September 30, 2019 and 2018 and were $1 million for both the nine months ended September 30, 2019 and 2018. In October 2019, DMLPHCII repaid the outstanding balance and accrued interest utilizing funds from a capital contribution from Dominion Energy.
Affiliated notes receivable

from East Ohio and DGP for borrowings under intercompany revolving credit agreements with Dominion Energy Gas were $
655
million and $
704
million as of September
30
,
2019
and December
31
,
2018
, respectively.
Interest income the promissory notes receivable was
$50 million and $148 million for the three and nine months ended September 30, 2019 and $22 million and $60 million for three and nine months ended September 30, 2018, respectively.
In September 2019, Dominion Energy repaid its $3.0 billion promissory note to Cove Point and the proceeds were used by Cove Point to
repay the $3.0 billion term loan.
Total interest income earned on the promissory note for the three and nine months ending September 30, 2019 were
$
30
million and $
88
 million, respectively.
In January
2019, Dominion Energy Midstream entered into a $400 million promissory note with Dominion Energy that matures on January 31, 2022. The interest rate is a fixed 3.5% per annum. As of September 30, 2019, $395 million of the promissory note remained outstanding. Interest charges
of $4 million and $9 million were incurred for the three and nine months ended September 30, 2019, respectively. In October 2019, Dominion Energy Midstream repaid the outstanding balance and accrued interest utilizing funds from a capital contribution from Dominion Energy.
For the nine months ended September 30, 2019 and 2018, Dominion Energy Gas, including entities acquired in the Dominion Energy Gas Restructuring, distributed $551 million and $143 million to Dominion Energy, respectively.

Note 21. Employee Benefit Plans
Dominion Energy
The components of Dominion Energy’s provision for net periodic benefit cost (credit) were as follows:

	Pension Benefits		Other Postretirement Benefits
	2019	2018	2019	2018
(millions)
Three Months Ended September 30,
Service cost	$41	$39	$7	$7
Interest cost	97	85	17	14
Expected return on plan assets	(177)	(165)	(37)	(36)
Amortization of prior service credit	—	—	(13)	(13)
Amortization of net actuarial loss	42	48	2	3
Settlements (1)	2	—	—	—

Net periodic benefit cost (credit)	$5	$7	$(24)	$(25)

Nine Months Ended September 30,
Service cost	$121	$118	$20	$20
Interest cost	296	253	51	42
Expected return on plan assets	(530)	(498)	(105)	(107)
Amortization of prior service cost (credit)	1	1	(39)	(39)
Amortization of net actuarial loss	124	145	9	8
Settlements and curtailment (1)	75	—	42	—

Net periodic benefit cost (credit)	$87	$19	$(22)	$(76)

(1)	Primarily related to a voluntary retirement program.

Voluntary Retirement Program
In March 2019, the Companies announced a voluntary retirement program to employees that meet certain age and service requirements. The voluntary retirement program will not compromise safety or the Companies’ ability to comply with applicable laws and regulations. In the second quarter of 2019, upon the determinations made concerning the number of employees that elected to participate in the program, Dominion Energy recorded a charge of $423 million ($316 million after-tax) included within other operations and maintenance expense ($288 million), other taxes ($23 million) and other income ($112 million), Virginia Power recorded a charge of $194 million ($144 million after-tax) included within other operations and maintenance expense ($186 million) and other taxes ($8 million) and Dominion Energy Gas recorded a charge of $74 million ($58 million after-tax) included within other operations and maintenance expense ($39 million), other taxes ($2 million), other income ($1 million) and discontinued operations ($32 million) in the respective Consolidated Statements of Income.
In the second quarter of 2019, Dominion Energy and Dominion Energy Gas remeasured their pension and other postretirement benefit plans as a result of the voluntary retirement program. The remeasurement resulted in an increase in the pension benefit obligation of $484 million and $32 million and an increase in the fair value of the pension plan assets of $671 million and $146 million for Dominion Energy and Dominion Energy Gas, respectively. In addition, the remeasurement resulted in an increase in the accumulated postretirement benefit obligation of $101 million and $8 million and an increase in the fair value of the other postretirement benefit plan assets of $156 million and $29 million for Dominion Energy and Dominion Energy Gas, respectively. The impact of the remeasurement on net periodic benefit cost (credit) was recognized prospectively from the remeasurement date. The remeasurement is expected to increase the net periodic benefit credit for 2019 by approximately $6 million and $4 million for Dominion Energy and Dominion Energy Gas, respectively, excluding the impacts of curtailments. The discount rate used for the remeasurement was 4.07% - 4.10% for the Dominion Energy pension plans, 4.10% for Dominion Energy Gas pension plans, 4.05% - 4.08% for the Dominion Energy other postretirement benefit plans, and 4.05% for the Dominion Energy Gas other postretirement benefit plans. All other assumptions used for the remeasurement were consistent with the measurement as of December 31, 2018.
In the third quarter of 2019, Dominion Energy remeasured a pension plan as a result of a settlement from the voluntary retirement program at SCANA. The settlement and related remeasurement resulted in an increase in the pension benefit obligation of $37 million and an increase in the fair value of the pension plan assets of $51 million for Dominion Energy. The impact of the remeasurement on net periodic benefit cost (credit) was recognized prospectively from the remeasurement date. The remeasurement is expected to increase the net periodic benefit credit for 2019 by $7 million. The discount rate used for the remeasurement was 3.57%. All other assumptions used for the remeasurement were consistent with the measurement as of December 31, 2018.

Employer Contributions
During the nine months ended September 30, 2019, Dominion Energy made no contributions to its defined benefit pension plans or other postretirement benefit plans. Dominion Energy made a contribution of $21 million to its defined benefit pension plans in October 2019 and expects to make a $12 million contribution to its other postretirement benefit plans through VEBAs during the remainder of 2019.
Dominion Energy Gas
Dominion Energy Gas participates in certain Dominion Energy benefit plans as described in Note 21 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019. See Note 20 for more information.
The components of Dominion Energy Gas’ provision for net periodic benefit cost (credit) for employees represented by collective bargaining units were as follows:

	Pension Benefits		Other Postretirement Benefits
	2019	2018	2019	2018
(millions)
Three Months Ended September 30,
Service cost	$4	$4	$—	$1
Interest cost	7	7	3	3
Expected return on plan assets	(38)	(36)	(6)	(7)
Amortization of prior service credit	—	—	(1)	(1)
Amortization of net actuarial loss	5	4	—	—

Net periodic benefit credit	$(22)	$(21)	$(4)	$(4)

Nine Months Ended September 30,
Service cost	$12	$13	$2	$3
Interest cost	23	21	8	8
Expected return on plan assets	(116)	(111)	(20)	(21)
Amortization of prior service credit	—	—	(3)	(3)
Amortization of net actuarial loss	15	14	2	2
Curtailment (1)	1	—	1	—

Net periodic benefit credit	$(65)	$(63)	$(10)	$(11)

(1)	Related to a voluntary retirement program.

Employer Contributions
During the nine months ended September 30, 2019, Dominion Energy Gas made no contributions to its defined benefit pension plans or other postretirement benefit plans. Dominion Energy Gas expects to contribute approximately $12 million to its other postretirement benefit plans through VEBAs during the remainder of 2019.

Note 22. Operating Segments
The Companies are organized primarily on the basis of products and services sold in the U.S. A description of the operations included in the Companies’ primary operating segments is as follows:

Primary Operating Segment	Description of Operations	Dominion Energy	Virginia Power	Dominion Energy Gas
Power Delivery	Regulated electric distribution	X	X
	Regulated electric transmission	X	X
Power Generation	Regulated electric generation fleet	X	X
	Merchant electric generation fleet	X
Gas Infrastructure	Gas transmission and storage	X		X
	Gas distribution and storage	X
	Gas gathering and processing	X
	LNG terminalling and storage	X		X
	Nonregulated retail energy marketing	X
Southeast Energy	Regulated electric distribution	X
	Regulated electric transmission	X
	Regulated electric generation fleet	X
	Gas distribution and storage	X
	Nonregulated retail energy marketing	X

In addition to the operating segments above, the Companies also report a Corporate and Other segment.
Dominion Energy
The Corporate and Other Segment of Dominion Energy
includes its corporate, service company and other functions (including unallocated debt). In addition, Corporate and Other includes specific items attributable to Dominion Energy’s operating segments that are not included in profit measures evaluated by executive management in assessing the segments’ performance or in allocating resources.
In the nine months ended September 30, 2019, Dominion Energy reported after-tax net expenses of $2.1 billion for specific items in the Corporate and Other segment, with $2.0 billion of net expenses attributable to its operating segments. In the nine months ended September 30, 2018, Dominion Energy reported after-tax net expenses of $253 million for specific items in the Corporate and Other segment, with $188 million of net expenses attributable to its operating segments.
The net expense for specific items attributable to Dominion Energy’s operating segments in 2019 primarily related to the impact of the following items:
•	A $1.0 billion ($760 million after-tax) charge for refunds of amounts previously collected primarily from retail electric customers of DESC for the NND Project, attributable to Southeast Energy;

•	$570 million ($429 million after-tax) of merger and integration-related costs associated with the SCANA Combination, including a $444 million ($332 million after-tax) charge related to a voluntary retirement program, attributable to:

•	Power Delivery ($77 million after-tax);

•	Power Generation ($110 million after-tax);

•	Gas Infrastructure ($82 million after-tax); and

•	Southeast Energy ($160 million after-tax);

•	A $369 million ($275 million after-tax) charge related to the early retirement of certain Virginia Power electric generation facilities, attributable to Power Generation;

•	$316 million ($237 million after-tax) of charges associated with litigation acquired in the SCANA Combination, attributable to Southeast Energy;

•	A $198 million tax charge for $264 million of income tax-related regulatory assets acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery, attributable to Southeast Energy;

•	A $160 million ($119 million after-tax) charge related to Virginia Power’s planned early retirement of certain automated meter reading infrastructure, attributable to Power Delivery;

•	A $135 million ($100 million after-tax) charge related to Virginia Power’s contract termination with a non-utility generator, attributable to Power Generation; and

•	A $114 million ($86 million after-tax) charge for property, plant and equipment acquired in the SCANA Combination primarily for which Dominion Energy committed to forgo recovery, attributable to Southeast Energy; partially offset by

•	A $364 million ($272 million after-tax) net gain related to investments in nuclear decommissioning trust funds, attributable to Power Generation; and

•	A $113 million ($84 million after-tax) benefit from the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019, attributable to Power Generation.

The net expense for specific items attributable to Dominion Energy’s operating segments in 2018 primarily related to the impact of the following items:
•	A $215 million ($160 million after-tax) charge associated with Virginia legislation enacted in March 2018 that requires one-time rate credits of certain amounts to utility customers, attributable to:

•	Power Generation ($109 million after-tax); and

•	Power Delivery ($51 million after-tax);

•	A $156 million ($121 million after-tax) increased net investment earnings on nuclear decommissioning trust funds attributable to Power Generation;

•	A $124 million ($88 million after-tax) charge for disallowance of FERC-regulated plant, attributable to Gas Infrastructure; and

•	An $81 million ($60 million after-tax) charge associated primarily with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities in connection with the enactment of Virginia legislation in April 2018 attributable to Power Generation.

The following table presents segment information pertaining to Dominion Energy’s operations:

	Power Delivery	Power Generation	Gas Infrastructure	Southeast Energy	Corporate and Other	Adjustments/ Eliminations	Consolidated Total
(millions)
Three Months Ended September 30, 2019
Total revenue from external customers	$678	$1,848	$788	$973	$(18)	$—	$4,269
Intersegment revenue	5	6	28	—	164	(203)	—

Total operating revenue	683	1,854	816	973	146	(203)	4,269
Net income (loss) attributable to Dominion Energy	185	490	232	147	(79)	—	975

Three Months Ended September 30, 2018
Total revenue from external customers	$596	$2,021	$836		$—	$(2)	$3,451
Intersegment revenue	5	3	7		160	(175)	—

Total operating revenue	601	2,024	843		160	(177)	3,451
Net income attributable to Dominion Energy	163	414	264		13	—	854

Nine Months Ended September 30, 2019
Total revenue from external customers	$1,861	$5,191	$3,042	$3,070	$(1,067)	$—	$12,097
Intersegment revenue	17	15	83	—	611	(726)	—

Total operating revenue	1,878	5,206	3,125	3,070	(456)	(726)	12,097
Net income (loss) attributable to Dominion Energy	496	1,048	838	361	(2,394)	—	349

Nine Months Ended September 30, 2018
Total revenue from external customers	$1,687	$5,516	$2,972		$(210)	$40	$10,005
Intersegment revenue	17	8	21		505	(551)	—

Total operating revenue	1,704	5,524	2,993		295	(511)	10,005
Net income (loss) attributable to Dominion Energy	464	1,038	840		(536)	—	1,806

Intersegment sales and transfers for Dominion Energy are based on contractual arrangements and may result in intersegment profit or loss that is eliminated in consolidation.
Virginia Power
The Corporate and Other Segment of Virginia Power
primarily includes specific items attributable to its operating segments that are not included in profit measures evaluated by executive management in assessing the segments’ performance or in allocating resources.
In the nine months ended September 30, 2019, Virginia Power reported after-tax net expenses of $673 million for specific items in the Corporate and Other segment, with $653 million of net expenses attributable to its operating segments. In the nine months ended September 30, 2018, Virginia Power reported after-tax net expenses of $229 million for specific items in the Corporate and Other segment, with $226 million of net expenses attributable to its operating segments.
The net expense for specific items attributable to Virginia Power’s operating segments in 2019 primarily related to the impact of the following items:
•	A $369 million ($275 million after-tax) charge related to the early retirement of certain electric generation facilities, attributable to Power Generation;

•	A $197 million ($146 million after-tax) charge related to a voluntary retirement program, attributable to:

•	Power Delivery ($74 million after-tax); and

•	Power Generation ($72 million after-tax);

•	A $160 million ($119 million after-tax) charge related to the planned early retirement of certain automated meter reading infrastructure, attributable to Power Delivery;

•	A $135 million ($100 million after-tax) charge related to a contract termination with a non-utility generator, attributable to Power Generation; and

•	A $62 million ($46 million after-tax) charge related the abandonment of a project at an electric generating facility, attributable to Power Generation; partially offset by

•	A $113 million ($84 million after-tax) benefit from the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019, attributable to Power Generation.

The net expense for specific items attributable to Virginia Power’s operating segments in 2018 primarily related to the impact of the following items:
•	A $215 million ($160 million after-tax) charge associated with Virginia legislation enacted in March 2018 that requires one-time rate credits of certain amounts to utility customers, attributable to:

•	Power Generation ($109 million after-tax); and

•	Power Delivery ($51 million after-tax); and

•	An $81 million ($60 million after-tax) charge associated primarily with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities in connection with the enactment of Virginia legislation in April 2018 attributable to Power Generation.
The following table presents segment information pertaining to Virginia Power’s operations:

	Power Delivery	Power Generation	Corporate and Other	Consolidated Total
(millions)
Three Months Ended September 30, 2019
Operating revenue	$677	$1,587	$—	$2,264
Net income (loss)	184	444	(26)	602

Three Months Ended September 30, 2018
Operating revenue	$595	$1,637	$—	$2,232
Net income	163	347	10	520

Nine Months Ended September 30, 2019
Operating revenue	$1,860	$4,336	$(29)	$6,167
Net income (loss)	494	885	(657)	722

Nine Months Ended September 30, 2018
Operating revenue	$1,686	$4,338	$(215)	$5,809
Net income (loss)	462	796	(215)	1,043

Dominion Energy Gas
The Corporate and Other Segment of Dominion Energy Gas

primarily includes specific items attributable to Dominion Energy Gas’ operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance or in allocating resources and the effect of certain items recorded at Dominion Energy Gas as a result of Dominion Energy’s basis in the net assets contributed. In addition, Corporate and Other includes the net impact of discontinued operations, which are discussed in Note 3.
In the nine months ended September 30, 2019, Dominion Energy Gas reported after-tax net expense of $66 million for specific items in the Corporate and Other segment, all of which are attributable to its operating segment. In the nine months ended September 30, 2018, Dominion Energy Gas reported after-tax net expenses of $98 million for specific items in the Corporate and Other segment, with $97 million of net expenses attributable to its operating segment.

The net expense for specific items in 2019 primarily related to the impact of a
$42 million ($31
million after-tax) charge related to a voluntary retirement program.
The net expense for specific items attributable to Dominion Energy Gas’ operating segment in 2018 primarily related to a $124 million ($88 million after-tax) charge for disallowance of FERC-regulated plant, attributable to Gas Infrastructure.
The following table presents segment information pertaining to Dominion Energy Gas’ operations:

	Gas Infrastructure	Corporate and Other	Consolidated Total
(millions)
Three Months Ended September 30, 2019
Operating revenue	$525	$(23)	$502
Net income from discontinued operations	—	45	45
Net income attributable to Dominion Energy Gas	134	17	151

Three Months Ended September 30, 2018
Operating revenue	$533	$—	$533
Net income from discontinued operations	—	33	33
Net income attributable to Dominion Energy Gas	173	18	191

Nine Months Ended September 30, 2019
Operating revenue	$1,621	$(23)	$1,598
Net income from discontinued operations	—	125	125
Net income attributable to Dominion Energy Gas	423	37	460

Nine Months Ended September 30, 2018
Operating revenue	$1,431	$—	$1,431
Net income from discontinued operations	—	135	135
Net income attributable to Dominion Energy Gas	426	28	454

GLOSSARY OF TERMS
The following abbreviations or acronyms used in this Form 8-K are defined below:

Abbreviation or Acronym	Definition

2016 Equity Units
Dominion Energy’s 2016 Series A Equity Units issued in August 2016, initially in the form of 2016 Series A Corporate Units, consisting of a stock purchase contract and a 1/40 interest in RSNs issued by Dominion Energy

2019 Equity Units
Dominion Energy’s 2019 Series A Equity Units issued in June 2019, initially in the form of 2019 Series A Corporate Units, consisting of a stock purchase contract and a 1/10 interest in a share of the Series A Preferred Stock

2017 Tax Reform Act
An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (previously known as The Tax Cuts and Jobs Act) enacted on December 22, 2017

AFUDC	Allowance for funds used during construction

Align RNG	Align RNG, LLC, a joint venture between Dominion Energy and Smithfield Foods, Inc.

ARO	Asset retirement obligation

Atlantic Coast Pipeline	Atlantic Coast Pipeline, LLC, a limited liability company owned by Dominion Energy, Duke and Southern Company Gas

bcf	Billion cubic feet

Blue Racer	Blue Racer Midstream, LLC, a joint venture between Caiman Energy II, LLC and FR BR Holdings, LLC effective December 2018

Companies	Dominion Energy, Virginia Power and Dominion Energy Gas, collectively

Cooling degree days
Units measuring the extent to which the average daily temperature is greater than 65 degrees Fahrenheit, or 75 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 75 degrees, as applicable, and the average temperature for that day

Cove Point	Dominion Energy Cove Point LNG, LP

DECG	Dominion Energy Carolina Gas Transmission, LLC

DESC
The legal entity, Dominion Energy South Carolina, Inc. (formerly known as South Carolina Electric & Gas Company), one or more of its consolidated subsidiaries or operating segments, or the entirety of Dominion Energy South Carolina, Inc. and its consolidated subsidiaries

DETI	Dominion Energy Transmission, Inc.

Dominion Energy
The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Virginia Power and Dominion Energy Gas) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

Dominion Energy Gas
The legal entity, Dominion Energy Gas Holdings, LLC, one or more of its consolidated subsidiaries or operating segment, or the entirety of Dominion Energy Gas Holdings, LLC and its consolidated subsidiaries

Dominion Energy Midstream
The legal entity, Dominion Energy Midstream Partners, LP, one or more of its consolidated subsidiaries, Cove Point GP Holding Company, LLC, Iroquois GP Holding Company, LLC, DECG and Dominion Energy Questar Pipeline, or the entirety of Dominion Energy Midstream Partners, LP and its consolidated subsidiaries

Dominion Energy Questar Pipeline	The legal entity, Dominion Energy Questar Pipeline, LLC, one or more of its consolidated subsidiaries, or the entirety of Dominion Energy Questar Pipeline, LLC and its consolidated subsidiaries

Dth	Dekatherm

1

Abbreviation or Acronym	Definition

Duke	The legal entity, Duke Energy Corporation, one or more of its consolidated subsidiaries or operating segments, or the entirety of Duke Energy Corporation and its consolidated subsidiaries

EPS	Earnings per share

FERC	Federal Energy Regulatory Commission

Gas Infrastructure	Gas Infrastructure Group operating segment

GHG	Greenhouse gas

Heating degree days
Units measuring the extent to which the average daily temperature is less than 65 degrees Fahrenheit, or 60 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 60 degrees, as applicable, and the average temperature for that day

Iroquois	Iroquois Gas Transmission System, L.P.

Liquefaction Facility	A natural gas export/liquefaction facility at Cove Point

LNG	Liquefied natural gas

MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Millstone	Millstone nuclear power station

MW	Megawatt

MWh	Megawatt hour

NND Project
V.C. Summer Units 2 and 3 new nuclear development project under which SCANA and Santee Cooper undertook to construct two Westinghouse AP1000 Advanced Passive Safety nuclear units in Jenkinsville, South Carolina

NYSE	New York Stock Exchange

Order 1000	Order issued by FERC adopting requirements for electric transmission planning, cost allocation and development

PJM	PJM Interconnection, L.L.C.

Power Delivery	Power Delivery Group operating segment

Power Generation	Power Generation Group operating segment

PURA	Connecticut’s Public Utility Regulatory Authority

RSN	Remarketable subordinated note

Santee Cooper	South Carolina Public Service Authority

SCANA	The legal entity, SCANA Corporation, one or more of its consolidated subsidiaries or the entirety of SCANA Corporation and its consolidated subsidiaries

SCANA Combination	Dominion Energy’s acquisition of SCANA completed on January 1, 2019 pursuant to the terms of the agreement and plan of merger entered on January 2, 2018 between Dominion Energy and SCANA

SEC	U.S. Securities and Exchange Commission

Series A Preferred Stock	Dominion Energy’s 1.75% Series A Cumulative Perpetual Convertible Preferred Stock, without par value, with a liquidation preference of $1,000 per share

Southeast Energy	Southeast Energy Group operating segment

Standard & Poor’s	Standard & Poor’s Ratings Services, a division of S&P Global Inc.

Virginia Commission	Virginia State Corporation Commission

2

Abbreviation or Acronym	Definition

Virginia Power
The legal entity, Virginia Electric and Power Company, one or more of its consolidated subsidiaries or operating segments, or the entirety of Virginia Electric and Power Company and its consolidated subsidiaries

Westinghouse	Westinghouse Electric Company LLC

3

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MD&A discusses Dominion Energy’s results of operations and general financial condition and Virginia Power’s and Dominion Energy Gas’ results of operations. MD&A should be read in conjunction with the Companies’ Consolidated Financial Statements. Virginia Power and Dominion Energy Gas meet the conditions to file under the reduced disclosure format, and therefore have omitted certain sections of MD&A.
Contents of MD&A
MD&A consists of the following information:

•	Forward-Looking Statements

•	Accounting Matters – Dominion Energy

•	Dominion Energy

•	Results of Operations

•	Segment Results of Operations

•	Virginia Power

•	Results of Operations

•	Dominion Energy Gas

•	Results of Operations

•	Liquidity and Capital Resources – Dominion Energy

•	Future Issues and Other Matters – Dominion Energy
Forward-Looking Statements
This report contains statements concerning the Companies’ expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, the reader can identify these forward-looking statements by such words as “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” “could,” “plan,” “may,” “continue,” “target” or other similar words.
The Companies make forward-looking statements with full knowledge that risks and uncertainties exist that may cause actual results to differ materially from predicted results. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additionally, other factors may cause actual results to differ materially from those indicated in any forward-looking statement. These factors include but are not limited to:

•	Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;

•
Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding and changes in water temperatures and availability that can cause outages and property damage to facilities;

•	Federal, state and local legislative and regulatory developments, including changes in federal and state tax laws and regulations;

•	Risks of operating businesses in regulated industries that are subject to changing regulatory structures;

•
Changes to regulated electric rates collected by Dominion Energy and Virginia Power and regulated gas distribution, transportation and storage rates, including LNG storage, collected by Dominion Energy and Dominion Energy Gas;

•
Changes in rules for regional transmission organizations and independent system operators in which Dominion Energy and Virginia Power participate, including changes in rate designs, changes in FERC’s interpretation of market rules and new and evolving capacity models;

•	Risks associated with Virginia Power’s membership and participation in PJM, including risks related to obligations created by the default of other participants;

•
Risks associated with entities in which Dominion Energy Gas shares ownership with third parties, including risks that result from lack of sole decision making authority, disputes that may arise between Dominion Energy Gas and third party participants and difficulties in exiting these arrangements;

•	Changes in future levels of domestic and international natural gas production, supply or consumption;

•	Fluctuations in future volumes of LNG imports or exports from the U.S. and other countries worldwide or demand for, purchases of, and prices related to natural gas or LNG;

4

•	Timing and receipt of regulatory approvals necessary for planned construction or growth projects and compliance with conditions associated with such regulatory approvals;

•
The inability to complete planned construction, conversion or growth projects at all, or with the outcomes or within the terms and time frames initially anticipated, including as a result of increased public involvement, intervention or litigation in such projects;

•
Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for GHGs and other substances, more extensive permitting requirements and the regulation of additional substances;

•	Cost of environmental compliance, including those costs related to climate change;

•	Changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities;

•	Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals or related appeals;

•	Unplanned outages at facilities in which the Companies have an ownership interest;

•
The impact of operational hazards, including adverse developments with respect to pipeline and plant safety or integrity, equipment loss, malfunction or failure, operator error, and other catastrophic events;

•
Risks associated with the operation of nuclear facilities, including costs associated with the disposal of spent nuclear fuel, decommissioning, plant maintenance and changes in existing regulations governing such facilities;

•	Changes in operating, maintenance and construction costs;

•	Domestic terrorism and other threats to the Companies’ physical and intangible assets, as well as threats to cybersecurity;

•
Additional competition in industries in which the Companies operate, including in electric markets in which Dominion Energy’s merchant generation facilities operate and potential competition from the development and deployment of alternative energy sources, such as self-generation and distributed generation technologies, and availability of market alternatives to large commercial and industrial customers;

•	Competition in the development, construction and ownership of certain electric transmission facilities in Dominion Energy and Virginia Power’s service territory in connection with Order 1000;

•	Changes in technology, particularly with respect to new, developing or alternative sources of generation and smart grid technologies;

•
Changes in demand for the Companies’ services, including industrial, commercial and residential growth or decline in the Companies’ service areas, changes in supplies of natural gas delivered to Dominion Energy and Dominion Energy Gas’ pipeline and processing systems, failure to maintain or replace customer contracts on favorable terms, changes in customer growth or usage patterns, including as a result of energy conservation programs, the availability of energy efficient devices and the use of distributed generation methods;

•	Receipt of approvals for, and timing of, closing dates for acquisitions and divestitures;

•	Impacts of acquisitions, including the recently completed SCANA Combination, divestitures, transfers of assets to joint ventures and retirements of assets based on asset portfolio reviews;

•	Adverse outcomes in litigation matters or regulatory proceedings, including matters acquired in the SCANA Combination;

•	Counterparty credit and performance risk;

•	Fluctuations in the value of investments held in nuclear decommissioning trusts by Dominion Energy and Virginia Power and in benefit plan trusts by Dominion Energy and Dominion Energy Gas;

•
Fluctuations in energy-related commodity prices and the effect these could have on Dominion Energy’s and Dominion Energy Gas’ earnings and the Companies’ liquidity position and the underlying value of their assets;

•	Fluctuations in interest rates or foreign currency exchange rates;

•	Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;

•	Global capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;

5

•	Political and economic conditions, including inflation and deflation;

•	Employee workforce factors including collective bargaining agreements and labor negotiations with union employees; and

•	Changes in financial or regulatory accounting principles or policies imposed by governing bodies.
Additionally, other risks that could cause actual results to differ from predicted results are set forth in Item 1A. Risk Factors in the Companies’ Annual Report on Form
10-K
for the year ended December 31,
2018, as updated in Current Report on Form 8-K, filed November 18, 2019.
The Companies’ forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. The Companies caution the reader not to place undue reliance on their forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. The Companies undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.
Accounting Matters
Critical Accounting Policies and Estimates
As of September 30, 2019, there have been no significant changes with regard to the critical accounting policies and estimates disclosed in MD&A in the Companies’ Annual Report on Form
10-K
 for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019. The policies disclosed included the accounting for regulated operations, AROs, income taxes, derivative contracts and financial instruments at fair value, impairment testing of goodwill, long-lived assets and equity method investments and employee benefit plans.
Dominion Energy
Results of Operations
Presented below is a summary of Dominion Energy’s consolidated results:

	2019	2018	$ Change
(millions, except EPS)
Third Quarter
Net income attributable to Dominion Energy	$975	$854	$121
Diluted EPS	1.17	1.30	(0.13)
Year-To-Date
Net income attributable to Dominion Energy	$349	$1,806	$(1,457)
Diluted EPS	0.39	2.77	(2.38)
Overview
Third Quarter 2019 vs. 2018
Net income attributable to Dominion Energy increased 14%, primarily due to operations acquired in the SCANA Combination, higher renewable energy investment tax credits, decreased Virginia Power electric capacity expense and an increase in cooling degree days in Virginia Power’s service territory. These increases were partially offset by a decrease in net investment earnings on nuclear decommissioning trust funds, the absence of a gain on sale of an equity method investment and the absence of gains related to agreements to convey shale development rights under natural gas storage fields.
Year-To-Date
2019 vs. 2018
Net income attributable to Dominion Energy decreased $1.5 billion, primarily due to charges for refunds of amounts previously collected from retail electric customers of DESC for the NND Project, a voluntary retirement program, the planned early retirement of certain Virginia Power electric generation facilities and automated meter reading infrastructure, regulatory assets and property, plant and equipment acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery, litigation acquired in the SCANA Combination, Virginia Power’s contract termination with a non-utility
generator and the absence of gains related to agreements to convey shale development rights under natural gas storage fields. These decreases were partially offset by an increase in net investment earnings on nuclear decommissioning trust funds, the operations acquired in the SCANA Combination, the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019, the absence of charges associated with Virginia legislation enacted in March 2018 and April 2018 and the absence of disallowance of FERC-regulated plant.

6

Analysis of Consolidated Operations
Presented below are selected amounts related to Dominion Energy’s results of operations:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Operating revenue	$4,269	$3,451	$818	$12,097	$10,005	$2,092
Electric fuel and other energy-related purchases	774	761	13	2,283	2,128	155
Purchased electric capacity	11	50	(39)	74	87	(13)
Purchased gas	153	5	148	1,110	409	701

Net revenue	3,331	2,635	696	8,630	7,381	1,249

Other operations and maintenance	1,010	770	240	3,295	2,438	857
Depreciation, depletion and amortization	679	526	153	1,991	1,487	504
Other taxes	243	177	66	819	542	277
Impairment of assets and other charges	85	12	73	1,232	147	1,085
Other income	173	373	(200)	653	658	(5)
Interest and related charges	451	378	73	1,372	1,053	319
Income tax expense	51	262	(211)	208	485	(277)
Noncontrolling interests	10	29	(19)	17	81	(64)
An analysis of Dominion Energy’s results of operations follows:
Third Quarter 2019 vs. 2018
Net revenue
increased 26%, primarily due to:

•	A $607 million increase from operations acquired in the SCANA Combination;

•	A $96 million increase from Virginia Power rate adjustment clauses;

•
A $40 million decrease in Virginia Power electric capacity expense related to the annual PJM capacity performance market effective June 2019 ($27 million) and a contract termination with a non-utility
generator ($13 million); and

•	A $31 million increase in sales to Virginia Power retail customers, primarily due to an increase in cooling degree days during the cooling season.
These increases were partially offset by:

•	A $67 million decrease from the absence of certain merchant generation facilities sold in 2018; and

•	A $26 million decrease in services performed for Atlantic Coast Pipeline.
Other operations and maintenance
increased 31%, primarily reflecting:

•	A $165 million increase from operations acquired in the SCANA Combination;

•	The absence of gains related to agreements to convey shale development rights under natural gas storage fields ($65 million);

•	A $47 million increase in certain Virginia Power transmission-related expenditures. These expenses are primarily recovered through state and FERC rates and do not impact net income; and

•	An increase in merger and integration-related costs associated with the SCANA Combination ($26 million); partially offset by

7

•	A $26 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income.
Depreciation, depletion and amortization
increased 29%, primarily due to property, plant and equipment acquired in the SCANA Combination, including amortization of NND Project costs.
Other taxes
increased 37%, primarily due to the SCANA Combination.
Impairment of assets and other charges
increased $73 million, primarily due to a charge associated with litigation acquired in the SCANA Combination ($38 million), the abandonment of certain property, plant and equipment ($26 million) and a $21 million charge for disallowance of Virginia Power state-regulated plant.
Other income
decreased 54%, primarily due to a decrease in net investment earnings on nuclear decommissioning trust funds ($124 million) and the absence of a gain on the sale of Dominion Energy’s 25% limited partnership interest in Catalyst Old River Hydroelectric Limited Partnership ($87 million).
Interest and related charges
increased 19%, primarily due to debt acquired in the SCANA Combination net of debt redeemed in the first and third quarters of 2019.
Income tax expense
decreased 81%, primarily due to lower
pre-tax
income ($146 million), higher renewable energy investment tax credits ($38 million) and the absence of impacts from the 2017 Tax Reform Act ($31 million).
Noncontrolling interests
decreased 66%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.
Year-To-Date
2019 vs. 2018
Net revenue
increased 17%, primarily reflecting:

•
A $741 million increase from the SCANA Combination, due to operations acquired ($1.8 billion), partially offset by a $1.0 billion charge for refunds of amounts previously collected from retail electric customers of DESC for the NND Project;

•
A $236 million increase from the Liquefaction Facility, including terminalling services provided to the
Export Customers ($190 million), a decrease in credits associated with the start-up
 phase ($25 million) and regulated gas transportation contracts to serve the Export Customers ($23 million);

•	The absence of a $215 million charge associated with Virginia legislation enacted in March 2018 that required one-time rate credits of certain amounts to utility customers;

•	A $198 million increase from Virginia Power rate adjustment clauses;

•	A $48 million increase due to favorable pricing at merchant generation facilities; and

•
A $34 million decrease in Virginia Power electric capacity expense related to the annual PJM capacity performance market effective June 2019 ($35 million) and a contract termination with a non-utility
generator ($25 million), partially offset by the annual PJM capacity performance market effective June 2018 ($26 million).

These increases were partially offset by:

•	A $166 million decrease from the absence of certain merchant generation facilities sold in 2018;

•	A $75 million decrease in services performed for Atlantic Coast Pipeline;

•
A $33 million decrease in sales to Virginia Power retail customers from lower heating degree days during the heating season, partially offset by a $25 million increase from higher cooling degree days during the cooling season; and

•	A $30 million decrease due to an increase in planned outage days at certain merchant generation facilities.
Other operations and maintenance
increased 35%, primarily reflecting:

•	A $539 million increase from operations acquired in the SCANA Combination;

•	An increase in merger and integration-related costs associated with the SCANA Combination ($435 million), including a charge related to a voluntary retirement program ($291 million);

•	The absence of gains related to agreements to convey shale development rights under natural gas storage fields ($115 million);

8

•	A $45 million increase from additional planned outage days at certain generation facilities;

•	A $44 million increase in certain Virginia Power transmission-related expenditures. These expenses are primarily recovered through state and FERC rates and do not impact net income; and

•	A $25 million increase in operating expenses from the commercial operations of the Liquefaction Facility and costs associated with regulated gas transportation contracts to serve the Export Customers.
These increases were partially offset by:

•	A $113 million benefit from the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019;

•	The absence of an $81 million charge associated primarily with future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018;

•	A $74 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income; and

•	A $33 million decrease from the absence of certain merchant generation facilities sold in 2018.
Depreciation, depletion and amortization
increased 34%, primarily due to property, plant and equipment acquired in the SCANA Combination ($421 million), including amortization of NND Project costs ($92 million), an increase from various growth projects being placed into service ($112 million), including the Liquefaction Facility ($28 million), and the absence of a benefit for the retroactive application of depreciation rates for regulated nuclear plants to comply with Virginia Commission requirements ($31 million).
Other taxes
increased 51%, primarily due to the SCANA Combination ($215 million) and a charge related to a voluntary retirement program ($24 million).
Impairment of assets and other charges
increased $1.1 billion, primarily due to:

•	A $368 million charge related to the early retirement of certain Virginia Power electric generation facilities;

•	Charges associated with litigation acquired in the SCANA Combination ($316 million);

•	A $160 million charge related to Virginia Power’s planned early retirement of certain automated meter reading infrastructure;

•	A $135 million charge related to Virginia Power’s contract termination with a non-utility generator;

•	A $105 million charge for property, plant and equipment acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery;

•	A $62 million charge related to the abandonment of a project at a Virginia Power electric generating facility; and

•	The abandonment of certain property, plant and equipment ($39 million); partially offset by

•	The absence of a $135 million charge for disallowance of FERC-regulated plant.
Other income
remained substantially unchanged, primarily reflecting a charge related to a voluntary retirement program ($112 million), the absence of a gain on the sale of Dominion Energy’s 25% limited partnership interest in Catalyst Old River Hydroelectric Limited Partnership ($87 million) and the absence of equity earnings due to the sale of Blue Racer in December 2018 ($40 million). These decreases were substantially offset by an increase in net investment earnings on nuclear decommissioning trust funds ($210 million) and an increase in equity earnings from Atlantic Coast Pipeline ($42 million).
Interest and related charges
increased 30%, primarily due to debt acquired in the SCANA Combination net of debt redeemed in the first and third quarters of 2019 ($245 million), the absence of capitalization of interest expense associated with the Liquefaction Facility upon completion of construction ($46 million) and higher long-term debt interest expense resulting from net debt issuances in 2018 ($32 million).
Income tax expense
decreased 57%, primarily due to lower
pre-tax
income ($452 million) and the absence of impacts from the 2017 Tax Reform Act ($31 million), partially offset by a charge for certain income tax-related
regulatory assets acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery ($198 million) and the absence of a state legislative change ($20 million).

9

Noncontrolling interests
decreased 79%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.
Segment Results of Operations
Segment results include the impact of intersegment revenues and expenses, which may result in intersegment profit and loss. Presented below is a summary of contributions by Dominion Energy’s operating segments to net income attributable to Dominion Energy:

	Net Income (Loss) Attributable to Dominion Energy			Diluted EPS
	2019	2018	$ Change	2019	2018	$ Change
(millions, except EPS)
Third Quarter
Power Delivery	$185	$163	$22	$0.23	$0.25	$(0.02)
Power Generation	490	414	76	0.60	0.63	(0.03)
Gas Infrastructure	232	264	(32)	0.29	0.40	(0.11)
Southeast Energy	147	—	147	0.18	—	0.18

Primary operating segments	1,054	841	213	1.30	1.28	0.02
Corporate and Other	(79)	13	(92)	(0.13)	0.02	(0.15)

Consolidated	$975	$854	$121	$1.17	$1.30	$(0.13)

Year-To-Date
Power Delivery	$496	$464	$32	$0.62	$0.71	$(0.09)
Power Generation	1,048	1,038	10	1.30	1.59	(0.29)
Gas Infrastructure	838	840	(2)	1.04	1.29	(0.25)
Southeast Energy	361	—	361	0.45	—	0.45

Primary operating segments	2,743	2,342	401	3.41	3.59	(0.18)
Corporate and Other	(2,394)	(536)	(1,858)	(3.02)	(0.82)	(2.20)

Consolidated	$349	$1,806	$(1,457)	$0.39	$2.77	$(2.38)

Power Delivery
Presented below are selected operating statistics related to Power Delivery’s operations:

	Third Quarter			Year-To-Date
	2019	2018	% Change	2019	2018	% Change
Electricity delivered (million MWh)	24.4	24.0	2%	66.8	67.0	—%
Degree days (electric distribution service area):
Cooling	1,299	1,271	2	1,948	1,890	3
Heating	—	—	—	2,042	2,306	(11)
Average electric distribution customer accounts (thousands) (1)	2,629	2,603	1	2,623	2,597	1

(1)	Period average.

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Presented below, on an
after-tax
basis, are the key factors impacting Power Delivery’s net income contribution:

	Third Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Regulated electric sales:
Weather	$7	$0.01	$(2)	$—
Other	2	—	7	0.01
Rate adjustment clause equity return	17	0.02	40	0.06
Storm damage and service restoration	5	0.01	(5)	(0.01)
Other	(9)	(0.01)	(8)	(0.01)
Share dilution	—	(0.05)	—	(0.14)

Change in net income contribution	$22	$(0.02)	$32	$(0.09)

Power Generation
Presented below are selected operating statistics related to Power Generation’s operations:

	Third Quarter			Year-To-Date
	2019	2018	% Change	2019	2018	% Change
Electricity supplied (million MWh):
Utility	24.5	24.0	2%	67.3	67.1	—%
Merchant	5.6	8.1	(31)	15.2	23.1	(34)
Degree days (electric utility service area):
Cooling	1,299	1,271	2	1,948	1,890	3
Heating	—	—	—	2,042	2,306	(11)

Presented below, on an
after-tax
basis, are the key factors impacting Power Generation’s net income contribution:

	Third Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Regulated electric sales:
Weather	$16	$0.02	$(3)	$—
Other	(3)	—	(9)	(0.01)
Planned outage costs	3	—	(32)	(0.05)
Electric capacity	30	0.05	27	0.04
Sale of certain merchant generation facilities	(36)	(0.05)	(69)	(0.11)
Expiration of energy supply contract	13	0.02	22	0.03
Renewable energy investment tax credits	22	0.03	30	0.04
Interest expense	6	0.01	19	0.03
Other	25	0.04	25	0.04
Share dilution	—	(0.15)	—	(0.30)

Change in net income contribution	$76	$(0.03)	$10	$(0.29)

11

Gas Infrastructure
Presented below are selected operating statistics related to Gas Infrastructure’s operations:

	Third Quarter			Year-To-Date
	2019	2018	% Change	2019	2018	% Change
Gas distribution throughput (bcf):
Sales	9	9	—%	92	85	8%
Transportation	168	153	10	538	525	2
Heating degree days (gas distribution service area):
Eastern region	5	48	(90)	3,446	3,633	(5)
Western region	86	18	378	3,290	2,518	31
Average gas distribution customer accounts (thousands) (1) :
Sales	1,273	1,253	2	1,271	1,254	1
Transportation	1,104	1,092	1	1,110	1,097	1
Average retail energy marketing customer accounts (thousands) (1)	379	867	(56)	375	864	(57)

(1)	Period average.

Presented below, on an
after-tax
basis, are the key factors impacting Gas Infrastructure’s net income contribution:

	Third Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Cove Point export contracts	$10	$0.01	$158	$0.24
Noncontrolling interest (1)	15	0.03	45	0.07
Interest expense, net	(8)	(0.01)	(72)	(0.11)
Assignment of shale development rights	(47)	(0.07)	(83)	(0.13)
State legislative change	—	—	(18)	(0.03)
Other	(2)	—	(32)	(0.05)
Share dilution	—	(0.07)	—	(0.24)

Change in net income contribution	$(32)	$(0.11)	$(2)	$(0.25)

(1)	Reflects the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Southeast Energy
Presented below are selected operating statistics related to Southeast Energy’s operations:

	Third Quarter 2019	Year-To-Date 2019
Electricity delivered (million MWh)	6.8	17.7
Electricity supplied (million MWh)	7.2	18.6
Degree days (electric distribution service area):
Cooling	645	913
Heating	—	698
Average electric distribution customer accounts (thousands) (1)	742	738
Gas distribution throughput (bcf):
Sales	18	80
Transportation	17	48
Heating degree days (gas distribution service area)	—	808
Average gas distribution customer accounts (thousands) (1)	964	963
Average retail energy marketing customer accounts (thousands) (1)	406	415

12

(1)        Period average.
Presented below, on an
after-tax
basis, are the key factors impacting Southeast Energy’s net income contribution:

	Third Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
SCANA Combination	$147	$0.18	$361	$0.45

Change in net income contribution	$147	$0.18	$361	$0.45

Corporate and Other
Presented below are the Corporate and Other segment’s
after-tax
results:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions, except EPS)
Specific items attributable to operating segments	$(80)	$122	$(202)	$(1,955)	$(188)	$(1,767)
Specific items attributable to Corporate and Other segment	88	(26)	114	(155)	(65)	(90)

Total specific items	8	96	(88)	(2,110)	(253)	(1,857)
Other corporate operations (1)	(87)	(83)	(4)	(284)	(283)	(1)

Total net income (expense)	$(79)	$13	$(92)	$(2,394)	$(536)	$(1,858)
EPS impact	$(0.13)	$0.02	$(0.15)	$(3.02)	$(0.82)	$(2.20)

(1)        Primarily consists of net interest expense.
Total Specific Items
Corporate and Other includes specific items attributable to Dominion Energy’s primary operating segments that are not included in profit measures evaluated by executive management in assessing those segments’ performance or in allocating resources. See Note 22 to the Consolidated Financial Statements in this report for discussion of these items in more detail. Corporate and Other also includes items attributable to the Corporate and Other segment.
Virginia Power
Results of Operations
Presented below is a summary of Virginia Power’s consolidated results:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Net income	$602	$520	$82	$722	$1,043	$(321)

Overview
Third Quarter 2019 vs. 2018
Net income increased 16%, primarily due to an increase in cooling degree days in the service territory, a decrease in net electric capacity expense and higher renewable energy investment tax credits. These increases were partially offset by increases in charges related to the abandonment and disallowance of certain property, plant and equipment.
Year-To-Date
2019 vs. 2018
Net income decreased 31%, primarily due to charges associated with the planned early retirement of certain electric generation facilities and certain automated meter reading infrastructure, a voluntary retirement program and a contract termination with a non-utility
generator. These decreases were partially offset by increases related to the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019 and the absence of charges associated with Virginia legislation enacted in March 2018 and April 2018.
Analysis of Consolidated Operations
Presented below are selected amounts related to Virginia Power’s results of operations:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Operating revenue	$2,264	$2,232	$32	$6,167	$5,809	$358
Electric fuel and other energy-related purchases	559	648	(89)	1,691	1,747	(56)
Purchased (excess) electric capacity	(1)	50	(51)	45	87	(42)

Net revenue	1,706	1,534	172	4,431	3,975	456

Other operations and maintenance	453	404	49	1,297	1,242	55
Depreciation and amortization	313	295	18	916	839	77
Other taxes	82	79	3	257	241	16
Impairment of assets and other charges	38	—	38	781	—	781
Other income	15	25	(10)	68	49	19
Interest and related charges	138	130	8	408	388	20
Income tax expense	95	131	(36)	118	271	(153)

An analysis of Virginia Power’s results of operations follows:
Third Quarter 2019 vs. 2018
Net revenue
increased 11%, primarily reflecting:

•	A $96 million increase from rate adjustment clauses;

•
A $40 million decrease in electric capacity expense related to the annual PJM capacity performance market effective June 2019 ($27 million) and a contract termination with a non-utility
generator ($13 million); and

•	A $31 million increase in sales to retail customers, primarily due to an increase in cooling degree days during the cooling season.

Other operations and maintenance
increased 12%, primarily reflecting an increase in certain transmission-related expenses. These expenses were primarily recovered through state and FERC rates and did not impact net income.
Depreciation and amortization
increased 6%, primarily due to various projects being placed into service ($22 million), partially offset by the absence of depreciation from certain electric generation facilities and automated meter reading infrastructure that were retired early ($11 million).
Impairment of assets and other charges
increased $38 million, reflecting charges related to a $21 million charge for disallowance of state-regulated plant and the abandonment of certain property, plant and equipment ($17 million).
Other income
decreased 40%, primarily reflecting a decrease in net investment earnings on nuclear decommissioning trust funds.
Income tax expense
decreased 27%, primarily due to higher renewable energy investment tax credits.
Year-To-Date
2019 vs. 2018
Net revenue
increased 11%, primarily reflecting:

•	The absence of a $215 million charge associated with Virginia legislation enacted in March 2018 that required one-time rate credits of certain amounts to utility customers;

•	A $198 million increase from rate adjustment clauses; and

•
A $34 million decrease in electric capacity expense related to the annual PJM capacity performance market effective June 2019 ($35 million) and a contract termination with a non-utility
generator ($25 million), partially offset by the annual PJM capacity performance market effective June 2018 ($26 million); partially offset by

14

•
A $33 million decrease in sales to retail customers from lower heating degree days during the heating season partially offset by a $25 million increase from higher cooling degree days during the cooling season.

Other operations and maintenance
increased 4%, primarily reflecting:

•	A $190 million charge related to a voluntary retirement program; and

•	A $44 million increase in certain transmission-related expenses. These expenses were primarily recovered through state and FERC rates and did not impact net income; partially offset by

•	A $113 million benefit from the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019; and

•	The absence of an $81 million charge associated primarily with future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018.

Depreciation and amortization
increased 9%, due to various projects being placed into service ($71 million) and the absence of a benefit for the retroactive application of depreciation rates for regulated nuclear plants to comply with Virginia Commission requirements ($31 million), partially offset by the absence of depreciation from certain electric generation facilities and automated meter reading infrastructure that were retired early ($29 million).
Impairment of assets and other charges
increased $781 million, primarily reflecting:

•	A $368 million charge related to the early retirement of certain electric generation facilities;

•	A $160 million charge related to the planned early retirement of certain automated meter reading infrastructure;

•	A $135 million charge related to contract termination with a non-utility generator;

•	A $62 million charge related to the abandonment of a project at an electric generating facility;

•	A $21 million charge for disallowance of state-regulated plant; and

•	A $17 million charge related to the abandonment of certain property, plant and equipment.

Other income
increased 39%, primarily reflecting an increase in net investment earnings on nuclear decommissioning trust funds.
Income tax expense
decreased 56%, primarily due to lower
pre-tax
income ($122 million) and higher renewable energy investment tax credits ($26 million).
Dominion Energy Gas
Results of Operations
Presented below is a summary of Dominion Energy Gas’ consolidated results:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Net income attributable to Dominion Energy Gas	$151	$191	$(40)	$460	$454	$6

Overview
Third Quarter 2019 vs. 2018
Net income attributable to Dominion Energy Gas decreased 21%, primarily due to the absence of gains related to agreements to convey shale development rights under natural gas storage fields.
Year-To-Date
2019 vs. 2018

15

Net income increased 1%, primarily due to the absence of a charge for disallowance of FERC-regulated plant and the commercial operations of the Liquefaction Facility, partially offset by the absence of gains related to agreements to convey shale development rights under natural gas storage fields and a charge related to a voluntary retirement program.
Analysis of Consolidated Operations
Presented below are selected amounts related to Dominion Energy Gas’ results of operations:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Operating revenue	$502	$533	$(31)	$1,598	$1,431	$167
Purchased (excess) gas	3	(10)	13	12	(2)	14
Other energy-related purchases	1	1	—	2	3	(1)

Net revenue	498	542	(44)	1,584	1,430	154

Other operations and maintenance	166	178	(12)	552	532	20
Depreciation and amortization	92	91	1	274	241	33
Other taxes	40	35	5	118	87	31
Impairment of assets and other charges	—	1	(1)	13	127	(114)
Gains on sales of assets	(2)	(65)	63	(2)	(116)	114
Earnings from equity method investees	8	10	(2)	30	41	(11)
Other income	46	18	28	131	51	80
Interest and related charges	88	52	36	261	102	159
Income tax expense	38	69	(31)	104	100	4
Net income from discontinued operations	45	33	12	125	135	(10)
Noncontrolling interests	24	51	(27)	90	130	(40)

An analysis of Dominion Energy Gas’ results of operations follows:
Third Quarter 2019 vs. 2018
Net revenue
decreased 8%, primarily reflecting:

•	A $26 million decrease in services performed for Atlantic Coast Pipeline;

•	A $12 million increase in net fuel costs; and

•	A $10 million increase in credits associated with the start-up phase of the Liquefaction Facility.

Other operations and maintenance
decreased 7%, primarily due to a decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income.
Gains on sales of assets
decreased 97%, primarily due to the absence of gains related to agreements to convey shale development rights under natural gas storage fields.

16

Other income
increased $28 million, primarily due to interest income from Cove Point’s promissory notes receivable from Dominion Energy issued in 2018.
Interest and related charges
increased 69%, primarily due to Cove Point’s term loan borrowings ($34 million) and higher interest expense due to increased affiliate borrowings ($4 million).
Income tax expense
decreased 45%, primarily due to lower
pre-tax
income ($20 million) and the absence of impacts from the 2017 Tax Reform Act ($15 million).
Noncontrolling interests
decreased 53%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.
Year-To-Date
2019 vs. 2018
Net revenue
increased 11%, primarily reflecting:

•
A $236 million increase from the Liquefaction Facility, including terminalling services provided to the Export Customers ($190 million), a decrease in credits associated with the start-up
phase ($25 million) and regulated gas transportation contracts to serve the Export Customers ($23 million); partially offset by

•	A $75 million decrease in services performed for Atlantic Coast Pipeline; and

•	A $24 million increase in net fuel costs.

Other operations and maintenance
increased 4% primarily reflecting:

•	A $39 million charge related to a voluntary retirement program;

•
A $25 million increase in operating expenses from the commercial operations of the Liquefaction Facility and costs associated with regulated gas transportation contracts to serve the Export Customers; and

•	A $20 million increase in salaries, wages and benefits and general administrative expenses, partially offset by

•	A $74 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income.

Depreciation and amortization
increased 14%, primarily due to growth projects being placed into service, including the Liquefaction Facility.
Other taxes
increased 36%, primarily due to property taxes associated with the Liquefaction Facility.
Impairment of assets and other charges
decreased 90%, due to the absence of a charge for disallowance of FERC-regulated plant ($127 million), partially offset by the abandonment of the Sweden Valley project ($13 million).
Gains on sales of assets
decreased 98%, primarily due to the absence of gains related to agreements to convey shale development rights under natural gas storage fields.
Earnings from equity method investee
s
decreased 27%, primarily due to lower earnings from unsubscribed capacity as a result of a decrease in heating degree days at Iroquois.
Other income
increased $80 million, primarily due to interest income from Cove Point’s promissory notes receivable from Dominion Energy issued in 2018.
Interest and related charges
increased $159 million, primarily due to Cove Point’s term loan borrowings ($101 million), the absence of capitalization of interest expense associated with the Liquefaction Facility upon completion of construction ($46 million) and higher interest expense due to increased affiliate borrowings ($16 million).
Income tax expense
increased 4%, primarily due to the absence of impacts from the 2017 Tax Reform Act ($15 million), substantially offset by the absence of a state legislative change ($18 million).

17

Noncontrolling interests
decreased 31%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.
Liquidity and Capital Resources
Dominion Energy depends on both internal and external sources of liquidity to provide working capital and as a bridge to long-term debt financings. Short-term cash requirements not met by cash provided by operations are generally satisfied with proceeds from short-term borrowings. Long-term cash needs are met through issuances of debt and/or equity securities.
At September 30, 2019, Dominion Energy had $3.5 billion of unused capacity under its credit facility. See Note 17 to the Consolidated Financial Statements for more information.
A summary of Dominion Energy’s cash flows is presented below:

	2019	2018
(millions)
Cash, restricted cash and equivalents at January 1	$391	$185
Cash flows provided by (used in):
Operating activities	3,709	3,711
Investing activities	(3,160)	(3,369)
Financing activities	(500)	(140)

Net increase in cash, restricted cash and equivalents	49	202

Cash, restricted cash and equivalents at September 30	$440	$387

Operating Cash Flows
Net cash provided by Dominion Energy’s operating activities was substantially consistent as increases in property tax payments
,
decreased customer deposits, increased interest payments, higher customer refunds, a contract termination payment to a non-utility
generator and an increase in merger and integration-related costs associated with the SCANA Combination were substantially offset by higher deferred fuel cost recoveries at Virginia Power, the commencement of commercial operations of the Liquefaction Facility and operations acquired from the SCANA Combination.
Dominion Energy believes that its operations provide a stable source of cash flow to contribute to planned levels of capital expenditures and maintain or grow the dividend on common shares.
Dominion Energy’s operations are subject to risks and uncertainties that may negatively impact the timing or amounts of operating cash flows, which are discussed in Item 1A. Risk Factors in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019.
Credit Risk
Dominion Energy’s exposure to potential concentrations of credit risk results primarily from its energy marketing and price risk management activities. Presented below is a summary of Dominion Energy’s credit exposure as of September 30, 2019 for these activities. Gross credit exposure for each counterparty is calculated prior to the application of collateral and represents outstanding receivables plus any unrealized on-
or
off-balance
sheet exposure, taking into account contractual netting rights.

	Gross Credit Exposure	Credit Collateral	Net Credit Exposure
(millions)
Investment grade (1)	$88	$—	$88
Non-investment grade (2)	—	—	—
No external ratings:
Internally rated—investment grade (3)	48	—	48
Internally rated—non-investment grade (4)	13	—	13

Total (5)	$149	$—	$149

18

(1)
Designations as investment grade are based upon minimum credit ratings assigned by Moody’s Investors Service and Standard & Poor’s. The five largest counterparty exposures, combined, for this category represented approximately 36% of the total net credit exposure.

(2)	The five largest counterparty exposures, combined, for this category represented less than 1% of the total net credit exposure.

(3)	The five largest counterparty exposures, combined, for this category represented approximately 32% of the total net credit exposure.

(4)	The five largest counterparty exposures, combined, for this category represented approximately 6% of the total net credit exposure.

(5)
Excludes agreements approved by PURA, which commenced in October 2019, with Eversource Energy and The United Illuminating Company for Millstone to provide an estimated nine million MWh per year of electricity for ten years.

Investing Cash Flows
Net cash used in Dominion Energy’s investing activities decreased $209 million, primarily due to cash and restricted cash acquired in the SCANA Combination and proceeds from the sale of Blue Racer, partially offset by an increase in plant construction and other property additions.
Financing Cash Flows and Liquidity
Dominion Energy relies on capital markets as significant sources of funding for capital requirements not satisfied by cash provided by its operations. As discussed further in
Credit Ratings
and
Debt Covenants
in MD&A in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, the ability to borrow funds or issue securities and the return demanded by investors are affected by credit ratings. In addition, the raising of external capital is subject to certain regulatory requirements, including registration with the SEC for certain issuances.
Dominion Energy currently meets the definition of a well-known seasoned issuer under SEC rules governing the registration, communications and offering processes under the Securities Act of 1933, as amended. The rules provide for a streamlined shelf registration process to provide registrants with timely access to capital. This allows Dominion Energy to use automatic shelf registration statements to register any offering of securities, other than those for exchange offers or business combination transactions.
Net cash used by Dominion Energy’s financing activities increased $360 million, primarily due to net debt repayments in 2019, compared to net debt issuances in 2018 and higher common dividend payments, partially offset by higher issuance of common stock and the issuance of the 2019 Equity Units.
In November 2017, Dominion Energy filed an SEC shelf registration statement for the sale of up to $3.0 billion of variable denomination floating rate demand notes, called Dominion Energy Reliability Investment
SM
. The registration limits the principal amount that may be outstanding at any one time to $1.0 billion. The notes are offered on a continuous basis and bear interest at a floating rate per annum determined by the Dominion Energy Reliability Investment Committee, or its designee, on a weekly basis. The notes have no stated maturity date, are non-transferable
and may be redeemed in whole or in part by Dominion Energy or at the investor’s option at any time. The balance as of September 30, 2019 was $26 million. The notes are short-term debt obligations on Dominion Energy’s Consolidated Balance Sheets. The proceeds will be used for general corporate purposes and to repay debt.
In January 2019, Dominion Energy acquired all outstanding partnership interests of Dominion Energy Midstream not owned by Dominion Energy through the issuance of 22.5 million common shares.
In January 2019, in connection with the SCANA Combination, Dominion Energy issued 95.6 million shares of Dominion Energy common stock, valued at $6.8 billion, representing 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock outstanding at closing. SCANA’s outstanding debt totaled $6.9 billion at closing.
In June 2019, Dominion Energy issued $1.6 billion of 2019 Equity Units, initially in the form of 2019 Series A Corporate Units. The Corporate Units are listed on the NYSE under the symbol DCUE.
In August 2019, Dominion Energy issued 18.5 million shares to settle the stock purchase contracts entered into as part of the 2016 Equity Units and received proceeds of $1.4 billion.
See Note 17 to the Consolidated Financial Statements in this report for further information regarding Dominion Energy’s credit facilities, liquidity and significant financing transactions.
Credit Ratings
Credit ratings are intended to provide banks and capital market participants with a framework for comparing the credit quality of securities and are not a recommendation to buy, sell or hold securities. In the
Credit Ratings
section of MD&A in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, there is a discussion on the use of capital markets by Dominion Energy as well as the impact of credit ratings on the accessibility and costs of using these markets. As of September 30, 2019, there have been no changes in Dominion Energy’s credit ratings.
Debt Covenants
In the
Debt Covenants
section of MD&A in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019, there is a discussion on the various covenants present in the enabling agreements underlying Dominion Energy’s debt. As of September 30, 2019, there have been no material changes to debt covenants, nor any events of default under Dominion Energy’s debt covenants.
Future Cash Payments for Contractual Obligations and Planned Capital Expenditures
As of September 30, 2019, there have been no material changes outside the ordinary course of business to Dominion Energy’s contractual obligations nor any material changes to planned capital expenditures as disclosed in MD&A in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019.
Use of
Off-Balance
Sheet Arrangements
In August 2019, construction of the new corporate office property was substantially complete and the facility was able to be occupied resulting in the commencement of the five-year lease term. See Note 15 to the Consolidated Financial Statements in this report for additional information. As of September 30, 2019, there have been no other material changes in the off-balance
sheet arrangements disclosed in MD&A in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019.
Future Issues and Other Matters
The following discussion of future issues and other information includes current developments of previously disclosed matters and new issues arising during the period covered by, and subsequent to, the dates of Dominion Energy’s Consolidated Financial Statements that may impact future results of operations, financial condition and/or cash flows. This section should be read in conjunction with
Item
 1. Business
and
Future Issues and Other Matters
in MD&A in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019,
Future Issues and Other Matters
in MD&A in the Companies’ Quarterly Reports on Form
10-Q
for the quarters ended March 31, 2019 and June 30, 2019 and Note 18 to the Consolidated Financial Statements in this report.
Environmental Matters
Dominion Energy is subject to costs resulting from a number of federal, state and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations. They can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations. See Note 22 to the Consolidated Financial Statements in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019, Note 17 to the Consolidated Financial Statements in the Companies’ Quarterly Report on Form
10-Q
for the quarter ended March 31, 2019, Note 18 to the Consolidated Financial Statements in the Companies’ Quarterly Report on Form
10-Q
for the quarter ended June 30, 2019 and Note 18 in this report for additional information on various environmental matters.
Legal Matters
See
Notes 3, 13 and 22 to the Consolidated Financial Statements in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019, Notes 13 and 17 to the Consolidated Financial Statements and
Item 1. Legal Proceedings
in the Companies’ Quarterly Report on Form
10-Q
for the quarter ended March 31, 2019, Notes 13 and 18 to the Consolidated Financial Statements and
Item 1. Legal Proceedings
in the Companies’ Quarterly Report on Form
10-Q
for the quarter ended June 30, 2019 and Notes 13 and 18 to the Consolidated Financial Statements in this report for additional information on various legal matters.
Regulatory Matters
See Notes 3 and 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form
10-K
for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019, Note 13 to the Consolidated Financial Statements in the Companies’ Quarterly Reports on Form
10-Q
for the quarters ended March 31, 2019 and June 30, 2019 and Note 13 to the Consolidated Financial Statements in this report for additional information on various regulatory matters.
Atlantic Coast Pipeline

20

In September 2014, Dominion Energy, along with Duke and Southern Company Gas, announced the formation of Atlantic Coast Pipeline. Atlantic Coast Pipeline is focused on constructing an approximately
600-mile
natural gas pipeline running from West Virginia through Virginia to North Carolina. Atlantic Coast Pipeline has continued to experience delays in obtaining permits necessary for construction along with construction delays due to judicial actions. In October 2019, the Supreme Court of the U.S. agreed to hear Atlantic Coast Pipeline’s request to hear the case regarding the Appalachian Trail crossing. The Supreme Court of the U.S. is expected to issue a ruling by June 2020. Atlantic Coast Pipeline is also evaluating possible legislative remedies to this issue. Given the legal challenges and ongoing discussions with customers, project construction is expected to be completed by the end of 2021, with full in-service
in early 2022. Project cost estimates are $7.3 billion to $7.8 billion, excluding financing costs. Project construction activities, schedules and costs are subject to uncertainty due to permitting and/or work delays (including due to judicial or regulatory action), abnormal weather and other conditions that could result in cost or schedule modifications in the future, a suspension of AFUDC for Atlantic Coast Pipeline and/or impairment charges potentially material to Dominion Energy’s cash flows, financial position and/or results of operations. See Note 10 to the Consolidated Financial Statements in this report for more information.
Supply Header Project
In December 2014, DETI entered into a precedent agreement with Atlantic Coast Pipeline for the Supply Header project, a project to provide approximately 1,500,000 Dths per day of firm transportation service to various customers. Atlantic Coast Pipeline has continued to experience delays in obtaining permits necessary for construction and delays in construction due to judicial actions. As a result, project cost estimates are $725 million to $775 million, excluding financing costs. Project construction is expected to be completed by the end of 2021 with full in-service
in early 2022.
Millstone Agreement
In November 2017, Connecticut adopted the Act Concerning Zero Carbon Solicitation and Procurement, which allows nuclear generating facilities to compete for power purchase agreements in a state sponsored procurement for electricity. In February 2018, Connecticut regulators recommended pursuing the procurement. In May 2018, Millstone petitioned to be considered an “existing resource confirmed at risk” and subsequently participated in the state sponsored procurement for electricity. Being considered “at risk” allows the Department of Energy and Environmental Protection to consider factors other than price, such as environmental and economic benefits, when evaluating Dominion Energy’s bids. In December 2018, PURA confirmed that Millstone should be considered an “existing resource confirmed at risk” in the state’s Department of Energy and Environmental Protection zero carbon procurement. An agreement was reached in March 2019 between Dominion Energy, Eversource Energy and The United Illuminating Company for Millstone to provide nine million MWh per year of electricity for ten years. In September 2019, PURA approved the agreement, which commenced in October 2019.
Coastal Virginia Offshore Wind Project
In November 2018, Virginia Power received approval from the Virginia Commission to develop two 6 MW wind turbines off the coast of Virginia for the Coastal Virginia Offshore Wind project, expected to cost approximately $300 million and to be in service in late 2020. In September 2019, Virginia Power filed an application with PJM to interconnect 2,640 MW of wind energy between 2024 and 2026 off the coast of Virginia as an expansion of the Coastal Virginia Offshore Wind project, expected to increase the total cost by up to approximately $8 billion.
Align RNG
In November 2018, Dominion Energy announced the formation of Align RNG, an equal partnership with Smithfield Foods, Inc. As announced in October 2019, Align RNG expects to invest $500 million to develop assets to capture methane from hog farms across Virginia, North Carolina, Utah, Arizona and California and convert it into pipeline quality natural gas.

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